As filed with the Securities and Exchange Commission on October 29, 2001.
                                                      Registration No. 333-70920
--------------------------------------------------------------------------------
                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                 PRE-EFFECTIVE
                                   AMENDMENT
                                     NO. 1
                                       TO
                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                         Regions Financial Corporation
             (Exact Name of Registrant as Specified in its Charter)
                             ----------------------



           Delaware                           6711                    63-0589368
(State or Other Jurisdiction of   (Primary Standard Industrial    (I.R.S. Employer
Incorporation or Organization)     Classification Code Number)   Identification No.)

                              417 North 20th Street
                              Birmingham, AL 35203
                                 (205) 944-1300
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ----------------------
                             Samuel E. Upchurch, Jr.
                     General Counsel and Corporate Secretary
                              417 North 20th Street
                              Birmingham, AL 35203
                                 (205) 326-7860
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                             ----------------------
                                   Copies to:


       CHARLES C. PINCKNEY               FRANK M. CONNER III                  WILLIAM T. LUEDKE IV
   LANGE, SIMPSON, ROBINSON &             ALSTON & BIRD LLP               BRACEWELL & PATTERSON LLP
          SOMERVILLE LLP           601 PENNSYLVANIA AVENUE, N.W.      711 LOUISIANA STREET, SUITE 2900
417 NORTH 20TH STREET, SUITE 1700    NORTH BUILDING, TENTH FLOOR            HOUSTON, TEXAS 77002
       BIRMINGHAM, AL 35203             WASHINGTON, D.C. 20004                  (713) 221-2900
         (205) 250-5000                    (202) 756-3300

                              --------------------

     Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                              --------------------



     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), shall determine.

          PROXY STATEMENT                                PROSPECTUS
  FIRST BANCSHARES OF TEXAS, INC.              REGIONS FINANCIAL CORPORATION
                                          UP TO 1,108,758 SHARES OF COMMON STOCK


                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

         The boards of directors of First Bancshares of Texas, Inc., a bank holding company headquartered in Houston, Texas, and Regions Financial Corporation, a bank holding company and financial holding company headquartered in Birmingham, Alabama, have agreed on a merger of First Bancshares and Regions. Regions will be the surviving corporation in the merger.

         If the merger is completed, you will receive .589 of a share of Regions common stock for each share of First Bancshares common stock you own, subject to possible adjustment. The .589 of a share multiple, as it may be adjusted, is referred to as the "exchange ratio." Regions stockholders will continue to own their existing shares of Regions common stock after the merger.


         Regions common stock is quoted on the Nasdaq National Market under the symbol "RGBK." Based on the closing price of Regions common stock on October 26, 2001, of $28.14 and the .589 exchange ratio, you will receive approximately $16.57 worth of Regions common stock for each share of First Bancshares common stock you own. The .589 exchange ratio is subject to possible adjustment in limited circumstances as described in this proxy statement-prospectus. The actual value of the Regions common stock received by First Bancshares stockholders in the merger will depend on the market value of Regions common stock at the time we complete the merger.



         First Bancshares has scheduled a special meeting for its stockholders to vote on the merger, to be held at 9:00 a.m., local time, on November 20, 2001, at 2001 Kirby Drive, Suite 808, Houston, Texas, 77019. We cannot complete the merger unless the stockholders of First Bancshares approve it.



         This proxy statement-prospectus provides you with detailed information about the proposed merger. You can also get information about Regions from other documents filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.


         ALSO, YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 13 OF THIS PROXY STATEMENT-PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE REGIONS COMMON STOCK TO BE ISSUED UPON COMPLETION OF THE MERGER OR DETERMINED IF THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The date of this proxy statement-prospectus is October 31, 2001. It is first being mailed on or about October 31, 2001.

                      HOW TO OBTAIN ADDITIONAL INFORMATION

         This proxy statement-prospectus incorporates important business and financial information about Regions Financial Corporation that is not included in or delivered with this document. This information is described on page 60 under the caption "Where You Can Find More Information." A copy of each of the following documents previously filed by Regions with the Securities and Exchange Commission accompanies this proxy statement-prospectus:

Annual Report on Form 10-K for the year ended December 31, 2000
Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 Quarterly Report on Form 10-Q for the quarter ended June 30, 2001
Current Report on Form 8-K filed January 18, 2001
Current Report on Form 8-K filed February 26, 2001
Current Report on Form 8-K filed March 5, 2001
Current Report on Form 8-K filed March 30, 2001
Current Report on Form 8-K filed October 25, 2001

You can obtain additional copies of this information without charge from Regions by writing or calling:


                  Regions Financial Corporation
                  417 North 20th Street
                  Birmingham, AL  35203
                  Attention: Shareholder Relations
                  Telephone: (205) 326-7090


IN ORDER TO OBTAIN TIMELY DELIVERY OF THE DOCUMENTS, YOU MUST REQUEST THE INFORMATION BY NOVEMBER 13, 2001.

                         FIRST BANCSHARES OF TEXAS, INC.
               2001 KIRBY DRIVE, SUITE 808, HOUSTON, TEXAS, 77019

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


                            TO BE HELD NOVEMBER 20, 2001



         First Bancshares of Texas, Inc. will hold a Special Meeting of Stockholders at First Bancshares' main office, located at 2001 Kirby Drive, Suite 808, Houston, Texas, 77019 on November 20, 2001, at 9:00 a.m., local time. At the special meeting the following matters will be presented for stockholder vote:


         1. Merger. The Agreement and Plan of Merger, dated as of August 3, 2001, by and between First Bancshares and Regions Financial Corporation. If the agreement is approved and the merger is completed, (1) First Bancshares will merge with and into Regions with Regions as the surviving corporation and (2) each share of First Bancshares common stock (excluding certain shares held by First Bancshares, Regions, or their respective subsidiaries and excluding all shares held by stockholders who perfect their dissenters' rights) will be converted into .589 of a share of Regions common stock, subject to possible adjustment, with cash to be paid instead of any remaining fractional share interest, all as described more fully in the accompanying proxy statement-prospectus; and

         2. Other Business. Such other business as may properly come before the special meeting, including adjourning the special meeting to permit, if necessary, further solicitation of proxies.


         Stockholders of record at the close of business on October 19, 2001, will receive notice of and may vote at the special meeting or any adjournment or postponement thereof.


         You have a right to dissent from the merger and obtain payment of the fair value of your First Bancshares shares in cash by complying with the applicable provisions of Texas law, which are attached to the accompanying proxy statement-prospectus as Appendix C.

         Your board of directors unanimously recommends that you vote FOR the proposals listed above.


         We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the special meeting in person. The proxy may be revoked by the person executing the proxy by filing with the Corporate Secretary of First Bancshares an instrument of revocation or a duly executed proxy bearing a later date or by electing to vote in person at the special meeting.


                                     By Order of the Board of Directors

                                     Mary Melville
                                     Corporate Secretary


October 31, 2001

                                TABLE OF CONTENTS

SUMMARY.......................................................................................................1
    The Companies.............................................................................................1
    The Merger................................................................................................1
    Comparative Per Share Market Price Information............................................................2
    Reasons for the Merger....................................................................................2
    Fairness Opinion of First Bancshares' Financial Advisor...................................................2
    The Special Meeting.......................................................................................3
    Recommendations to Stockholders...........................................................................3
    Voting Rights at the Special Meeting......................................................................3
    Stockholder Vote Required.................................................................................3
    Share Ownership of Management and Certain Stockholders....................................................3
    Effective Time............................................................................................3
    Exchange of Stock Certificates............................................................................4
    Regulatory Approvals and Other Conditions to Completion of the Merger.....................................4
    Termination and Amendment of the Merger Agreement.........................................................4
    Federal Income Tax Consequences...........................................................................5
    Accounting Treatment......................................................................................5
    Interests of Certain Persons in the Merger That May Be Different from Yours...............................5
    Dissenters' Appraisal Rights..............................................................................5
    Certain Differences in Stockholders' Rights...............................................................6
    Comparative Per Share Data................................................................................6
    Selected Financial Data...................................................................................8
RISK FACTORS.................................................................................................13
    General..................................................................................................13
    Risks Relating to the Merger.............................................................................13
THE SPECIAL MEETING..........................................................................................14
    General..................................................................................................14
    Record Date; Vote Required...............................................................................15
THE MERGER...................................................................................................16
    General..................................................................................................16
    Possible Adjustment of Exchange Ratio....................................................................16
    Background of the Merger.................................................................................17
    First Bancshares' Reasons for the Merger.................................................................19
    Regions' Reasons for the Merger..........................................................................20
    Opinion of First Bancshares' Financial Advisor...........................................................21
    Effective Time of the Merger.............................................................................26
    Distribution of Regions Stock Certificates and Payment For Fractional Shares.............................26
    Conditions to Completion of the Merger...................................................................27
    Regulatory Approvals.....................................................................................28
    Waiver, Amendment, and Termination of the Merger Agreement...............................................28
    Conduct of Business Pending the Merger...................................................................29
    Management Following the Merger..........................................................................30
    Interests of Certain Persons in the Merger...............................................................30
    Dissenting Stockholders..................................................................................31
    Federal Income Tax Consequences of the Merger............................................................34
    Accounting Treatment.....................................................................................35

    Expenses and Fees........................................................................................35
    Resales of Regions Common Stock..........................................................................35
EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS...............................................................36
    Antitakeover Provisions Generally........................................................................36
    Authorized Capital Stock.................................................................................37
    Amendment of Certificate or Articles of Incorporation and Bylaws.........................................38
    Classified Board of Directors and Absence of Cumulative Voting...........................................38
    Removal of Directors.....................................................................................39
    Limitations on Director Liability........................................................................39
    Indemnification..........................................................................................40
    Special Meetings of Stockholders.........................................................................40
    Actions by Stockholders Without a Meeting................................................................41
    Stockholder Nominations..................................................................................41
    Mergers, Consolidations, and Sales of Assets Generally...................................................41
    Business Combinations with Certain Persons...............................................................42
    Dissenters' Rights.......................................................................................42
    Stockholders' Rights to Examine Books and Records........................................................43
    Dividends................................................................................................43
COMPARATIVE MARKET PRICES AND DIVIDENDS......................................................................45
INFORMATION ABOUT FIRST BANCSHARES...........................................................................47
    Business and Properties..................................................................................47
    Competition..............................................................................................48
    Legal Proceedings........................................................................................48
    Management...............................................................................................48
    Transactions with Management.............................................................................49
    Voting Securities and Principal Stockholders.............................................................49
INFORMATION ABOUT REGIONS....................................................................................51
    General..................................................................................................51
    Recent Developments......................................................................................51
SUPERVISION AND REGULATION...................................................................................53
    General..................................................................................................53
    Payment of Dividends.....................................................................................54
    Capital Adequacy.........................................................................................55
    Prompt Corrective Action.................................................................................56
    FDIC Insurance Assessments...............................................................................57
DESCRIPTION OF REGIONS COMMON STOCK..........................................................................58
STOCKHOLDER PROPOSALS........................................................................................58
FORWARD LOOKING STATEMENTS...................................................................................58
EXPERTS......................................................................................................59
OPINIONS.....................................................................................................60
WHERE YOU CAN FIND MORE INFORMATION..........................................................................60
APPENDIX A-Agreement and Plan of Merger.....................................................................A-1
APPENDIX B-Opinion of Hoefer & Arnett, Incorporated ........................................................B-1
APPENDIX C-Copy of Articles 5.11, 5.12, and 5.13, Texas Business Corporation Act,
  pertaining to dissenters' rights..........................................................................C-1

                                     SUMMARY

         This summary highlights selected information from this proxy statement-prospectus. It does not contain all of the information that is important to you. You should carefully read this entire document and all other documents to which we refer in this document in order to understand fully the merger and to obtain a more complete description of the legal terms of the merger. See "Where You Can Find More Information" on page 60. Each item in this summary includes a page reference that directs you to a more complete description in this document of the topic discussed.

THE COMPANIES (PAGES 47 AND 51)

FIRST BANCSHARES OF TEXAS, INC.
2001 Kirby Drive, Suite 808
Houston, Texas, 77019
(713) 522-5970

         First Bancshares is incorporated in Texas and is a bank holding company. First Bancshares owns First Bank of Texas, a commercial bank which serves customers in Harris, Hamilton, and Montgomery Counties. As of June 30, 2001, First Bancshares' total assets were about $169.2 million, deposits were about $151.8 million, and stockholders' equity was about $13.1 million.

REGIONS FINANCIAL CORPORATION
417 North 20th Street
Birmingham, Alabama 35203
(205) 944-1300

         Regions is incorporated in Delaware and is a regional bank holding company and financial holding company. Through its subsidiaries, Regions provides banking and other financial services. Regions has banking operations in Alabama, Arkansas, Florida, Georgia, Louisiana, South Carolina, Tennessee, and Texas. As of June 30, 2001, Regions' total assets were about $45.1 billion, deposits were about $31.2 billion, and stockholders' equity was about $3.8 billion.

THE MERGER (PAGE 16)

         If we complete the merger, Regions will be the surviving corporation. When the merger is completed, you will receive .589 of a share of Regions stock for each share of First Bancshares stock that you own, subject to possible adjustment. You will not receive any fraction of a share of Regions common stock. Instead, you will receive a cash payment for any fraction of a share of Regions common stock to which you may become entitled.

         If you elect to dissent from the merger under Texas law and follow the required procedures, you will receive a cash payment for your shares of First Bancshares common stock instead of receiving Regions common stock in the merger. More information about your rights to dissent from the merger, and the procedures you must follow should you choose to do so, is included under the heading "The Merger -- Dissenting Stockholders" on page 31.

         The exchange ratio of .589 of a share of Regions common stock for each share of First Bancshares common stock could be adjusted under limited circumstances. If the average of the daily last sales prices of Regions common stock over a five trading day period following the mailing of this proxy statement-prospectus is less than $26.00 or greater than $36.00, then the exchange ratio will be adjusted under a formula included in the merger agreement. The intent of the formula is that you will not bear the risk of a sharp decline, and likewise will not realize the benefit of a sharp increase, in the price of Regions common stock between the date of the merger agreement and approximately November 7, 2001. The adjustment mechanism is explained in detail under the heading "The Merger--Possible Adjustment of Exchange Ratio" on page 16.


         We have attached the merger agreement to this proxy statement-prospectus as Appendix A. We encourage you to read the merger agreement. It is the legal document that establishes the terms and conditions of the merger.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (PAGE 45)


         Shares of Regions are quoted on the Nasdaq National Market under the symbol "RGBK." Shares of First Bancshares are not quoted on any established market. On August 10, 2001, the last full trading day prior to the public announcement of the merger, Regions stock closed at $32.00 per share. As of that date the last known price of First Bancshares stock was $13.50 per share on August 7, 2001. On October 26, 2001, Regions stock closed at $28.14 per share and the last known price of First Bancshares stock was $17.00 per share on September 4, 2001.



         Based on the exchange ratio of .589 of a share, the market value of the consideration that First Bancshares stockholders will receive in the merger for each share of First Bancshares common stock would be $18.85 based on Regions' August 10, 2001 closing price and $16.57 based on Regions' October 26, 2001 closing price. Of course, the market price of Regions common stock will fluctuate prior to and after completion of the merger, while the exchange ratio will be fixed on or about November 7, 2001. Therefore, you should obtain current stock price quotations for Regions common stock.


REASONS FOR THE MERGER (PAGE 19)

         First Bancshares and Regions believe that the merger will result in a company with expanded opportunities for profitable growth. In addition, we anticipate that the combined resources of First Bancshares and Regions will improve our ability to compete in First Bancshares' market area.

         To review the background of and reasons for the merger in greater detail, please see the discussion under the headings "The Merger--Background of the Merger" and "The Merger--First Bancshares' Reasons for the Merger" on pages 17 and 19.

FAIRNESS OPINION OF FIRST BANCSHARES' FINANCIAL ADVISOR (PAGE 21)

         In deciding to approve the merger, the First Bancshares board of directors considered the opinion of its financial advisor Hoefer & Arnett, Incorporated that as of the date of the opinion the exchange ratio was fair to the First Bancshares stockholders from a financial point of view. We have attached this opinion as Appendix B to this proxy statement-prospectus. You should read it carefully.

THE SPECIAL MEETING (PAGE 13)


         The First Bancshares special meeting will be held at First Bancshares' main office, 2001 Kirby Drive, Suite 808, Houston, Texas, 77019, at 9:00 a.m. on November 20, 2001. At the special meeting, First Bancshares stockholders will be asked to approve the merger agreement.


RECOMMENDATIONS TO STOCKHOLDERS (PAGE 19)

         The First Bancshares board of directors has approved the merger agreement and the merger and believes that the merger is fair to you and in your best interests. The board of directors unanimously recommends that you vote "FOR" the proposal to approve the merger agreement and the merger.

VOTING RIGHTS AT THE SPECIAL MEETING (PAGE 15)


         You can vote at the First Bancshares special meeting if you owned First Bancshares common stock as of the close of business on October 19, 2001, the record date. On that date, 1,737,864 shares of First Bancshares common stock were outstanding and therefore are allowed to vote at the special meeting. You will be able to cast one vote for each share of First Bancshares common stock you owned on October 19, 2001. Participants in the First Bancshares employee stock ownership plan are entitled to direct the trustees of the plan how to vote the shares of First Bancshares' common stock held by the plan. A separate request for voting instructions directing the trustees how to vote the shares held by the First Bancshares employee stock ownership plan will be sent to the participants in the plan.



         Regions stockholders will not vote on the merger.

STOCKHOLDER VOTE REQUIRED (PAGE 15)

         To approve the merger, First Bancshares stockholders who hold on the record date a majority of the outstanding shares of common stock entitled to vote on the merger agreement must vote for the merger. If you do not vote, this will have the same effect as a vote against the merger.

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS (PAGE 47)

         All together, the directors and officers of First Bancshares, their immediate family members and entities they control can cast about 38.04% of the votes entitled to be cast at the First Bancshares special meeting. The members of the First Bancshares board of directors have agreed to vote all of shares over which they have voting authority (other than as a fiduciary) in favor of the merger.

EFFECTIVE TIME (PAGE 26)

         The merger will become final at the time specified in the Certificate of Merger reflecting the merger to be filed with the Secretary of State of the state of Delaware and the Articles of Merger reflecting the merger to be filed with the Secretary of State of the state of Texas. If First Bancshares stockholders approve the merger at the special meeting, and Regions obtains all required regulatory approvals, we currently anticipate that the merger will be completed during the fourth quarter of 2001. First Bancshares and

Regions cannot assure you that we can obtain the necessary stockholder and regulatory approvals or that the other conditions to completion of the merger can or will be satisfied.

EXCHANGE OF STOCK CERTIFICATES (PAGE 26)

         Promptly after the merger is completed, you will receive a letter and instructions on how to surrender your First Bancshares stock certificates in exchange for Regions stock certificates. You will need to carefully review and complete these materials and return them as instructed along with your stock certificates for First Bancshares common stock. You should not send First Bancshares, Regions, or Regions' transfer agent any stock certificates until you receive these instructions.

REGULATORY APPROVALS AND OTHER CONDITIONS TO COMPLETION OF THE MERGER (PAGE 27)

         Regions is required to notify and obtain approvals from certain government regulatory agencies before the merger may be completed, including the Federal Reserve and other federal and state banking regulators. We expect that Regions will obtain all required regulatory approvals, but we cannot assure you that these regulatory approvals will be obtained.

         In addition to the required regulatory approvals, the merger will be completed only if certain conditions, including, but not limited to the following, are met or, if waivable, waived:

- First Bancshares stockholders approve the merger agreement and the merger at the special meeting;

- First Bancshares and Regions each receive an opinion of counsel that the merger will qualify as a tax-free reorganization; and

- neither Regions nor First Bancshares has breached in any material respect any of its representations or obligations under the merger agreement.

         In addition to these conditions, the merger agreement, attached to this proxy statement-prospectus as Appendix A, describes other conditions that must be met before the merger may be completed.

         In cases where the law permits, either Regions or First Bancshares could elect to waive a condition that has not been satisfied and complete the merger although it is entitled not to. We cannot be certain whether or when any of the conditions we have listed will be satisfied (or waived, where permissible), or that the merger will be completed.

TERMINATION AND AMENDMENT OF THE MERGER AGREEMENT (PAGE 28)

         Regions and First Bancshares may agree to terminate the merger agreement and elect not to complete the merger at any time before the merger is completed.

         Each of the parties also can terminate the merger agreement in certain other circumstances, including if the merger is not completed by March 31, 2002. However, a party may not terminate the merger agreement for this reason if the merger has not been completed because of a breach of the merger agreement by the party seeking termination.

         In addition, the parties may also terminate the merger agreement if other circumstances occur which are described in the agreement, attached to this proxy statement-prospectus as Appendix A.

         The merger agreement may be amended by the written agreement of First Bancshares and Regions. The parties may amend the merger agreement without stockholder approval, even if First Bancshares stockholders have already approved the merger. However, First Bancshares stockholders must approve any amendments that would modify, in a material respect, the type or amount of consideration that they will receive in the merger.

FEDERAL INCOME TAX CONSEQUENCES (PAGE 34)

         We expect that you will not recognize any gain or loss for U.S. federal income tax purposes when you exchange all of your shares of First Bancshares common stock for shares of Regions common stock in the merger, except in connection with cash received instead of fractional shares. We have conditioned the merger on our receipt of a legal opinion that this will be the case, but this opinion will not bind the Internal Revenue Service, which could take a different view.

         THIS TAX TREATMENT MAY NOT APPLY TO CERTAIN FIRST BANCSHARES STOCKHOLDERS, INCLUDING THE TYPES OF FIRST BANCSHARES STOCKHOLDERS DISCUSSED ON PAGE 34, AND WILL NOT APPLY TO ANY FIRST BANCSHARES STOCKHOLDER WHO DISSENTS FROM THE MERGER UNDER TEXAS LAW. DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO YOU CAN BE COMPLICATED. THEY WILL DEPEND ON YOUR SPECIFIC SITUATION AND MANY VARIABLES NOT WITHIN OUR CONTROL. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES.

ACCOUNTING TREATMENT (PAGE 35)

         Regions expects to account for the merger as a purchase transaction for accounting and financial reporting purposes, meaning that the assets and liabilities of First Bancshares will be recorded at their estimated fair values and added to those of Regions. Therefore, the financial statements of Regions issued after the merger will reflect these values from First Bancshares and will not be restated retroactively to reflect the historical financial position or results of operations of First Bancshares.

INTERESTS OF CERTAIN PERSONS IN THE MERGER THAT MAY BE DIFFERENT FROM YOURS (PAGE 30)

         Some of the officers of First Bancshares have benefit and compensation plans and employment contracts that provide them with interests in the merger that are different from, or in addition to, their interests as stockholders of First Bancshares. In particular, members of First Bancshares' board of directors and its officers are entitled to indemnification under the merger agreement. The First Bancshares board of directors was aware of these interests and considered them in approving and recommending the merger.

         For more information about these matters, please refer to the discussion under the heading "The Merger-Interests of Certain Persons in the Merger" on page 30.

DISSENTERS' APPRAISAL RIGHTS (PAGE 42)

         Texas law permits you to dissent from the merger and to have the fair value of your stock appraised by a court and paid to you in cash. To do this, you must follow certain procedures, including the filing of certain notices and refraining from voting your shares in favor of the merger. If you dissent from the merger, your shares of First Bancshares common stock will not be exchanged for shares of Regions common stock in the merger, and your only right will be to receive the appraised value of your shares in cash.

CERTAIN DIFFERENCES IN STOCKHOLDERS' RIGHTS (PAGE 36)

         When the merger is completed you will automatically become a Regions stockholder, unless you receive cash in the merger as a result of exercising your dissenters' rights. The rights of Regions stockholders differ from the rights of First Bancshares stockholders in certain significant ways. Many of these differences have to do with provisions in Regions' certificate of incorporation, bylaws, and Delaware law. Certain of these provisions are intended to make a takeover of Regions more difficult if the Regions board of directors does not approve it.

COMPARATIVE PER SHARE DATA

         The following table shows information about Regions' and First Bancshares' income per share, dividends per share and book value per share, and similar information reflecting the merger of Regions and First Bancshares (which is referred to as "pro forma" information). In presenting the comparative pro forma information for certain time periods, we assumed that Regions and First Bancshares had been merged throughout those periods.

         In presenting the comparative pro forma information, we also assumed that Regions will record First Bancshares assets and liabilities at their estimated fair values and add them to the assets and liabilities of Regions for accounting and financial reporting purposes (a method which is referred to as the "purchase" method of accounting).


         The information listed as "equivalent pro forma" was computed by multiplying the pro forma amounts by the exchange ratio of .589 of a share. It is intended to reflect the fact that First Bancshares stockholders will be receiving .589 of a share of Regions common stock for each share of First Bancshares common stock exchanged in the merger. This may not be the actual exchange ratio, since the exact ratio will not be determined until on or about November 7, 2001.


         The pro forma information, while helpful in illustrating the financial attributes of the combined company under one set of assumptions, does not attempt to predict or suggest future results. Also, the information we have set forth for the six-month period ended June 30, 2001 does not indicate what the results will be for the full 2001 fiscal year.

         The information in the following table is based on the historical financial information of Regions and First Bancshares. See "Where You Can Find More Information" on page 60.

                                                                             SIX MONTHS ENDED               YEAR ENDED
                                                                                 JUNE 30,                  DECEMBER 31,
                                                                        --------------------------         ------------
                                                                          2001              2000               2000
                                                                        --------          --------           --------
                                                                               (Unaudited)           (Unaudited except Regions
                                                                                                        and FBOT historical)
NET INCOME PER COMMON SHARE
Regions historical ...........................................          $   1.06          $   1.23           $   2.39
Regions historical - diluted .................................              1.05              1.22               2.38
FBOT historical ..............................................               .29               .62               1.08
FBOT historical - diluted ....................................               .27               .52                .90
Regions and FBOT pro forma combined(1) .......................              1.06                                 2.39
Regions and FBOT pro forma combined
     - diluted(1) ............................................              1.05                                 2.38
FBOT pro forma equivalent(2) .................................               .62                                 1.41
FBOT pro forma equivalent
     - diluted(2) ............................................               .62                                 1.40
DIVIDENDS DECLARED PER COMMON SHARE
Regions historical ...........................................               .56               .54               1.08
FBOT historical ..............................................               .20               .20                .40
FBOT pro forma equivalent(3) .................................               .33                                  .64
BOOK VALUE PER COMMON SHARE (PERIOD END)
Regions historical ...........................................             16.81             14.55              15.73
FBOT historical ..............................................              7.86              6.67               7.47
Regions and FBOT pro forma combined(1) .......................             16.81
FBOT pro forma equivalent(2) .................................              9.90


(1) Represents the combined results of Regions and First Bancshares as if the merger were completed on January 1, 2000 (or June 30, 2001, in the case of Book Value Per Share Data), and were accounted for as a purchase.

(2) Represents pro forma combined information multiplied by the exchange ratio of .589 of a share of Regions common stock for each share of First Bancshares common stock. The exchange ratio is subject to adjustment under certain conditions if the average of the closing sales prices of Regions common stock over a specified period is less than $26.00 or greater than $36.00. See "The Merger--Possible Adjustment of Exchange Ratio." The presentation of pro forma equivalent information would be affected by any increase in the exchange ratio.

(3) Represents historical dividends declared per share by Regions multiplied by the exchange ratio of .589 of a share of Regions common stock for each share of First Bancshares common stock.

(4) The exchange ratio is subject to adjustment if the average closing price of Regions common stock over a specified period is less than $26.00 per share or greater than $36.00 per share. The combined and equivalent pro forma per share data assuming illustrative exchange ratios of .558 (corresponding to an assumed average closing price of $38.00) and .638 (corresponding to an assumed average closing price of $24.00) are as follows:

                                                                                    Exchange Ratio
                                                      ----------------------------------------------------------------------------
                                                                   .558                                    .638
                                                      ----------------------------------      ------------------------------------
                                                        Six Months           Year               Six Months             Year
                                                          Ended              Ended                Ended                Ended
                                                      June 30, 2001    December 31, 2000      June 30, 2001     December 31, 2000
                                                      -------------    -----------------      -------------     ------------------
                                                                                    (Unaudited)
NET INCOME PER COMMON SHARE

Regions and FBOT pro forma combined ...........          $ 1.06              $ 2.39               $ 1.06              $ 2.39
Regions and FBOT pro forma combined -
     diluted ..................................            1.05                2.38                 1.05                2.38
FBOT pro forma equivalent .....................             .59                1.33                  .68                1.52
FBOT pro forma equivalent - diluted ...........             .59                1.33                  .67                1.52
DIVIDENDS DECLARED PER COMMON

SHARE

FBOT pro forma equivalent .....................             .31                 .60                  .36                 .69
BOOK VALUE PER COMMON SHARE
(PERIOD END)

Regions and FBOT pro forma combined ...........           16.81                                    16.81
FBOT pro forma equivalent .....................            9.38                                    10.72

SELECTED FINANCIAL DATA

         The following tables show summarized historical financial data for each of Regions and First Bancshares.

         The information in the following tables is based on the historical financial information of Regions and First Bancshares. All of the summary financial information provided in the following tables should be read in connection with this historical financial information and with the more detailed financial information we have incorporated by reference in this proxy statement-prospectus, which you can find in the documents of Regions incorporated by reference. See "Where You Can Find More Information" on page 60. The financial information as of or for the interim periods ended June 30, 2001 and 2000 has not been audited and in the respective opinions of management reflects all adjustments (consisting only of normal recurring adjustments) necessary to a fair presentation of such data.

Selected Historical Financial Data of Regions

                                                            SIX MONTHS
                                                          ENDED JUNE 30,                        YEAR ENDED DECEMBER 31,
                                                   -----------------------------            ------------------------------
                                                       2001             2000                    2000              1999
                                                   ------------     ------------            ------------      ------------
                                                            (Unaudited)
                                                              (In thousands, except per share data and ratios)
INCOME STATEMENT DATA:
Total interest income ..........................   $  1,601,688     $  1,572,816            $  3,234,243      $  2,854,686
Total interest expense .........................        903,402          870,009               1,845,446         1,428,831
Net interest income ............................        698,286          702,807               1,388,797         1,425,855
Provision for loan losses ......................         57,490           56,981                 127,099           113,658
Net interest income after
     loan loss provision .......................        640,796          645,826               1,261,698         1,312,197
Total noninterest income before
     security gains (losses) ...................        417,329          344,393                 641,138           536,981
Security gains (losses) ........................            467          (39,951)                (39,928)              160
Total noninterest expense ......................        724,087          543,922               1,121,182         1,064,312
Income tax expense .............................         98,954          135,048                 214,203           259,640
Net income .....................................        235,551          271,298                 527,523           525,386
PER SHARE DATA:
Net income .....................................   $       1.06     $       1.23            $       2.39      $       2.37
Net income -diluted ............................           1.05             1.22                    2.38              2.35
Cash dividends .................................            .56              .54                    1.08              1.00
Book value .....................................          16.81            14.55                   15.73             13.89
OTHER INFORMATION:

Average number of shares outstanding ...........        221,273          220,782                 220,762           221,617
Average number of shares outstanding
    - diluted ..................................        223,573          221,987                 221,989           223,967
STATEMENT OF CONDITION DATA
(PERIOD END):
Total assets ...................................   $ 45,139,089     $ 42,901,514            $ 43,688,293      $ 42,714,395
Securities .....................................      7,713,087        9,245,683               8,994,171        10,913,044
Loans, net of unearned income ..................     30,962,953       30,390,990              31,376,463        28,144,675
Total deposits .................................     31,159,282       32,508,901              32,022,491        29,989,094
Long-term debt .................................      4,936,855        2,370,148               4,478,027         1,750,861
Stockholders' equity ...........................      3,826,360        3,187,435               3,457,944         3,065,112
PERFORMANCE RATIOS:
Return on average assets(1) ....................           1.07%(a)         1.29%(b)                1.23%(c)          1.33%
Return on average stockholders'
     equity(1) .................................          13.29(a)         17.45(b)                16.31(c)          17.13
Net interest margin(1) .........................           3.63             3.63                    3.55              3.94
Efficiency (2) .................................          62.49(a)         51.37(b)                54.35(c)          53.60
Dividend payout ................................          52.83            43.90                   45.19             42.19
ASSET QUALITY RATIOS:
Net charge-offs to average loans,
     net of unearned income(1) .................            .32%             .23%                    .31%              .37%
Problem assets to net loans and
     other real estate (3) .....................            .98              .71                     .76               .68
Nonperforming assets to net loans
     and other real estate (4) .................           1.11              .93                     .87               .93
Allowance for loan losses to loans,
     net of unearned income ....................           1.24             1.20                    1.20              1.20
Allowance for loan losses to
     nonperforming assets (4) ..................         111.56           128.99                  137.07            128.70


                                                                YEAR ENDED DECEMBER 31,
                                                   ------------------------------------------------
                                                       1998               1997             1996
                                                   ------------       ------------     ------------
                                                    (In thousands, except per share data and ratios)
INCOME STATEMENT DATA:
Total interest income ..........................   $  2,597,786       $  2,276,584     $  1,954,283
Total interest expense .........................      1,272,968          1,097,376          942,459
Net interest income ............................      1,324,818          1,179,208        1,011,824
Provision for loan losses ......................         60,505             89,663           46,026
Net interest income after
     loan loss provision .......................      1,264,313          1,089,545          965,798
Total noninterest income before
     security gains (losses) ...................        467,695            406,484          341,792
Security gains (losses) ........................          7,002                498            3,311
Total noninterest expense ......................      1,103,708            901,776          837,034
Income tax expense .............................        213,590            197,222          156,008
Net income .....................................        421,712            397,529          317,859
PER SHARE DATA:
Net income .....................................   $       1.92       $       1.89     $       1.64
Net income -diluted ............................           1.88               1.86             1.61
Cash dividends .................................            .92                .80              .70
Book value .....................................          13.61              12.75            11.82
OTHER INFORMATION:

Average number of shares outstanding ...........        220,114            209,781          194,241
Average number of shares outstanding
    - diluted ..................................        223,781            213,750          197,751
STATEMENT OF CONDITION DATA
(PERIOD END):
Total assets ...................................   $ 36,831,940       $ 31,414,058     $ 26,993,344
Securities .....................................      7,969,137          6,315,923        5,742,375
Loans, net of unearned income ..................     24,365,587         21,881,123       18,395,552
Total deposits .................................     28,350,066         25,011,021       22,019,412
Long-term debt .................................        571,040            445,529          570,545
Stockholders' equity ...........................      3,000,401          2,679,821        2,274,563
PERFORMANCE RATIOS:
Return on average assets(1) ....................           1.24%(d)           1.35%            1.25%(e)
Return on average stockholders'
     equity(1) .................................          14.62(d)           15.38            14.71(e)
Net interest margin(1) .........................           4.25               4.41             4.36
Efficiency (2) .................................          60.82(d)           57.78            61.84(e)
Dividend payout ................................          47.92              42.33            42.68
ASSET QUALITY RATIOS:
Net charge-offs to average loans,
     net of unearned income(1) .................            .28%               .27%             .18%
Problem assets to net loans and
     other real estate (3) .....................            .60                .78              .63
Nonperforming assets to net loans
     and other real estate (4) .................           1.15                .91              .83
Allowance for loan losses to loans,
     net of unearned income ....................           1.29               1.39             1.38
Allowance for loan losses to
     nonperforming assets (4) ..................         112.27             151.89           166.41

                                              SIX MONTHS
                                             ENDED JUNE 30,                   YEAR ENDED DECEMBER 31,
                                           -----------------     --------------------------------------------------
                                            2001       2000       2000       1999       1998       1997       1996
                                           ------     ------     ------     ------     ------     ------     ------
                                              (Unaudited)

                                                                  (In thousands, except per share data and ratios)
LIQUIDITY AND CAPITAL RATIOS:
Average stockholders' equity to
  average assets .....................      8.06%      7.37%      7.54%      7.74%      8.47%      8.75%      8.50%
Average loans to average deposits ....     99.98      90.96      94.63      91.35      86.93      84.94      82.42
Tier 1 risk-based capital (5) ........      8.78       9.23       9.14       9.51      10.26      10.48      10.81
Total risk-based capital (5) .........     12.18      11.10      11.44      11.42      12.17      12.93      13.59
Tier 1 leverage (5) ..................      6.69       6.83       6.90       6.95       7.40       7.52       7.44

-------------------

(1)   Interim period ratios are annualized.

(2) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.

(3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.

(4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.

(5) The required minimum Tier 1 and total capital ratios are 4% and 8%, respectively. The minimum leverage ratio of Tier 1 capital to total assets is 3% to 5%. The ratios for prior periods have not been restated to reflect the combinations with First National Bancorp and First Commercial Corporation, accounted for as poolings of interests, or any other pooling-of-interests transactions.

(a) Ratios for June 30, 2001 excluding $17.8 million (after tax) for merger and other nonrecurring charges are as follows: Return on average assets - 1.15%; Return on average stockholders' equity - 14.30%, and Efficiency - 60.48%.

(b) Ratios for June 30, 2000 excluding $44.0 million (after tax) for gain on sale of credit card portfolio and $26.2 million (after tax) for loss on sale of securities are as follows: Return on average assets - 1.20%; Return on average stockholders' equity - 16.30%, and Efficiency - 54.85%.

(c) Ratios for 2000 excluding $44.0 million (after tax) for gain on sale of credit card portfolio and $26.2 million (after tax) for loss on sale of securities are as follows: Return on average assets - 1.19%, Return on average stockholders' equity - 15.76%, and Efficiency - 56.19%.

(d) Ratios for 1998 excluding $80.7 million (after tax) for nonrecurring merger and consolidation charges are as follows: Return on average assets
      - 1.48%, Return on average stockholders' equity - 17.42%, and Efficiency - 54.13%.

(e) Ratios for 1996 excluding $20.2 million (after-tax) charge for SAIF assessment and merger expenses are as follows: Return on average assets - 1.33%, Return on average stockholders' equity - 15.64%, and Efficiency - 60.93%.

Selected Historical Financial Data of First Bancshares

                                              SIX MONTHS
                                             ENDED JUNE 30,                          YEAR ENDED DECEMBER 31,
                                          --------------------    -------------------------------------------------------------
                                            2001       2000         2000         1999         1998         1997         1996
                                          --------   ---------    ---------    ---------    ---------    ---------    ---------
                                             (Unaudited)
                                                                        (In thousands, except per share data and ratios)
INCOME STATEMENT DATA:

Total interest income ..................  $  5,591    $  5,236    $  10,825    $   9,533    $   8,686    $   9,801    $  13,627
Total interest expense .................     2,132       1,899        4,064        3,374        3,202        4,071        6,483
Net interest income ....................     3,459       3,337        6,761        6,159        5,484        5,730        7,144
Provision (benefit) for loan losses ....        61          --           --           94         (300)          40          175
Net interest income after loan
     loss provision (benefit) ..........     3,398       3,337        6,761        6,065        5,784        5,690        6,969
Total noninterest income excluding
     security gains (losses) ...........     1,303       1,270        2,523        2,396        1,979        5,673        3,554
Security gains (losses) ................        --          --           17          (46)         140          236          (44)
Total noninterest expense ..............     4,090(a)    3,209        7,036        6,486        6,061        6,929        7,828
Income tax expense .....................       149         453          630          358          723        1,790          873
Net income .............................       462(a)      945        1,635        1,571        1,119        2,880        1,778
PER SHARE DATA:
Net income .............................  $    .29    $    .62    $    1.08    $     .98     $    .63    $    1.51     $    .81
Net income - diluted ...................       .27         .52          .90          .83          .54         1.31          .72
Cash dividends .........................       .20         .20          .40          .40          .40          .20          .20
Book value .............................      7.86        6.67         7.47         6.35         6.61         7.24         6.60
OTHER INFORMATION:

Average number of shares outstanding ...     1,591       1,524        1,520        1,596        1,769        1,901        2,182
Average number of shares outstanding,
    - diluted ..........................     1,741       1,824        1,820        1,896        2,069        2,201        2,482
STATEMENT OF CONDITION DATA
(PERIOD END):
Total assets ...........................  $169,150    $147,322    $ 150,116    $ 140,440    $ 131,642    $ 115,600    $ 180,104
Securities .............................    58,091      50,026       49,303       52,076       51,629       54,006      109,482
Loans, net of unearned income ..........    85,892      76,612       79,559       74,400       64,413       49,161       49,693
Allowance for loan losses ..............       857         815          825          802          800          892          813
Total deposits .........................   151,828     133,625      135,655      119,347      118,144       97,301      164,261
Long-term debt .........................     1,900       1,000        2,005        1,200           --          975          925
Stockholders' equity ...................    13,103      10,152       11,321        9,687       11,030       13,538       12,758
PERFORMANCE RATIOS:
Return on average assets(1) ............       .58%       1.27%        1.13%        1.15%         .91%        1.95%         .88%
Return on average stockholders'
     equity(1) .........................      7.95       19.23        15.17        15.17         9.11        21.90        12.92
Net interest margin(1) .................      4.99        5.45         5.45         4.74         4.77         5.36         4.64
Efficiency (2) .........................     87.00       69.65        75.79        76.66        78.08        60.98        74.39
Dividend payout ........................     70.56       32.28        37.25        38.57        60.05        13.09        21.73
ASSET QUALITY RATIOS:
Net charge-offs to average loans,
     net of unearned income(1) .........       .03%       (.02)%       (.03)%        .13%        (.37)%       (.08)%      (1.77)%
Problem assets to net loans and
     other real estate (3) .............       .02         .03          .19          .09          .62         1.30          .95
Nonperforming assets to net loans
     and other real estate (4) .........       .02         .03          .19          .09          .62         1.30          .95
Allowance for loan losses to loans,
     net of unearned income ............      1.00        1.06         1.04         1.08         1.24         1.81         1.64
Allowance for loan losses to
     nonperforming assets (4) ..........    579.05      550.68       557.43     1,215.15       201.51       142.04       174.46

                                                   SIX MONTHS
                                                  ENDED JUNE 30,                   YEAR ENDED DECEMBER 31,
                                                -----------------      --------------------------------------------------
                                                 2001       2000        2000       1999       1998       1997       1996
                                                ------     ------      ------     ------     ------     ------     ------
                                                   (Unaudited)
                                                                        (In thousands, except per share data and ratios)
LIQUIDITY AND CAPITAL RATIOS:
Average stockholders' equity to
  average assets...........................       7.35%      6.61%       7.23%      7.61%       9.94%     8.89%      6.81%
Average loans to average deposits..........      56.93      54.18       60.38      58.45       52.72     37.79      23.77
Tier 1 risk-based capital (5)..............      11.05      12.96       10.79      11.96       15.23     24.32      17.86
Total risk-based capital (5)...............      11.81      12.97       11.63      12.92       16.41     26.05      19.10
Tier 1 leverage (5)........................       6.60       8.02        6.89       7.13        7.90     10.95       6.53

-------------------

(1)   Interim period ratios are annualized.

(2) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.

(3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.

(4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.

(5) The required minimum Tier 1 and total capital ratios are 4% and 8%, respectively. The minimum leverage ratio of Tier 1 capital to total assets is 3% to 5%.

(a) In connection with the exercise of outstanding stock options and stock appreciation rights in May 2001, First Bancshares recognized compensation expense of $600,000.

                                  RISK FACTORS


GENERAL

         If the merger is completed, you will receive shares of Regions common stock in exchange for your shares of First Bancshares common stock unless you dissent from the merger. You should be aware of particular risks and uncertainties that are applicable to an investment in Regions common stock. Specifically, there are risks and uncertainties that bear on Regions' future financial results and that may cause Regions' future earnings and financial condition to be less than Regions' expectations.

         Some of the risks and uncertainties involved in an investment in Regions common stock relate to economic conditions generally and would affect other financial institutions in similar ways. These aspects are discussed in this proxy statement-prospectus under the heading "Forward-Looking Statements" on page 58. This section addresses particular risks and uncertainties that are specific to Regions.

RISKS RELATING TO THE MERGER

     FIRST BANCSHARES STOCKHOLDERS MAY RECEIVE SHARES OF REGIONS COMMON STOCK VALUED AT LESS THAN $26.00 PER SHARE AT THE TIME WE COMPLETE THE MERGER. The exchange ratio of .589 of a share may be increased based on the average of the daily last sales prices of Regions common stock over the five full trading days following the mailing of this proxy statement-prospectus. If such average is less than $26.00, then the exchange ratio will be increased based on a formula in the merger agreement. See "The Merger-Possible Adjustment of Exchange Ratio." However, the exact value of Regions common stock on the date we complete the merger will not be known until that date. If the market price of Regions common stock on the date we complete the merger is lower than the average of the daily last sales prices of Regions common stock used to determine the exchange ratio, the value of each share of Regions common stock you receive in exchange for your shares of First Bancshares common stock may be less than $26.00 on the date we complete the merger or the date you receive your Regions stock certificate. The trading price of Regions common stock could fluctuate depending upon any number of reasons, including those specific to Regions and those that influence the trading prices of equity securities generally. You should be aware that the value of the Regions common stock you receive in the merger may be less at the time we complete the merger than at the time the exchange ratio becomes fixed, whether or not the exchange ratio is adjusted.

         REGIONS MAY NOT BE ABLE TO SUCCESSFULLY ASSIMILATE THE OPERATIONS OF FIRST BANCSHARES' OR OTHER CONTEMPORANEOUS OR FUTURE ACQUIRED ENTITIES INTO REGIONS' OPERATIONS. Based on its past history, it is likely that Regions will make acquisitions of other financial institutions both contemporaneously with the merger and after the merger is completed. These acquisitions involve the assimilation of companies that have previously operated independently of each other. Successful assimilation of the operations of First Bancshares' and other acquired entities will depend primarily on Regions' ability to consolidate operations, systems and procedures and to reduce costs. Regions may not be able to assimilate such operations without encountering difficulties, including the loss of key employees and customers and unexpected problems with operations, personnel, or technology.

     REGIONS' ACQUISITION STRATEGY COULD POSE RISKS OF FUTURE STOCKHOLDER DILUTION OR REDUCTION OF CAPITAL, WHICH IN TURN COULD REDUCE THE VALUE OF AN INVESTMENT IN REGIONS COMMON STOCK. Regions has grown through acquisitions in recent years, and Regions from time to time evaluates strategic opportunities in the banking industry and in the related financial services industries. If Regions makes acquisitions in the future, one or more of those possible future acquisitions could be material to Regions. Regions may issue common stock to pay for those future acquisitions, which could dilute the ownership interest of all Regions stockholders at the time of any such acquisition. Regions may also use cash or other liquid assets or incur debt to complete future acquisitions. In those events, Regions could become more susceptible to economic downturns and competitive pressures.


                               THE SPECIAL MEETING


GENERAL

         This proxy statement-prospectus is being furnished to the stockholders of First Bancshares of Texas, Inc. in connection with the solicitation by the First Bancshares board of directors of proxies for use at a special meeting of stockholders, at which First Bancshares stockholders will be asked to vote upon a proposal to approve the agreement and plan of merger dated as of August 3, 2001, by and between First Bancshares and Regions Financial Corporation. Participants in the First Bancshares employee stock ownership plan are entitled to direct the trustees of the Plan how to vote the shares of First Bancshares' common stock held by the plan. A separate request for voting instructions directing the trustees how to vote the shares held by the First Bancshares employee stock ownership plan will be sent to the participants in the plan.


         The special meeting will be held at 9:00 a.m., local time, on November 20, 2001, at the main offices of First Bancshares, located at 2001 Kirby Drive, Suite 808, Houston, Texas, 77019.



         First Bancshares stockholders are requested promptly to sign, date, and return the accompanying proxy card to First Bancshares in the enclosed postage-paid, addressed envelope. A stockholder's failure to return a properly executed proxy card or to vote at the special meeting will have the same effect as a vote against the merger agreement. Participants in the First Bancshares employee stock ownership plan are requested to promptly complete and return the voting directive instructing the trustees how to vote the shares of First Bancshares common stock held by the plan.


         Any First Bancshares stockholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to First Bancshares a signed proxy card bearing a later date, provided that such notice or proxy card is actually received by First Bancshares before the special meeting or in open meeting prior to the taking of the stockholder vote at the special meeting. Any notice of revocation should be sent to First Bancshares of Texas, Inc., 2001 Kirby Drive, Suite 808, Houston, Texas, 77019, Attention: Mary Melville, Corporate Secretary. A proxy will not be revoked by death of the stockholder executing the proxy, or if the stockholder becomes incompetent after submitting a signed proxy, unless, before the vote, notice of such death or incapacity is filed with the Secretary. The shares of First Bancshares common stock represented by properly executed proxies received at or prior to the special meeting and not subsequently revoked will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE SPECIAL MEETING. IF NECESSARY, AND UNLESS CONTRARY INSTRUCTIONS ARE GIVEN OR YOU HAVE VOTED AGAINST THE MERGER, THE PROXY HOLDER ALSO MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING TO PERMIT FURTHER SOLICITATION OF PROXIES IN ORDER TO OBTAIN SUFFICIENT VOTES TO APPROVE THE

MERGER AGREEMENT. As of the date of this proxy statement-prospectus, First Bancshares is unaware of any other matter to be presented at the special meeting.

         First Bancshares will solicit proxies by mail, and possibly by telephone or telegram or in person by the directors, officers, and employees of First Bancshares, who will receive no additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

         First Bancshares stockholders should not forward any stock certificates with their proxy cards.

RECORD DATE; VOTE REQUIRED


         First Bancshares' board of directors has established the close of business on October 19, 2001, as the record date for determining the First Bancshares stockholders entitled to notice of and to vote at the special meeting. Only First Bancshares stockholders of record as of the record date will be entitled to vote at the special meeting. As of the record date, there were approximately 120 record holders of 1,737,864 shares of the $1.00 par value common stock of First Bancshares outstanding and entitled to vote at the special meeting. Each share is entitled to one vote. For information as to persons known by First Bancshares to beneficially own more than 5.0% of the outstanding shares of First Bancshares common stock as of the record date, see "Information About First Bancshares- Voting Securities and Principal Stockholders."


         The presence, in person or by proxy, of a majority of the outstanding shares of First Bancshares common stock entitled to vote at the special meeting is necessary to constitute a quorum of the stockholders. A quorum must be present before a vote on the merger agreement can be taken at the special meeting. For these purposes, shares of First Bancshares common stock that are present, or represented by proxy, at the special meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the merger agreement for any reason, including broker nonvotes. Generally, a broker who holds shares of First Bancshares common stock in "street" name on behalf of a beneficial owner lacks authority to vote such shares in the absence of specific voting instructions from the beneficial owner.

         Once a quorum is established, approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of First Bancshares common stock entitled to vote at the special meeting. A failure to vote, in person or by proxy, for any reason, including failure to return a properly executed proxy, an abstention, or a broker nonvote, has the same effect as a vote against the merger agreement.

         The directors and executive officers of First Bancshares and their affiliates possessed or shared the power to vote, as of the record date, 661,129 shares (or approximately 38.04% of the outstanding shares) of First Bancshares common stock. The directors of First Bancshares have agreed to vote those shares of First Bancshares common stock over which they have voting control (other than as a fiduciary) in favor of the merger. The directors and executive officers of Regions and their affiliates beneficially owned, as of the record date, no shares of First Bancshares common stock. As of that date, no subsidiary of either First Bancshares or Regions held any shares of First Bancshares common stock as a fiduciary for others.

                                   THE MERGER

         The following material describes certain aspects of the merger of First Bancshares with and into Regions. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the merger agreement, which is attached as Appendix A to this proxy statement-prospectus and incorporated herein by reference. All stockholders are urged to read the Appendices in their entirety.

GENERAL

         The merger agreement provides generally for the acquisition of First Bancshares by Regions pursuant to the merger of First Bancshares with and into Regions, with Regions as the surviving corporation resulting from the merger.

         On the date and at the time that the merger becomes effective, each share of First Bancshares common stock (excluding shares held by First Bancshares, Regions, or their respective subsidiaries, in each case other than shares held as a fiduciary or as a result of debts previously contracted, and excluding all shares held by stockholders who perfect their dissenters' rights) issued and outstanding at the effective time of the merger will be converted into .589 of a share of the $.625 par value common stock of Regions, subject to possible adjustment as described below under the caption "--Possible Adjustment of Exchange Ratio." Each share of Regions common stock outstanding immediately prior to the effective time of the merger will remain outstanding and unchanged as a result of the merger.

         No fractional shares of Regions common stock will be issued in connection with the merger. Instead of Regions issuing fractional shares, each First Bancshares stockholder will receive a cash payment equal to the fractional part of a share which the stockholder would otherwise receive multiplied by the most recent last sale price of Regions common stock on the Nasdaq National Market (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source selected by Regions), as of the time we complete the merger.

POSSIBLE ADJUSTMENT OF EXCHANGE RATIO

         If we complete the merger, you will receive .589 of a share of Regions common stock in exchange for each of your shares of First Bancshares common stock unless this exchange ratio is adjusted as described below.

         If the average of the daily last sales prices of Regions common stock for the five consecutive full trading days following the mailing of this proxy statement-prospectus (the "average closing price") is less than $26.00 or greater than $36.00, then the exchange ratio will be adjusted as follows:

         If the average closing price is less than $26.00, then the exchange ratio shall be increased to the quotient (rounded to the nearest one-thousandth) obtained by dividing:

              the product of $26.00 and the exchange ratio (as then in effect)

                  by

              the "average closing price."

         If the average closing price is greater than $36.00, then the exchange ratio shall be decreased to the quotient (rounded to the nearest one-thousandth) obtained by dividing:

              the product of $36.00 and the exchange ratio (as then in effect)

                  by

              the "average closing price."

         This adjustment formula reflects the parties' intention that, for the period of time between the date of the merger agreement and the approximate date of the mailing of this proxy statement-prospectus, First Bancshares' stockholders will not bear the risk of a decline in the market value of Regions common stock below $26.00 per share, and will not realize the benefit of an increase in the market value of Regions common stock above $36.00 per share, both as measured by the "average closing price" over such five-trading-day period. This formula is intended to result in you receiving, in exchange for each share of First Bancshares common stock you own, Regions common stock having a minimum value that approximates $15.31 and a maximum value that approximates $21.20 as of the time of the mailing of this proxy statement-prospectus. You should understand that these amounts are only approximations, because of the likely difference between the "average closing price" and the trading price of Regions common stock on any given date.

         The operation of the formula can be illustrated by the following three scenarios.

         - If the "average closing price" over such five-trading-day period were $24.00, then the "average closing price" would be less than $26.00 so the exchange ratio would be adjusted, and the new exchange ratio computed pursuant to the formula would be .638.

         - If the "average closing price" over such five-trading-day period were equal to or greater than $26.00 and equal to or less than $36.00, then there would be no adjustment and the exchange ratio would remain at .589.

         - If the "average closing price" over such five-trading-day period were $38.00, then the "average closing price" would be greater than $36.00 so the exchange ratio would be adjusted, and the new exchange ratio computed pursuant to the formula would be .558.


         The actual market value of a share of Regions common stock at the time we complete the merger and at the time certificates for those shares are delivered following surrender and exchange of certificates for shares of First Bancshares common stock may be more or less than the "average closing price" computed prior to the special meeting as described above. Therefore, you bear the risk of any decline in the market value of Regions common stock after the exchange ratio becomes fixed, which will occur on or about November 7, 2001. We urge you to obtain current market quotations for Regions common stock. See "Comparative Market Prices and Dividends."


BACKGROUND OF THE MERGER

         For the last several years and in the normal course of business, First Bancshares has received inquiries regarding its level of interest in either acquisition or affiliation with other financial institutions. During these years, the banking and financial services industry has witnessed significant developments including increasing use of technology, escalating costs of providing products and services, and expanding competition from other financial service institutions.

         As the board of directors analyzed the developing market and the dynamics of First Bancshares, several factors came to light. Based on historical data and pro forma financials, the continuing asset growth of First Bank of Texas had created a need for additional capital. Between year-end 1997 and year-end 2000, First Bank of Texas experienced a 29.86% increase in assets. During the first six months of 2001, the asset growth was approximately 12.7%. Since asset size is the basis for capital requirements, it was clear that capital would have to be increased.

         Another factor considered by the directors was the growth of the northwest Harris County market. There was significant increase not only in individual customers but also in the number and size of small businesses. As these small businesses grew, their borrowing needs also increased. Due to the $2.0 million limitation on the indebtedness to any one borrower caused by its capital structure, First Bank of Texas was increasingly forced to offer a limited response to its larger customers. As a result, many customers chose to go to a financial institution with a larger lending limit.

         Changes in the banking laws in recent years have resulted in competition not only from traditional commercial banks but also from savings banks and credit unions as well as brokerage companies. All of these types of institutions are now directly competing with commercial banks for customers of all sizes. Increasingly, the customer base of First Bank of Texas is becoming more sophisticated in financial matters and requires an even larger array of services and products.

         As First Bank of Texas has attempted to keep pace with the technological requirements of the financial world, this has required significant expense and the development of additional products and services. Increasingly, the average customer of First Bank of Texas is expecting services with a higher degree of technology.

         The need for additional capital, upgraded technology, and enhanced products and services caused the directors basically to choose between diluting the current stockholders by selling more stock to raise additional capital or finding a partner for First Bancshares. While the fiduciary responsibility of the board dictated that it pay particular attention to the financial strength of any other party, it was also extremely important to the directors that any partner have a culture that would blend with both the customers and employees of the bank.

         The board of directors of First Bancshares sought professional advice in June 2000 when it retained SAMCO Capital Markets, a division of Service Asset Management Company ("SAMCO"), as an advisor. The board of directors authorized SAMCO to contact several financial institutions that management, in conjunction with SAMCO, had identified as possible merger partners, to solicit indications of possible interest in affiliating with First Bancshares. One of the institutions initially solicited was Regions, which expressed an interest in pursuing further discussions. After further discussions with Regions' representatives, the board of directors concluded that the transaction with Regions was in the best interests of both First Bancshares and its stockholders, and First Bancshares and Regions proceeded to negotiate a definitive merger agreement. The board of directors approved the merger agreement, and it was executed as of August 3, 2001.

FIRST BANCSHARES' REASONS FOR THE MERGER.

         In approving the merger, the directors of First Bancshares considered a number of factors. Without assigning any relative or specific weights to the factors, the First Bancshares board of directors considered the following material factors:

- the information presented to the directors by the management of First Bancshares concerning the business, operations, management earnings, asset quality, financial condition and future prospects of First Bancshares and Regions;

- the financial terms of the merger, including the relationship of the merger price to the prices received by other comparable banking organizations in other financial institution mergers;

- the nonfinancial terms of the merger, including the treatment of the merger as a tax-free exchange of First Bancshares common stock for Regions common stock for federal and state income tax purposes;

- the opinion rendered by First Bancshares' financial advisor to the effect that, from a financial point of view, the exchange of First Bancshares common stock for Regions common stock on the terms and conditions set forth in the merger agreement is fair to the holders of First Bancshares common stock;

- the increased liquidity that stockholders of First Bancshares will receive with respect to Regions common stock, which is publicly traded on the Nasdaq National Market; as there is no current public market for First Bancshares common stock;

- the prospects for First Bancshares continuing to operate as an independent community-based banking organization, including increasing capital requirements, competitive and regulatory burdens, and technological challenges facing community banks;

-        the potential for increased dividends;

- the partial protection afforded to stockholders of First Bancshares in the event of a decline in the market value of the Regions common stock; and

- the non-economic terms of the transaction, such as the impact on existing customers and employees.

         The foregoing discussion of the information and factors considered by the First Bancshares board of directors is not intended to be exhaustive but includes all material factors considered by the board of directors. In reaching its determination to approve the merger and the merger agreement, the First Bancshares board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. After deliberating with respect to the merger, and considering, among other things, the matters discussed above, the First Bancshares board of directors determined that the merger is in the best interests of First Bancshares and its stockholders and unanimously approved the merger agreement. Each member of the board of directors of First Bancshares has agreed to vote those shares of First Bancshares common stock over which such member has voting authority (other than as a fiduciary) in favor of the merger and the merger agreement.

         The terms of the merger were the result of arms-length negotiations between representatives of First Bancshares and representatives of Regions. Based upon the consideration of the foregoing factors, the board of directors of First Bancshares unanimously approved the merger as being in the best interests of First Bancshares and its stockholders.

         First Bancshares' board of directors unanimously recommends that First Bancshares stockholders vote "FOR" approval of the merger agreement.

REGIONS' REASONS FOR THE MERGER.

         In approving the merger agreement and the merger, the Regions board of directors considered a number of factors concerning the benefits of the merger, including the following:

- Information Concerning First Bancshares: The Regions board of directors considered information concerning the business, operations, earnings, asset quality, and financial condition of First Bancshares, and aspects of the First Bancshares franchise, including the market position of First Bancshares in each of the markets in which it operates and the compatibility of the community bank orientation of the operations of First Bancshares to that of Regions. The Regions board of directors concluded that First Bancshares is a sound, well managed financial institution which is well positioned in its market areas and which presents an attractive opportunity for Regions to add to its franchise in the Texas market.

- Financial Terms of the Merger: The Regions board of directors considered various financial aspects of the merger as reported by Regions' management including (1) the anticipated effect of the merger on Regions' per share earnings (with the merger anticipated to have no significant effect on Regions' earnings per share), (2) the anticipated effect of the merger on Regions' book value per share (with the merger anticipated not to dilute significantly Regions' book value per share),
         (3) a comparison of First Bancshares to selected peer banks and a comparison of pricing aspects of the merger to pricing characteristics of other merger transactions involving financial institutions, and (4) the accounting treatment of the merger as a purchase.

- Nonfinancial Terms of the Merger: The Regions board of directors considered various nonfinancial aspects of the merger, including the treatment of the merger as a tax-free exchange of First Bancshares common stock for Regions common stock for federal income tax purposes and the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay.

         The foregoing discussion of the information and factors considered by the Regions board of directors is not intended to be exhaustive but includes all material factors considered by the Regions board of directors. In reaching its determination to approve the merger and the merger agreement, the Regions board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. After deliberating with respect to the merger, and considering, among other things, the matters discussed above, the Regions board of directors determined that the merger is in the best interests of Regions and its stockholders and unanimously approved the merger and the merger agreement.

OPINION OF FIRST BANCSHARES' FINANCIAL ADVISOR

         First Bancshares has retained Hoefer & Arnett, Incorporated to act as financial advisor in connection with the merger. As part of this engagement, Hoefer & Arnett agreed to render to First Bancshares' board of directors an opinion with respect to the fairness to the stockholders of the consideration to be received in the merger from a financial point of view.

         First Bancshares' board of directors retained Hoefer & Arnett to render a fairness opinion because Hoefer & Arnett is a nationally recognized investment banking firm with substantial expertise in transactions similar to the proposed transaction and is familiar with First Bancshares and its business. The firm is a member of the National Association of Securities Dealers (NASD) with direct access to inter-dealer markets in NASD automated quotation (NASDAQ) and over-the-counter (OTC) securities, and makes markets in securities under its symbol "HOFR." As part of its investment banking activities, Hoefer & Arnett is regularly engaged in the independent valuation of financial institutions and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Hoefer & Arnett has not previously provided investment banking and financial advisory services to First Bancshares.


         At a meeting of First Bancshares' board of directors on August 3, 2001, Hoefer & Arnett rendered to First Bancshares' board of directors a verbal opinion that, as of such date, and subject to various assumptions and matters considered, the terms of the proposed merger of First Bancshares with and into Regions were fair to the holders of shares of the common stock of First Bancshares from a financial point of view. Hoefer & Arnett has confirmed its August 3, 2001 oral opinion by delivery of its written opinion to First Bancshares' board of directors, dated the date of this proxy statement-prospectus, that based upon and subject to various assumptions, matters considered and limitations described therein, the terms of the proposed merger of First Bancshares with and into Regions are fair to the holders of shares of the common stock of First Bancshares from a financial point of view.


         The full text of the Hoefer & Arnett opinion as of the date hereof, which sets forth certain assumptions made, matters considered, and limits on the review undertaken, is attached hereto as Appendix B. You are urged to read the Hoefer & Arnett opinion in its entirety.

         No limitations were imposed by First Bancshares' board of directors upon Hoefer & Arnett with respect to the investigations made or procedures followed in rendering its opinion. Hoefer & Arnett's opinion is based on the financial analysis described below. Hoefer & Arnett' s opinion is for the use and benefit of First Bancshares' board of directors in connection with its consideration of the proposed transaction. Hoefer & Arnett' s opinion is not intended to be and does not constitute a recommendation to any First Bancshares stockholder as to how such stockholder should vote with respect to the proposed transaction. Hoefer & Arnett' s opinion does not address First Bancshares' underlying business decision to proceed with the proposed transaction.

         In arriving at its opinion, Hoefer & Arnett reviewed and analyzed, among other things, the following:

-        the merger agreement;

- annual reports to stockholders of First Bancshares for the years ended December 31, 1999 and December 31, 2000, quarterly reports of condition and income for the quarters ended June 30, 2000, September 30, 2000, December 31, 2000, March 31, 2001 and June 30, 2001;

- financial statements for Regions included in its annual reports on Form 10-K for the years ended December 31, 1999 and December 31, 2000, quarterly reports on Form 10-Q for quarters ended June 30, 2000, September 30, 2000, December 31, 2000, March 31, 2001 and June 30, 2001;

- financial analyses and forecasts for First Bancshares prepared by management;

- Hoefer & Arnett held discussions with senior management of First Bancshares concerning its past and current operations, financial condition and prospects, as well as the results of regulatory examinations;

- selected investment research reports on and earnings estimates for Regions;

- certain other publicly available financial and other information concerning First Bancshares and Regions;

- the nature and financial terms of certain other merger and acquisition transactions involving banks and bank holding companies; and

- such other financial studies, analyses and investigations as it deemed appropriate for purposes of its opinion.

         In conducting its review and in arriving at its opinion, Hoefer & Arnett relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available, and did not attempt to independently verify the same. Hoefer & Arnett relied upon the management of First Bancshares as to the reasonableness of the financial and operating forecasts, and projections (and the assumptions and bases therefor) provided to it, and Hoefer & Arnett assumed that such forecasts and projections reflect the best currently available estimates and judgments of First Bancshares management. Hoefer & Arnett also assumed, without independent verification, that the aggregate allowance for loan losses set forth in the financial statements of First Bancshares and Regions is adequate to cover such losses. Hoefer & Arnett did not make or obtain any evaluations or appraisals of the properties of First Bancshares or Regions, nor did it examine any individual loan credit files. For purposes of its opinion, Hoefer & Arnett assumed that the reorganization will have the tax, accounting and legal effects described in the Agreement and relied, as to legal matters, exclusively on counsel to First Bancshares and Regions, as to the accuracy of the disclosures set forth in the agreement. Hoefer & Arnett's opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of shares of common stock of First Bancshares with respect to the terms of the proposed merger of First Bancshares with and into Regions.

         As a matter of policy, First Bancshares does not publicly disclose internal management forecasts, projections or estimates of the type furnished to Hoefer & Arnett in connection with its analysis of the financial terms of the proposed transaction, and such forecasts and estimates were not prepared with a view towards public disclosure. These forecasts and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of the management of First Bancshares, including without limitation to, the general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts and estimates.

         As more fully discussed below, Hoefer & Arnett considered such financial and other factors as Hoefer & Arnett deemed appropriate under the circumstances, including among others the following:

- the historical and current financial position and results of operations of First Bancshares and Regions, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, noninterest income, noninterest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on stockholders' equity, capitalization, the amount and type of nonperforming assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for First Bancshares and Regions;

- the assets and liabilities of First Bancshares and Regions, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and

- Hoefer & Arnett's assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally.

         Hoefer & Arnett's opinion is necessarily based upon conditions as they existed and can be evaluated on the date of its opinion and the information made available to it through that date.

         In connection with rendering its opinion to First Bancshares' board of directors, Hoefer & Arnett performed a variety of financial analyses that are summarized below. Hoefer & Arnett believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Hoefer & Arnett made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of First Bancshares and Regions. Any estimates contained in Hoefer & Arnett's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Except as described below, none of the financial analyses performed by Hoefer & Arnett was assigned a greater significance by Hoefer & Arnett than any other.

         The following is a summary of the financial analyses performed by Hoefer & Arnett in connection with providing its opinion.

         Summary of Proposal. Hoefer & Arnett reviewed the terms of the proposed merger as described in the agreement. Pursuant to the agreement, each share of First Bancshares common stock, excluding shares held by any First Bancshares company or any Regions company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, issued and outstanding at the effective time of the merger shall be converted into .589 of a share of Regions common stock (subject to adjustment as set forth in the following proviso, the "exchange ratio"); provided that (1) in the event the average closing price is greater than $36.00, the exchange ratio shall be equal to the quotient (rounded to the nearest thousandth) obtained by dividing (a) the product of $36.00 and the exchange ratio (as then in effect) by (b) the average closing price and (2) in the event the average closing price is less than $26.00, the exchange ratio shall be equal to the quotient (rounded to the nearest thousandth) obtained by dividing (a) the product of $26.00 and the exchange ratio (as then in effect) by (b) the average closing price.

         Based on 1,737,864 common shares outstanding at First Bancshares, an exchange ratio of .589 and a market price of $32.00 for Regions, Regions will issue 1,023,602 shares to stockholders of First Bancshares for a total transaction value of $32,755,264 or $18.85 per share. A per share price of $18.85 represents a price to stated book value at June 30, 2001 of 2.50x, a price to 2000 earnings of 17.51 and a price to total assets of 19.37%.

         Analysis of Selected Bank Transactions. Hoefer & Arnett reviewed certain information relating to selected bank mergers and acquisitions announced between January 1, 2001 and July 31, 2001 in which the acquired banking organization was located in Texas (the "selected transactions"). It compared financial performance ratios at First Bancshares with financial performance ratios of the banking organizations making up the selected transactions and it compared the pricing multiples to be paid for First Bancshares with those paid in the selected transactions. This data was obtained from SNL Securities.

         At June 30, 2001, total assets at First Bancshares equaled $169.1 million, which was larger than the median asset size of $89.4 million for the selected transactions. For the last twelve months ended December 31, 2000, First Bancshares reported a return on average assets (ROAA) of 0.99% and a return on average equity (ROAE) of 11.24%. These figures were below the median ratios of 1.22% and 12.68% for ROAA and ROAE, respectively, for the selected transactions. At June 30, 2001, First Bancshares' equity to assets ratio equaled 7.75%, which was below the median of 8.96% for the selected transactions.

         On the basis of the pricing multiples for the selected transactions, Hoefer & Arnett calculated a range of purchase prices as a multiple of tangible book value and earnings, and as a percentage of assets. The chart below shows the low, high and median for the selected transactions and the resulting price range for First Bancshares.

                                 Pricing Multiples for                        Per Share Value
                                 Selected Transactions                      for First Bancshares
                            --------------------------------         ----------------------------------
                             Low         High         Median          Low           High         Median
                            -----        -----        ------         ------        ------        ------
Price/Book Value             1.31x        3.51x         l.66x        $ 9.88        $26.47        $12.52
Price/Earnings               9.05        49.53         12.81           9.77         53.49         13.83
Price/Assets                13.55%       23.54%        18.41%        $13.19        $22.91        $17.92


         Based on the median multiples, this analysis resulted in a range of imputed values for First Bancshares' common stock of between $12.52 and $17.92, which is below the transaction value of $18.85 per share.

         Present Value Analysis. Hoefer & Arnett calculated the present value of theoretical future earnings of First Bancshares and compared the transaction value to the calculated present value of one share of First Bancshares' common stock on a stand-alone basis. Based on projected earnings for First Bancshares for 2001 through 2005, a discount rate of 12%, and including a residual value, the stand-alone present value of First Bancshares' common stock equaled $13.59, which is below the transaction value of $18.85 per share.

         Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Hoefer & Arnett estimated the net present value of the future streams of after-tax cash flow that First Bancshares could produce to benefit a potential acquiror, referred to below as dividendable net income. Based on projected earnings for First Bancshares for 2001 through 2005, Hoefer & Arnett calculated assumed after-tax distributions to a potential acquiror such that its tier 1 leverage ratio would be maintained at 7.00%. Hoefer & Arnett calculated the sum of (1) the estimated terminal values per share of First Bancshares' common stock based on assumed multiples to First Bancshares' projected 2005 tangible equity and earnings using the multiples to be paid in the proposed transaction for First Bancshares, plus (2) the assumed 2001 to 2005 dividendable net income streams per share, discounted to present values at an assumed discount rate of 12%. This discounted cash flow analysis indicated implied values of $12.03 per share and $15.97 per share.

         Pro Forma Analysis. Hoefer & Arnett compared the changes in the amount of earnings, book value and dividends attributable to one share of First Bancshares common stock before the merger with the amounts attributable to the shares of Regions common stock for which such shares of First Bancshares would be exchanged under the Agreement.

         Hoefer & Arnett's analysis analyzed a purchase price of $32.8 million or $18.85 per share, an exchange ratio of 0.589 to 1 (based upon the closing share price of Regions common stock on July 31, 2001 of $32.00) and included pre-tax merger savings of $680,000. On an equity per share basis, First Bancshares common stockholders are projected to experience appreciation ranging from 27.12% to 28.88% in the years 2002 through 2005. First Bancshares common stockholders are projected to experience earnings per share appreciation ranging from 8.88% to 13.77% in the years 2002 through 2005. On a dividend per share basis, First Bancshares common stockholders are projected to experience appreciation of 3.44% in 2002 and slight dilution in subsequent years.

         Stock Trading History. Hoefer & Arnett reviewed and analyzed the historical trading prices and volumes for Regions common stock. In the previous twelve months, the price for Regions common stock has ranged from a low of $19.875 to a high of $32.99. A current market price of $32.00 results in a price to book value of 1.90x and a price to trailing 12 months earnings multiple of 14.41x. The average volume of shares traded on a daily basis is 611,000.

         Other Analysis. Hoefer & Arnett reviewed selected investment research reports on and earnings estimates for Regions. Hoefer & Arnett prepared an overview of the historical financial performance of First Bancshares and Regions.

         The opinion expressed by Hoefer & Arnett was based upon market, economic and other relevant considerations as they existed and have been evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of First Bancshares could materially affect the assumptions used in preparing the opinion.

         In its engagement letter with Hoefer & Arnett, First Bancshares agreed to pay Hoefer & Arnett $25,000 to review the terms of the transaction and to render a fairness opinion in connection with the merger.

         The foregoing description of the opinion of Hoefer & Arnett is qualified in its entirety by reference to the full text of such opinion, which is attached hereto as Appendix B.

EFFECTIVE TIME OF THE MERGER

         After all conditions to the merger are satisfied or waived, Regions will file a certificate of merger with the Secretary of State of Delaware, and Regions and First Bancshares will file articles of merger with the Secretary of State of Texas. The merger will become effective on the date and at the time specified in such filings, or, if later, the date and time when both the Delaware certificate of merger has been filed by the Delaware Secretary of State and a certificate of merger has been issued by the Texas Secretary of State. Unless otherwise agreed upon by Regions and First Bancshares, and subject to the satisfaction or waiver of the conditions to the obligations of the parties to complete the merger, the parties will use their reasonable efforts to complete the merger not later than the last business day of the month during which the last of the following events occur: (1) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the merger and (2) the date on which the merger agreement is approved by the requisite vote of First Bancshares stockholders.

         No assurance can be provided that the necessary stockholder and regulatory approvals can be obtained or that other conditions precedent to the merger can or will be satisfied. Regions and First Bancshares anticipate that all conditions to completion of the merger will be satisfied so that the merger can be completed during the fourth quarter of 2001. However, delays in the completion of the merger could occur.

         The board of directors of either Regions or First Bancshares generally may terminate the merger agreement if the merger is not completed by March 31, 2002, unless the failure to complete by that date is the result of a breach of the merger agreement by the party seeking termination. See "-Conditions to Completion of the Merger" and "-Waiver, Amendment, and Termination of the Agreement."

DISTRIBUTION OF REGIONS STOCK CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES

         Promptly after the effective time of the merger, Regions will cause an exchange agent selected by Regions to mail to the former stockholders of First Bancshares a form letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of First Bancshares common stock for certificates representing shares of Regions common stock.

         FIRST BANCSHARES STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. Upon surrender to the exchange agent of certificates for First Bancshares common stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of First Bancshares common stock surrendering such items a certificate or certificates representing the number of shares of Regions common stock to which such holder is entitled, if any, and a check for the amount to be paid instead of any fractional share interest, without interest. After the effective time of the merger, to the extent permitted by law, First Bancshares stockholders of record as of the effective time will be entitled to vote at any meeting of holders of Regions common stock the number of whole shares of Regions common stock into which their First Bancshares common stock has been converted, regardless of whether such stockholders have surrendered their First Bancshares common stock certificates. No dividend or other distribution payable after the effective time of the merger with respect to Regions common stock, however, will be paid to the holder of any unsurrendered First Bancshares certificate until the holder duly surrenders such certificate. Upon such surrender, all undelivered dividends and other distributions and, if applicable, a check for the amount to be paid instead of any fractional share interest will be delivered to such stockholder, in each case without interest.

         After the effective time of the merger, a First Bancshares stockholder will be unable to transfer shares of First Bancshares common stock. If a certificate representing shares of First Bancshares common stock is presented for transfer after the completion of the merger, it will be canceled and exchanged for shares of Regions common stock and a check for the amount due, if any, instead of a fractional share.

CONDITIONS TO COMPLETION OF THE MERGER

         Completion of the merger is subject to a number of conditions, including, but not limited to:

- the approval of the merger from the Board of Governors of the Federal Reserve System and the expiration of all applicable waiting periods associated with such approval, without any conditions or restrictions (excluding requirements relating to the raising of additional capital or the disposition of assets or deposits) that would, in the reasonable good faith judgment of Regions' board of directors, so materially adversely impact the economic or business benefits of the transactions contemplated by the merger agreement as to render inadvisable the completion of the merger;

- the approval of the merger agreement by the holders of the requisite number of shares of First Bancshares common stock;

- the absence of any action by any court, or governmental authority, or regulatory authority with appropriate jurisdiction prohibiting, restraining, or making illegal the completion of the merger and the other transactions contemplated by the merger agreement; and

- the receipt of a satisfactory opinion of counsel that the merger qualifies for federal income tax treatment as a reorganization under
         Section 368(a) of the Code, with the effects described under "-- Federal Income Tax Consequences of the Merger," including, among others, that the exchange of First Bancshares common stock for Regions common stock will not give rise to recognition of gain or loss to First Bancshares stockholders, except to the extent of any cash received.

         Completion of the merger also is subject to the satisfaction or waiver of various other conditions specified in the merger agreement which are customary in transactions of this nature, including, among others: (1) the delivery by Regions and First Bancshares of certificates executed by their respective duly authorized officers as to the satisfaction of certain conditions and obligations set forth in the merger agreement and (2) as of the effective time of the merger, the accuracy under the standard set forth in the merger agreement of certain representations and warranties and the compliance in all material respects with the agreements and covenants of each party.

REGULATORY APPROVALS

         The merger may not proceed in the absence of receipt of the requisite regulatory approvals. There can be no assurance that such regulatory approvals will be obtained or as to the timing of such approvals. It is also possible that any such approval may be accompanied by a conditional requirement which causes such approvals to fail to satisfy the conditions set forth in the merger agreement. Applications for the approvals described below have been submitted to the appropriate regulatory agencies.

         Regions and First Bancshares are not aware of any material governmental approvals or actions that are required for completion of the merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

         The merger requires the prior approval of the Federal Reserve Board, pursuant to Section 3 of the Bank Holding Company Act of 1956. In granting its approval under Section 3 of the Bank Holding Company Act, the Federal Reserve Board must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve Board from approving the merger (1) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (2) if its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the Federal Reserve Board finds that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the Bank Holding Company Act, the merger may not be completed until the 30th day following the date of Federal Reserve Board approval, which may be shortened by the Federal Reserve Board to the 15th day, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the Federal Reserve Board's approval, unless a court specifically orders otherwise.

         The merger also is subject to the review of the Texas Department of Banking.

WAIVER, AMENDMENT, AND TERMINATION OF THE MERGER AGREEMENT

         Prior to the effective time of the merger, and to the extent permitted by law, any provision of the merger agreement generally may be (1) waived by the party benefitted by the provision or (2) amended by a written agreement between Regions and First Bancshares approved by their respective boards of directors; provided, however, that after approval by the First Bancshares stockholders, no amendment that pursuant to the Texas Business Corporation Act requires further approval of the First Bancshares stockholders, including decreasing the consideration to be received by First Bancshares stockholders, may be made without the further approval of such stockholders.

         The merger agreement may be terminated, and the merger abandoned, at any time prior to the effective time of the merger, either before or after approval by First Bancshares stockholders, under certain circumstances, including:

-        by mutual consent of the boards of directors of Regions and First
         Bancshares;

- by the board of directors of either party upon final denial of any required consent of any regulatory authority, if such denial is nonappealable or was not appealed within the time limit for appeal;

- by the board of directors of either party, if the holders of the requisite number of shares of First Bancshares common stock shall not have approved the merger agreement;

- by the board of directors of either party (provided the terminating party is not in material breach of any representation, warranty, covenant, or agreement included in the merger agreement), in the event of any inaccuracy in any representation or warranty by the other party which meets certain standards specified in the merger agreement and cannot be or has not been cured within 30 days after the giving of written notice to the breaching party;

- by the board of directors of either party (provided the terminating party is not in material breach of any representation, or warranty included in the merger agreement), in the event of a breach by the other party of any covenant or agreement included in the merger agreement that cannot be cured within 30 days after giving notice to the breaching party; and

- by the board of directors of either party if the merger shall not have been completed by March 31, 2002, but only if the failure to complete the merger by such date has not been caused by the terminating party's breach of the merger agreement.

         If the merger agreement is terminated, the parties will have no further obligations, except with respect to certain provisions, including those providing for payment of expenses and restricting disclosure of confidential information. Further, termination generally will not relieve the parties from the consequences of any uncured willful breach of the merger agreement giving rise to such termination.

CONDUCT OF BUSINESS PENDING THE MERGER

         Each of First Bancshares and Regions generally has agreed to operate its business only in the usual, regular, and ordinary course, and to use its reasonable best efforts to preserve intact its business organizations and assets and maintain its rights and franchises. Each has also agreed to take no action which would materially adversely affect the ability of either party to obtain any consents required for the merger or to perform its covenants and agreements under the merger agreement and to complete the merger. However, Regions and its subsidiaries are not prevented from discontinuing or disposing of any of its assets or business. Nor is Regions prevented from acquiring or agreeing to acquire any other entity or any assets thereof, if such action is, in the judgment of Regions, desirable in the conduct of the business of Regions and its subsidiaries. In addition, the merger agreement includes certain other restrictions applicable to the conduct of the business of First Bancshares prior to completion of the merger, as described below.

         First Bancshares. First Bancshares has agreed not to take certain actions relating to the operation of its business pending completion of the merger without the prior written consent of Regions, which Regions has agreed it will not unreasonably withhold. The actions First Bancshares has agreed not to take are subject in some cases to exceptions for actions in the ordinary course of business consistent with First Bancshares 's past practice or subject to exceptions expressly recognized in the merger agreement. The specific agreements not to take certain actions, including the exceptions and contractually permitted actions, are set forth in the merger agreement, which is attached as Appendix A. See Article 7 of the merger agreement. The actions First Bancshares has agreed not to take are in the general categories of:

- amending its articles of incorporation, bylaws, or other governing instruments;

- incurring indebtedness in excess of $500,000 or incurring material liens;

- acquiring any of its outstanding shares of stock or the shares of stock of its subsidiaries or making distributions in respect to its outstanding shares, except of the payment of regular dividends consistent with past practice;

-        issuing additional securities;

-        reclassifying capital stock or selling or encumbering assets;

- increasing employees' salaries and benefits or accelerating the vesting of any stock-based compensation or employee benefits;

-        entering into or amending employment contracts;

-        adopting employee benefit plans or amending existing plans;

-        changing accounting methods or practices;

-        commencing or settling litigation; or

-        entering into or terminating material contracts.

         In addition, First Bancshares has agreed not to solicit, directly or indirectly, encourage, or facilitate any acquisition proposal from any other person or entity. First Bancshares also has agreed not to negotiate with respect to any such proposal, provide nonpublic information to any party making such a proposal, or enter into any agreement with respect to any such proposal, except in compliance with the fiduciary obligations of its board of directors. In addition, First Bancshares has agreed to use reasonable efforts to cause its officers, directors, affiliates, advisors, and other representatives not to engage in any of the foregoing activities.

MANAGEMENT FOLLOWING THE MERGER

         Upon completion of the merger, the present officers and directors of Regions will retain their respective positions with Regions. Information pertaining to the directors and executive officers of Regions, executive compensation, certain relationships and related transactions, and other related matters is included in Regions' Annual Report on Form 10-K for the year ended December 31, 2000, incorporated herein by reference. See "Where You Can Find More Information."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         W. Allen Gage, the chairman of the board and president of First Bancshares, has entered into a three year consulting agreement with First Bank of Texas and Regions. The consulting agreement provides that Mr. Gage will serve as vice chairman of the board and vice president of First Bank of Texas from the effective date of the merger through August 31, 2002. On August 31, 2002, Mr. Gage shall cease serving as vice president but will continue to serve as vice chairman of First Bank of Texas. During this three year period, Mr. Gage will be paid based on an annual salary of $250,000, and he will be subject to covenants not to compete with First Bank of Texas. Pursuant to the consulting agreement, Mr. Gage will terminate his previous employment agreement with First Bancshares upon the effectiveness of the merger.

         Jim McCutchen, the president of First Bank of Texas, has entered into an employment agreement with First Bank of Texas and Regions. Pursuant to the employment agreement, Mr. McCutchen will serve as President of First Bank of Texas for a period of one year after the effectiveness of the merger. During this one year period, Mr. McCutchen will be paid based on an annual salary of $96,000, and he will be subject to covenants not to compete with First Bank of Texas.

         The merger agreement generally provides that Regions will indemnify and hold harmless each person entitled to indemnification from First Bancshares or any of its subsidiaries to the full extent permitted by law, and that such rights will continue in full force and effect for six years from the effective time of the merger with respect to matters occurring at or prior to the effective time.

         The merger agreement also requires Regions to use commercially reasonable efforts to maintain in effect for a period of three years after the effective time of the merger First Bancshares existing directors' and officers' liability insurance policy with respect to claims arising from acts or events which occurred prior to the effective time of the merger. Regions may substitute policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous.

         The merger agreement also provides that, after the effective time of the merger, Regions will provide generally to officers and employees of First Bancshares and its subsidiaries who, at or after the effective time, become officers or employees of Regions or its subsidiaries, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions common stock) on terms and conditions that, taken as a whole, are substantially similar to those currently provided by Regions and its subsidiaries to their similarly situated officers and employees. For purposes of participation and vesting (but not benefit accrual) under such employee benefit plans, service with First Bancshares or its subsidiaries prior to the effective time of the merger will be treated as service with Regions or its subsidiaries. The merger agreement further provides that Regions will cause First Bancshares to honor all employment, severance, consulting, and other compensation contracts previously disclosed to Regions between First Bancshares or its subsidiaries and any current or former director, officer, or employee, and all provisions for vested amounts earned or accrued through the effective time of the merger under First Bancshares' benefit plans.

         As of the record date, directors and executive officers of First Bancshares owned no shares of Regions common stock.

DISSENTING STOCKHOLDERS

         Pursuant to the provisions of the Texas Business Corporation Act, if the merger is consummated, any holder of First Bancshares common stock who (1) gives to First Bancshares, prior to the special meeting, written objection to the merger, and (2) does not vote in favor of the merger, shall be entitled to receive, upon compliance with the statutory requirements summarized below, the fair value of such holder's shares as of the day immediately preceding the special meeting, excluding any appreciation or depreciation in anticipation of the merger.

         The written objection requirement referred to above will not be satisfied under the Texas statutory provisions by merely voting against approval of the merger agreement by proxy or in person at the special meeting. In addition to not voting in favor of the merger, a stockholder wishing to preserve the right to dissent and seek appraisal must give a separate written objection to the merger, setting out that the stockholder intends to exercise the right of dissent if the merger is effected. The written objection must also include the stockholder's address to which notice of the effectiveness of the merger is to be sent by the surviving corporation. Any written objection with notice of intent to exercise the right of dissent should be addressed as follows: First Bancshares of Texas, Inc., 2001 Kirby Drive, Suite 808, Houston, Texas, 77019,
Attention: Corporate Secretary.

         If the merger is effected, within ten days thereafter, Regions, as the surviving corporation, must deliver or mail to all holders of First Bancshares common stock who satisfied the foregoing requirements a written notice that the merger has been effected.

         A stockholder of record who receives such notice must make written demand for payment of the fair value of such holder's shares within ten days after the delivery or mailing of the notice. Such written demand must state the number and class of the shares owned by the stockholder and the fair value of the shares as estimated by the stockholder. Pursuant to the Texas Business Corporation Act, any stockholder failing to make the written demand within the ten day period shall be bound by the terms of the merger.

         Upon receiving a demand for payment from any dissenting stockholder, Regions as the surviving corporation shall make an appropriate notation in its stockholder records. Within 20 days after demanding payment for shares, the holder of any certificate representing such shares must submit the certificate to Regions for notation thereon that such demand has been made. Failure to do so, at the option of Regions, will terminate such stockholder's rights for valuation and payment of his shares, unless a court of competent jurisdiction for good and sufficient cause otherwise directs.

         Within 20 days after receipt by Regions of a stockholder's written demand for payment, Regions must mail or deliver to such stockholder a written notice that either:

- accepts the amount declared in the demand and agrees to pay that amount within 90 days after the effective date of the merger and upon surrender of the stockholder's certificate representing the shares; or

- states Regions' estimate of the fair value of the shares and offers to pay the amount of that estimate within 90 days after the effective date of the merger and upon surrender of the stockholder's certificate representing the shares.

         If within 60 days after the effective date of the merger the value of the shares is agreed upon between Regions and a dissenting stockholder, Regions is to make payment for the shares within 90 days after the effective date of the merger and upon surrender of the stockholder's certificate representing the shares. Upon payment of the agreed value, the stockholder shall cease to have any interest in the shares.

         If a dissenting stockholder and Regions have not agreed upon the fair value of the shares within 60 days after the effective date of the merger, then either the stockholder or Regions may file a petition in any court of competent jurisdiction in Harris County, Texas, asking for a finding and determination of the fair value of the shares. If filed by a stockholder, service of the petition shall be had upon Regions as the surviving corporation and Regions must within 10 days after service file with the clerk of court a list with the names and addresses of all stockholders who have demanded payment and not reached agreement as to the fair value. If filed by Regions, the petition must be accompanied by such a list. The clerk of court shall give notice to Regions and all stockholders named on the list of the time and place fixed for the hearing of the petition.

         After the hearing of the petition, the court shall determine the stockholders who have complied with the statutory requirements and have become entitled to the valuation of and payment for their shares, and the court shall appoint one or more qualified appraisers to determine the value. The appraisers may examine the books and records of First Bancshares, and shall afford the interested parties a reasonable opportunity to submit pertinent evidence. The appraisers are to make a determination of the value upon such examination as they deem proper.

         The appraisers shall file a report of the value in the office of the clerk of court, notice of which shall be given to the parties in interest. The parties in interest may submit exceptions to the report, which will be heard before the court upon the law and the facts. The court shall adjudge the fair value of the shares of the stockholders entitled to payment for their shares and shall direct the payment thereof by Regions as the surviving corporation, together with interest beginning 91 days after the effective date of the merger. However, the judgment shall be payable only upon and simultaneously with surrender of the certificates representing the shares, duly endorsed. Upon Regions' payment of the judgment, the dissenting stockholders shall cease to have any interest in the shares.

         The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted among the parties in the manner that the court determines to be fair and equitable, with the respective parties to bear their own attorneys fees.

         Any stockholder who has demanded payment for such holder's shares may withdraw such demand at any time before payment or before any petition has been filed for valuation by the court. A demand may not be withdrawn after payment or, unless Regions consents, after such a petition has been filed in court. After a demand has been withdrawn, the stockholder and all claiming under the stockholder shall be conclusively presumed to have approved the merger and shall be bound thereby.

         The foregoing is a summary of the material rights of a dissenting stockholder of First Bancshares, but is qualified in its entirety by reference to Articles 5.11, 5.12, and 5.13 of the Texas Business Corporation Act, included in Appendix C to this proxy statement-prospectus. It is not intended to expand or alter any right of dissent or payment to any stockholder and should not be so read. Stockholders' rights of dissent and payment are limited to those provided by law. Any First Bancshares stockholder who intends to exercise the right to dissent from the merger should carefully review the text of such provisions and should also consult with such holder's attorney. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to First Bancshares stockholders, except as indicated above or otherwise required by law.

         Any dissenting First Bancshares stockholder who perfects such holder's right to be paid the value of such holder's shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See "-Federal Income Tax Consequences of the Merger."

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     THE FOLLOWING IS A DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO HOLDERS OF FIRST BANCSHARES COMMON STOCK. THIS DISCUSSION MAY NOT APPLY TO SPECIAL SITUATIONS, SUCH AS FIRST BANCSHARES STOCKHOLDERS, IF ANY, WHO HOLD FIRST BANCSHARES COMMON STOCK OTHER THAN AS A CAPITAL ASSET, WHO RECEIVED FIRST BANCSHARES COMMON STOCK UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, WHO HOLD FIRST BANCSHARES COMMON STOCK AS PART OF A "STRADDLE" OR "CONVERSION TRANSACTION," OR WHO ARE INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS OR FOREIGN PERSONS, AND DOES NOT DISCUSS ANY ASPECTS OF STATE, LOCAL, OR FOREIGN TAXATION. THIS DISCUSSION IS BASED UPON LAWS, REGULATIONS, RULINGS AND DECISIONS NOW IN EFFECT AND ON PROPOSED REGULATIONS, ALL OF WHICH ARE SUBJECT TO CHANGE (POSSIBLY WITH RETROACTIVE EFFECT) BY

LEGISLATION, ADMINISTRATIVE ACTION, OR JUDICIAL DECISION. NO RULING HAS BEEN OR WILL BE REQUESTED FROM THE INTERNAL REVENUE SERVICE ON ANY MATTER RELATING TO THE TAX CONSEQUENCES OF THE MERGER.

         Completion of the merger is conditioned upon receipt by Regions and First Bancshares of an opinion from Alston & Bird LLP, special counsel to Regions, concerning the material federal income tax consequences of the merger. Based upon the assumption that the merger is completed in accordance with the merger agreement and upon factual statements and factual representations made by Regions and First Bancshares, it is such firm's opinion that:

         1. The merger will constitute a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986 (the "Code").

         2. No gain or loss will be recognized by holders of First Bancshares common stock who exchange in the merger of all of their First Bancshares common stock solely for Regions common stock pursuant to the merger (except with respect to any cash received in lieu of fractional share interests in Regions common stock).

         3. The tax basis of the Regions common stock received (including fractional shares deemed received and redeemed) by holders of First Bancshares common stock who exchange all of their First Bancshares common stock solely for Regions common stock in the merger will be the same as the tax basis of the First Bancshares common stock surrendered in exchange for the Regions common stock (reduced by an amount allocable to a fractional share interest in Regions common stock deemed received and redeemed).

         4. The holding period of the Regions common stock received (including fractional shares deemed received and redeemed) by holders of First Bancshares common stock who exchange all of their First Bancshares common stock solely for Regions common stock in the merger will be the same as the holding period of the First Bancshares common stock surrendered in exchange therefor, provided that such First Bancshares common stock is held as a capital asset at the effective time of the merger.

         5. The payment of cash to holders of First Bancshares common stock in lieu of fractional share interests of Regions common stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the Regions common stock redeemed, as provided in Section 302(a) of the Code.

         6. Where solely cash is received by a holder of First Bancshares common stock in exchange for First Bancshares common stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such holder's First Bancshares common stock, subject to the provisions and limitations of Section 302 of the Code.

         THE TAX OPINION DOES NOT ADDRESS ANY STATE, LOCAL, FOREIGN, OR OTHER TAX CONSEQUENCES OF THE MERGER. FIRST BANCSHARES STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO THEM INDIVIDUALLY, INCLUDING TAX REPORTING REQUIREMENTS AND TAX CONSEQUENCES UNDER STATE, LOCAL, AND FOREIGN LAW.

ACCOUNTING TREATMENT

         It is anticipated that the merger will be accounted for as a "purchase," as that term is used pursuant to accounting principles generally accepted in the United States, for accounting and financial reporting purposes. Under the purchase method of accounting, the assets and liabilities of First Bancshares as of the effective time of the merger will be recorded at their estimated respective fair values and added to those of Regions. Financial statements of Regions issued after the effective time will reflect such values and will not be restated retroactively to reflect the historical financial position or results of operations of First Bancshares.

EXPENSES AND FEES

         The merger agreement provides, in general, that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions will bear and pay all of the filing fees and one-half of the printing costs in connection with this proxy statement-prospectus.

RESALES OF REGIONS COMMON STOCK

         The Regions common stock to be issued to First Bancshares stockholders in the merger has been registered under the Securities Act of 1933, but that registration does not cover resales of those shares by persons who control, are controlled by, or are under common control with, First Bancshares (such persons are referred to hereinafter as "affiliates" and generally include executive officers, directors, and 10% stockholders) at the time of the special meeting. Affiliates may not sell shares of Regions common stock acquired in connection with the merger, except pursuant to an effective registration statement under the Securities Act or in compliance with Rule 145 promulgated under the Securities Act or in accordance with a legal opinion satisfactory to Regions that such sale or transfer is otherwise exempt from the Securities Act registration requirements.

         Rule 145 promulgated under the Securities Act restricts the sale of Regions common stock received in the merger by affiliates and certain of their family members and related interests. Under the rule, during the one-year period following the effective time of the merger, affiliates of First Bancshares may resell publicly the Regions common stock received by them in the merger subject to certain limitations as to the amount of Regions common stock sold in any three-month period and as to the manner of sale, and subject to the timeliness of Regions' periodic reporting obligations with the Securities and Exchange Commission. After the one-year period and within two years following the effective time of the merger, affiliates of First Bancshares who are not affiliates of Regions may effect such resales subject only to the timeliness of Regions' periodic reporting requirements. After two years, such affiliates of First Bancshares who are not affiliates of Regions may resell their shares without restriction. Persons who are affiliates of Regions after the effective time of the merger may publicly resell the Regions common stock received by them in the merger subject to similar limitations and subject to certain filing requirements specified in SEC Rule 144. Affiliates will receive additional information regarding the effect of Rule 145 on their ability to resell Regions common stock received in the merger. Affiliates also would be permitted to resell Regions common stock received in the merger pursuant to an effective registration statement under the Securities Act or an available exemption from the Securities Act registration requirements. This proxy statement-prospectus does not cover any resales of Regions common stock received by persons who may be deemed to be affiliates of First Bancshares or Regions.

     Each person who First Bancshares reasonably believes is an affiliate of First Bancshares has delivered to Regions a written agreement providing that such person generally will not sell, pledge, transfer, or otherwise dispose of any Regions common stock to be received by such person upon completion of the merger, except in compliance with the Securities Act and the rules and regulations promulgated thereunder.


                 EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

         As a result of the merger, holders of First Bancshares common stock will be exchanging their shares of a Texas corporation governed by the Texas Business Corporation Act and First Bancshares' articles of incorporation, as amended, and bylaws, for shares of Regions, a Delaware corporation governed by the Delaware General Corporation Law and Regions' certificate of incorporation and bylaws. Certain significant differences exist between the rights of First Bancshares stockholders and those of Regions stockholders. The material differences are summarized below. In particular, Regions' certificate of incorporation and bylaws contain several provisions that under certain circumstances may have an antitakeover effect in that they could impede or prevent an acquisition of Regions unless the potential acquirer has obtained the approval of Regions' board of directors. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of stockholders and their respective entities, and it is qualified in its entirety by reference to the Texas Business Corporation Act and the Delaware General Corporation Law as well as to Regions' certificate of incorporation and bylaws and First Bancshares' articles of incorporation and bylaws.

ANTITAKEOVER PROVISIONS GENERALLY

         The provisions of Regions' certificate of incorporation and bylaws described below under the headings, "-Authorized Capital Stock," "-Amendment of Certificate or Articles of Incorporation and Bylaws," "-Classified Board of Directors and Absence of Cumulative Voting," "-Removal of Directors," "-Limitations on Director Liability," "-Special Meetings of Stockholders," "-Actions by Stockholders Without a Meeting," "-Stockholder Nominations," and "-Mergers, Consolidations, and Sales of Assets Generally," and the provisions of the Delaware General Corporation Law described under the heading "-Business Combinations With Certain Persons," are referred to herein as the "protective provisions." In general, one purpose of the protective provisions is to assist Regions' board of directors in playing a role in connection with attempts to acquire control of Regions, so that the board of directors can further and protect the interests of Regions and its stockholders as appropriate under the circumstances, including, if the board of directors determines that a sale of control is in their best interests, by enhancing the board of directors' ability to maximize the value to be received by the stockholders upon such a sale.

         Although Regions' management believes the protective provisions are, therefore, beneficial to Regions' stockholders, the protective provisions also may tend to discourage some takeover bids. As a result, Regions' stockholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the protective provisions discourage undesirable proposals, Regions may be able to avoid those expenditures of time and money.

         The protective provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of Regions common stock temporarily, enabling stockholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the protective provisions may decrease the market price of Regions common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The protective provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of Regions through replacing the board of directors and management. Furthermore, the protective provisions may make it more difficult for Regions' stockholders to replace the board of directors or management, even if a majority of the stockholders believes such replacement is in the best interests of Regions. As a result, the protective provisions may tend to perpetuate the incumbent board of directors and management.

AUTHORIZED CAPITAL STOCK

         Regions. The certificate of incorporation authorizes the issuance of up to 500,000,000 shares of Regions common stock and 5,000,000 shares of preferred stock. At June 30, 2001, 229,133,874 shares of Regions common stock were issued, including 1,500,000 treasury shares, and 227,633,874 shares were issued and outstanding. No shares of preferred stock have been issued. Regions' board of directors may authorize the issuance of additional shares of Regions common stock or preferred stock without further action by Regions' stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which Regions' capital stock may be listed. The certificate of incorporation does not provide preemptive rights to Regions stockholders.

         The authority to issue additional shares of Regions capital stock provides Regions with the flexibility necessary to meet its future needs without the delay resulting from seeking stockholder approval. The authorized but unissued shares of Regions common stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of Regions. In addition, the sale of a substantial number of shares of Regions common stock to persons who have an understanding with Regions concerning the voting of such shares, or the distribution or declaration of a dividend of shares of Regions common stock (or the right to receive Regions common stock) to Regions stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Regions. Regions has committed not to issue shares of preferred stock for any anti-takeover purpose, including any purpose to make a change in control of Regions more costly or difficult.

         First Bancshares. First Bancshares' authorized capital stock consists of 100,000,000 shares of First Bancshares common stock, and 10,000,000 shares of preferred stock issuable in series as determined by the board of directors of First Bancshares. As of the record date, there were 1,737,864 shares of First Bancshares common stock issued and outstanding, and no shares of First Bancshares preferred stock were issued and outstanding.

         Pursuant to the Texas Business Corporation Act, First Bancshares' board of directors may authorize the issuance of additional shares of First Bancshares common stock or preferred stock without further action by First Bancshares' stockholders. First Bancshares' articles of incorporation, as amended, do not provide the stockholders of First Bancshares with preemptive rights to purchase or subscribe to any unissued authorized shares of First Bancshares common stock or preferred stock or any option or warrant for the purchase thereof.

AMENDMENT OF CERTIFICATE OR ARTICLES OF INCORPORATION AND BYLAWS

         Regions. The Delaware General Corporation Law generally provides that the approval of a corporation's board of directors and the affirmative vote of a majority of (1) all shares entitled to vote thereon and (2) the shares of each class of stock entitled to vote thereon as a class is required to amend a corporation's certificate of incorporation, unless the certificate specifies a greater voting requirement. The certificate of incorporation states that its provisions regarding authorized capital stock, election, classification, and removal of directors, the approval required for certain business combinations, meetings of stockholders, and amendment of the certificate of incorporation and bylaws may be amended or repealed only by the affirmative vote of the holders of at least 75% of the outstanding shares of Regions common stock.

         The certificate of incorporation also provides that the board of directors has the power to adopt, amend, or repeal the bylaws. Any action taken by the stockholders with respect to adopting, amending, or repealing any bylaws may be taken only upon the affirmative vote of the holders of at least 75% of the outstanding shares of Regions common stock.

         First Bancshares. The Texas Business Corporation Act generally provides that a Texas corporation's articles of incorporation may be amended by the affirmative vote of at least two-thirds of the shares entitled to vote thereon, unless the articles of incorporation provide for a higher or lower voting requirement. First Bancshares' articles of incorporation include special provisions relating to amendment of the articles of incorporation which allow the affirmative vote of a majority of the shares entitled to vote to amend the articles of incorporation.

         The board of directors has the power to adopt, amend, or repeal the bylaws by a majority vote, subject to the right of the stockholders by majority vote to adopt, amend, or repeal the bylaws by majority vote.

CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

         Regions. The certificate of incorporation provides that Regions' board of directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office.

     The effect of Regions' having a classified board of directors is that only approximately one-third of the members of the board of directors are elected each year; consequently, two annual meetings are effectively required for Regions' stockholders to change a majority of the members of the board of directors.

         Pursuant to the certificate of incorporation, each stockholder generally is entitled to one vote for each share of Regions stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a stockholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The stockholder has the right to cast all of such holder's votes in favor of one candidate or to distribute such holder's votes in any manner among any number of candidates. Directors are elected by a plurality of the total votes cast by all stockholders. With cumulative voting, it may be possible for minority stockholders to obtain representation on the board of directors. Without cumulative voting, the holders of more than 50% of the shares of Regions common stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining Regions common stock effectively may not be able to elect any person to the board of directors. The absence of cumulative voting, therefore, could make it more difficult for a stockholder who acquires less than a majority of the shares of Regions common stock to obtain representation on Regions' board of directors.

         First Bancshares. First Bancshares' articles of incorporation do not provide for a classified board of directors. Holders of First Bancshares common stock are not afforded cumulative voting rights.

REMOVAL OF DIRECTORS

         Regions. Under the certificate of incorporation, any director or the entire board of directors may be removed only for cause and only by the affirmative vote of the holders of at least 75% of Regions' voting stock.

         First Bancshares. Pursuant to First Bancshares' bylaws, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares entitled to vote on the election of directors.

LIMITATIONS ON DIRECTOR LIABILITY

         Regions. The certificate of incorporation provides that a director of Regions will have no personal liability to Regions or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (1) any breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) the payment of certain unlawful dividends and the making of certain unlawful stock purchases or redemptions, or (4) any transaction from which the director derived an improper personal benefit.

         Although this provision does not affect the availability of injunctive or other equitable relief as a remedy for a breach of duty by a director, it does limit the remedies available to a stockholder who has a valid claim that a director acted in violation of such director's duties, if the action is among those as to which liability is limited. This provision may reduce the likelihood of stockholder derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duties, even though such action, if successful, might have benefitted Regions and its stockholders. The SEC has taken the position that similar provisions added to other corporations' certificates of incorporation would not protect those corporations' directors from liability for violations of the federal securities laws.

         First Bancshares. The Texas Miscellaneous Corporation Laws Act provides for, and First Bancshares' articles of incorporation include, a similar provision, although somewhat more limited, limiting a director's personal liability for money damages arising out of a breach of duty.

INDEMNIFICATION

         Regions. The certificate of incorporation provides that Regions will indemnify its officers, directors, employees, and agents to the full extent permitted by the Delaware General Corporation Law. Under Section 145 of the Delaware General Corporation Law as currently in effect, other than in actions brought by or in the right of Regions, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions and, with respect to any criminal proceeding, if such person had no reasonable cause to believe that the conduct was unlawful. In actions brought by or in the right of Regions, such indemnification probably would be limited to reasonable expenses (including attorneys' fees) and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions, except that no indemnification may be made with respect to any matter as to which such person is adjudged liable to Regions, unless, and only to the extent that, the court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper. To the extent that any director, officer, employee, or agent of Regions has been successful on the merits or otherwise in defense of any action, suit, or proceeding, as discussed herein, whether civil, criminal, administrative, or investigative, such person must be indemnified against reasonable expenses incurred by such person in connection therewith.

     First Bancshares. The Texas Business Corporation Act and First Bancshares' articles of incorporation provide for indemnification of its directors, officers, employees, and agents in substantially the same manner and with substantially the same effect as in the case of Regions.

SPECIAL MEETINGS OF STOCKHOLDERS

     Regions. Regions' certificate of incorporation and bylaws provide that special meetings of stockholders may be called at any time, but only by the chief executive officer, the secretary, or the board of directors of Regions. Regions stockholders do not have the right to call a special meeting or to require that Regions' board of directors call such a meeting. This provision, combined with other provisions of the certificate of incorporation and the restriction on the removal of directors, would prevent a substantial stockholder from compelling stockholder consideration of any proposal (such as a proposal for a business combination) over the opposition of Regions' board of directors by calling a special meeting of stockholders at which such stockholder could replace the entire board of directors with nominees who were in favor of such proposal.

         First Bancshares. Under First Bancshares' bylaws, a special meeting of First Bancshares stockholders may be called by the president, board of directors, or the holders of not less than 10.0% of the shares entitled to vote at the meeting.

ACTIONS BY STOCKHOLDERS WITHOUT A MEETING

         Regions. The certificate of incorporation provides that any action required or permitted to be taken by Regions stockholders must be effected at a duly called meeting of stockholders and may not be effected by any written consent by the stockholders. These provisions would prevent stockholders from taking action, including action on a business combination, except at an annual meeting or special meeting called by the board of directors, chief executive officer, or secretary, even if a majority of the stockholders were in favor of such action.

         First Bancshares. Under the Texas Business Corporation Act and First Bancshares' bylaws, any action requiring or permitting stockholder approval may be approved by written consent of stockholders holding all of the shares of First Bancshares common stock outstanding.

STOCKHOLDER NOMINATIONS

         Regions. Regions' certificate of incorporation and bylaws provide that any nomination by stockholders of individuals for election to the board of directors must be made by delivering written notice of such nomination (the "Nomination Notice") to the Secretary of Regions not less than 14 days nor more than 50 days before any meeting of the stockholders called for the election of directors; provided, however, that if less than 21 days notice of the meeting is given to stockholders, the Nomination Notice must be delivered to the Secretary of Regions not later than the seventh day following the day on which notice of the meeting was mailed to stockholders. The Nomination Notice must set forth certain background information about the persons to be nominated, including information concerning (1) the name, age, business, and, if known, residential address of each nominee, (2) the principal occupation or employment of each such nominee, and (3) the number of shares of Regions capital stock beneficially owned by each such nominee. The board of directors is not required to nominate in the annual proxy statement any person so proposed; however, compliance with this procedure would permit a stockholder to nominate the individual at the stockholders' meeting, and any stockholder may vote such holder's shares in person or by proxy for any individual such holder desires.

         First Bancshares. First Bancshares' articles of incorporation and bylaws do not provide for special nominating procedures for election of directors.

MERGERS, CONSOLIDATIONS, AND SALES OF ASSETS GENERALLY

         Regions. The certificate of incorporation generally requires the affirmative vote of the holders of at least 75% of the outstanding voting stock of Regions to effect (1) any merger or consolidation with or into any other corporation, or (2) any sale or lease of any substantial part of the assets of Regions to any party that beneficially owns 5.0% or more of the outstanding shares of Regions voting stock, unless the transaction was approved by Regions' board of directors before the other party became a 5.0% beneficial owner or is approved by 75% or more of the board of directors after the party becomes such a 5.0% beneficial owner. In addition, the Delaware General Corporation Law generally requires the approval of a majority of the outstanding voting stock of Regions to effect (1) any merger or consolidation with or into any other corporation, (2) any sale, lease, or exchange of all or substantially all of Regions property and assets, or (3) the dissolution of Regions. However, pursuant to the Delaware General Corporation Law, Regions may enter into a merger transaction without stockholder approval if (1) Regions is the surviving corporation, (2) the agreement of merger does not amend in any respect Regions' certificate of incorporation, (3) each share of Regions stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of Regions after the effective date of the merger, and (4) either no shares of Regions common stock and no shares, securities, or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of Regions common stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities, or obligations to be issued or delivered under such plan do not exceed 20% of the shares of Regions common stock outstanding immediately prior to the effective date of the merger.

         First Bancshares. The Texas Business Corporation Act generally requires approval of at least two-thirds of the outstanding shares of a corporation's voting stock to approve a merger, consolidation, share exchange, sale of all or substantially all of the corporation's assets, or similar corporate transaction. The corporation's board of directors by resolution may require a different percentage of votes necessary for approval. First Bancshares articles of incorporation provide that a majority of the outstanding shares of voting stock may approve such a transaction.

BUSINESS COMBINATIONS WITH CERTAIN PERSONS

         Regions. Section 203 of the Delaware General Corporation Law ("Section 203") places certain restrictions on "business combinations" (as defined in
Section 203 to include, generally, mergers, sales and leases of assets, issuances of securities, and similar transactions) by Delaware corporations with an "interested stockholder" (as defined in Section 203 to include, generally, the beneficial owner of 15% or more of the corporation's outstanding voting stock). Section 203 generally applies to Delaware corporations, such as Regions, that have a class of voting stock listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders, unless the corporation expressly elects in its certificate of incorporation or bylaws not to be governed by Section 203.

         Regions has not specifically elected to avoid the application of
Section 203. As a result, Section 203 generally would prohibit a business combination by Regions or a subsidiary with an interested stockholder within three years after the person or entity becomes an interested stockholder, unless
(1) prior to the time when the person or entity becomes an interested stockholder, Regions' board of directors approved either the business combination or the transaction pursuant to which such person or entity became an interested stockholder, (2) upon completion of the transaction in which the person or entity became an interested stockholder, the interested stockholder held at least 85% of the outstanding Regions voting stock (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or (3) once the person or entity becomes an interested stockholder, the business combination is approved by Regions' board of directors and by the holders of at least two-thirds of the outstanding Regions voting stock, excluding shares owned by the interested stockholder.

         First Bancshares. Certain corporations in Texas are subject to the Texas Business Combination Law, which imposes similar restrictions on certain business combinations between the corporation and an interested stockholder. First Bancshares is subject to the Texas Business Combination Law.

DISSENTERS' RIGHTS

         Regions. The rights of dissenting stockholders of Regions are governed by the Delaware General Corporation Law. Pursuant thereto, except as described below, any stockholder has the right to dissent from any merger of which Regions could be a constituent corporation. No appraisal rights are available, however, for (1) the shares of any class or series of stock that is either listed on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders or (2) any shares of stock of the constituent corporation surviving a merger if the merger did not require the approval of the surviving corporation's stockholders, unless, in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (a) shares of stock of the corporation surviving or resulting from the merger or consolidation; (b) shares of stock of any other corporation that will be listed at the effective date of the merger on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders; (c) cash instead of fractional shares of stock described in clause (a) or (b) immediately above; or (d) any combination of the shares of stock and cash instead of fractional shares described in clauses (a) through (c) immediately above. Because Regions common stock is quoted on the Nasdaq National Market and is held of record by more than 2,000 stockholders, unless the exception described immediately above applies, holders of Regions common stock do not have dissenters' rights.

         First Bancshares. A summary of the pertinent provisions of the Texas Business Corporation Act pertaining to dissenters' rights is set forth under the caption "The Merger--Dissenting Stockholders," and such provisions are included as Appendix C.

STOCKHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

         Regions. The Delaware General Corporation Law provides that a stockholder may inspect books and records upon written demand under oath stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

         First Bancshares. Pursuant to the Texas Business Corporation Act, upon written notice of a demand to inspect corporate records and demonstration of a proper purpose, a stockholder who has held shares of First Bancshares common stock for at least six months or holds 5% or more of the outstanding shares of First Bancshares common stock is entitled to inspect specified corporate records, including accounting records, minutes of stockholder meetings and certain resolutions adopted at director meetings, and stockholder records.

DIVIDENDS

         Regions. The Delaware General Corporation Law provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by Regions are derived from its subsidiary depository institutions. There are various statutory limitations on the ability of Regions' subsidiary depository institutions to pay dividends to Regions. See "Supervision and Regulation-Payment of Dividends."

         First Bancshares. Pursuant to the Texas Business Corporation Act, a board of directors may from time to time make distributions to its stockholders, subject to restrictions in its articles of incorporation, provided that no distribution may be made if, after giving it effect, (1) the corporation would be insolvent, or (2) the distribution exceeds the corporation's surplus. There are no specific restrictions regarding payment of dividends contained in First Bancshares' articles of incorporation. Substantially all of the funds available for the payment of dividends by First Bancshares are derived from its banking subsidiary, First Bank of Texas. There are various statutory limitations on the ability of First Bank of Texas to pay dividends to First Bancshares.

                     COMPARATIVE MARKET PRICES AND DIVIDENDS

         Regions common stock is quoted on the Nasdaq National Market under the symbol "RGBK." First Bancshares common stock is not traded in any established market. The following table sets forth, for the indicated periods, the high and low closing sale prices for Regions common stock as reported on the Nasdaq National Market, the high and low prices of First Bancshares common stock based on the transactions known to First Bancshares management, and the cash dividends declared per share of Regions and First Bancshares common stock. For the indicated period there has been only a very limited number of transactions in First Bancshares common stock and all such transactions have involved limited numbers of shares.




                                              REGIONS                                   FIRST BANCSHARES
                                     PRICE RANGE   CASH DIVIDENDS                                  CASH DIVIDENDS
                                                      DECLARED                                         DECLARED
                                    HIGH      LOW    PER SHARE                  HIGH       LOW        PER SHARE
                                    ----      ---    ---------                  ----       ---        ---------
1999
First Quarter.................    $ 41.44   $ 34.63     $ .25                   $15.75     $14.00        $.10
Second Quarter................      39.13     34.72       .25                    14.62      12.50         .10
Third Quarter.................      38.94     29.81       .25                    13.25      12.87         .10
Fourth Quarter................      31.25     23.38       .25                    13.37      12.87         .10

2000
First Quarter ................      24.31     18.44       .27                    13.62      13.00         .10
Second Quarter................      24.50     19.19       .27                    13.37      12.00         .10
Third Quarter ................      24.81     19.94       .27                    13.75      11.25         .10
Fourth Quarter ...............      27.81     20.31       .27                    15.62      13.50         .10

2001
First Quarter.................      32.00     26.75       .28                    15.00      14.62         .10
Second Quarter................      32.00     28.00       .28                    15.00      14.75         .10
Third Quarter.................      32.35     26.85       .28                    13.25      17.50         .10
Fourth Quarter (through
October 26, 2001) ............      26.34     29.22       .28                    17.00      17.00          --



         On October 26, 2001, the last reported sale price of Regions common stock as reported on the Nasdaq National Market, was $28.14, and the price of First Bancshares common stock in the last known transaction was $17.00, on September 4, 2001. On August 10, 2001, the last business day prior to public announcement of the proposed merger, the last reported sale price of Regions common stock as reported on the Nasdaq National Market was $32.00, and the price of First Bancshares common stock in the last known transaction was $13.50, on August 7, 2001.


         The holders of Regions common stock are entitled to receive dividends when and if declared by the board of directors out of funds legally available therefor. Regions has paid regular quarterly cash dividends since 1971. Although Regions currently intends to continue to pay quarterly cash dividends on the Regions common stock, there can be no assurance that Regions' dividend policy will remain unchanged after completion of the merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the board of directors' consideration of other relevant factors.

         Regions is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from its subsidiary financial institutions. Regions' subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "Supervision and Regulation-Payment of Dividends."

         The holders of First Bancshares' common stock are entitled to receive dividends when and if declared by the board of directors out of funds legally available therefor. First Bancshares has paid regular quarterly cash dividends since October of 1993. Pursuant to the merger agreement, First Bancshares may only declare and pay dividends consistent with past practices. There can be no assurance that First Bancshares will continue to pay dividends. The declaration and payment of dividends depends upon business conditions, operating results, capital and reserve requirements, and the board of directors' consideration of other relevant factors.

         First Bancshares is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from First Bank of Texas. First Bank of Texas is subject to certain legal restrictions on the amount of dividends it is permitted to pay.

                       INFORMATION ABOUT FIRST BANCSHARES

         First Bancshares is a bank holding company organized under the laws of the state of Texas with its principal executive office located in Houston, Texas. First Bancshares operates principally through First Bank of Texas, which is a state-chartered commercial bank and which provides a range of consumer and commercial banking services through six offices in Harris, Hamilton, and Montgomery Counties. At June 30, 2001, First Bancshares had total consolidated assets of approximately $169.2 million, total consolidated deposits of approximately $151.8 million, and total consolidated stockholders' equity of approximately $13.1 million. First Bancshares' principal executive office is located at 2001 Kirby Drive, Suite 808, Houston, Texas, 77019 and its telephone number at such address is (713) 522-5970.

BUSINESS AND PROPERTIES

         First Bancshares was organized as a bank holding company for First Bank in 1980. First Bancshares offers a diversified range of commercial and retail banking services for customers located principally in Harris, Hamilton and Montgomery Counties. First Bancshares' customer base is composed primarily of individuals who either work or reside in First Bancshares' market areas and commercial enterprises engaged in a wide range of businesses throughout First Bancshares' market areas.

         Through its banking subsidiary, First Bancshares provides its customers with a variety of banking services, including checking accounts, savings accounts, certificates of deposit, bank-by-mail and 24-hour depository facilities, cashier's checks, travelers checks, savings bonds, consumer loans, automobile loans, commercial loans, real estate loans, home improvement loans and safe deposit boxes.

         In addition to its corporate headquarters at 2001 Kirby Drive, Suite 808, Houston, Texas, First Bancshares conducts business at six banking locations. First Bancshares owns all of the buildings in which its banking centers are located. The corporate headquarters in Houston are leased. The lease term of the Houston location expires in September of 2002. The expiration date does not include renewal option periods that may be available.

         The following table sets forth specific information on First Bancshares' headquarters location and each of its six full-service banking offices:

                                                                                                DEPOSITS AT
LOCATION                                          ADDRESS                                      JUNE 30, 2001
--------                                          -------                                      -------------
                                                                                              (In thousands)
Hamilton                       101 E. Henry, Hamilton, Texas                                     $21,903
Houston                        2001 Kirby Drive, Suite 808, Houston, Texas                           (1)
Magnolia                       18934 FM 1488, Magnolia, Texas                                     17,951
Pinehurst                      32323 SH 249, Pinehurst, Texas                                      5,438
Spring                         7801 Louetta, Spring, Texas                                        20,320
Tomball (Main Office)          810W. Main, Tomball, Texas                                         83,270
Tomball                        28597 Tomball Parkway, Tomball, Texas                               3,839

(1) The Houston location is the corporate headquarters of First Bancshares. It is not a branch of First Bank of Texas, and banking activities are not conducted at this location.

COMPETITION

         First Bancshares encounters vigorous competition in its market areas for the provision of depository institution financial services from a number of sources, including bank holding companies and commercial banks, savings and loan associations and other thrift institutions, credit unions, other financial institutions, and financial intermediaries that operate in First Bancshares' market area. Regional interstate banking laws and other recent federal and state laws have resulted in increased competition from both conventional banking institutions and other businesses offering financial services and products. First Bank of Texas also competes for interest bearing funds with a number of other financial intermediaries and nontraditional consumer investment alternatives, including brokerage firms, consumer finance companies, commercial finance companies, credit unions, money market funds, and federal, state, and municipal issuers of short term obligations. Many of these competitors have greater financial resources than First Bank of Texas. At June 30, 2001, there were approximately 24 commercial banks, one savings bank, and two credit unions competing with First Bank of Texas in the bank's market area.

LEGAL PROCEEDINGS

         First Bancshares and First Bank of Texas are not parties to any material legal proceedings other than ordinary routine litigation incidental to their business.

MANAGEMENT

         The following table presents information about the directors and executive officers of First Bancshares. Unless otherwise indicated, each person has sole voting and investment powers over the indicated shares. Information relating to beneficial ownership of First Bancshares common stock is based upon "beneficial ownership" concepts set forth in rules promulgated under the Exchange Act. Under such rules a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days from the record date.

                                                        POSITION AND
                           PRESENT OCCUPATION           OFFICES HELD          DIRECTOR OR      NUMBER OF SHARES
                             AND PRINCIPAL               WITH FIRST            EXECUTIVE      BENEFICIALLY OWNED
                            OCCUPATION FOR              BANCSHARES OF          OFFICER        AT THE RECORD DATE
        NAME                LAST FIVE YEARS          TEXAS AND FIRST BANK(1)    SINCE        AND PERCENT OF CLASS
---------------------      ------------------        -----------------------  -----------    --------------------
W. Allen Gage                   Banking                  Chairman, Chief          1991          550,129     31.66%(2)
                                                        Executive Officer,
                                                      and President of First
                                                       Bancshares; Chairman
                                                       and Chief Executive
                                                      Officer of First Bank

Kenneth E. Goates               Banking                    Director               1992           48,000      2.76

James C. Lederer               Attorney                    Director               1993           35,000      2.01

Mary Melville                   Banking                 Vice President and        1990          288,129     16.58(2)
                                                        Secretary of First
                                                      Bancshares; Executive
                                                        Vice President and
                                                      Director of First Bank

Joan Luce                       Banking                 Vice President and        1999              N/A
                                                        Treasurer of First
                                                      Bancshares; Executive
                                                        Vice President and
                                                      Director of First Bank

(1)      Unless otherwise indicated, position is with First Bancshares.
(2) Includes 260,129 shares held by the First Bancshares Employee Stock Ownership Plan of which Mr. Gage and Ms. Melville are trustees.

TRANSACTIONS WITH MANAGEMENT

     In the ordinary course of business, First Bank of Texas has loans, deposits and other transactions with its executive officers, directors, and organizations with which such persons are associated. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. The aggregate amount of loans to such persons and any company in which they have a 10% or more ownership interest as of June 30, 2001, were approximately $120,000.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information concerning the beneficial owners of more than 5.0% of First Bancshares common stock, as of the record date.


                          NAME AND ADDRESS                AMOUNT AND NATURE        PERCENT OF
OF BENEFICIAL OWNER       BENEFICIAL OWNERSHIP                CLASS (1)
-------------------       --------------------            ------------------       ---------
                          W. Allen Gage                        550,129               31.66%(2)
                          2001 Kirby Suite 808
                          Houston, TX  77019

                          First Bancshares Employee            260,129               14.97
                          Stock Ownership Plan
                          2001 Kirby, Suite 808
                          Houston, TX  77019


(1) The information shown above is based upon information furnished by the named persons. Information relating to beneficial ownership is based upon "beneficial ownership" concepts set forth in rules promulgated under the Exchange Act. Under such rules a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days from the record date.

(2) Includes 260,129 shares held by First Bancshares Employee Stock Ownership Plan of which Mr. Gage is a trustee.

                            INFORMATION ABOUT REGIONS


GENERAL

         Regions is a regional bank holding company and financial holding company organized and existing under the laws of the state of Delaware and headquartered in Birmingham, Alabama, with more than 670 banking offices located in Alabama, Arkansas, Florida, Georgia, Louisiana, South Carolina, Tennessee, and Texas as of June 30, 2001. At that date, Morgan Keegan & Company, Inc., Regions' broker-dealer subsidiary, had 140 offices in 14 states. As of June 30, 2001, Regions had total consolidated assets of approximately $45.1 billion, total consolidated deposits of approximately $31.8 billion, and total consolidated stockholders' equity of approximately $3.8 billion. Regions has banking-related subsidiaries engaged in mortgage banking, credit life insurance, and leasing, with offices in various Southeastern states. Through Morgan Keegan and its banking-related subsidiaries, Regions offers a broad range of banking and financial services.

         Regions was organized under the laws of the state of Delaware and commenced operations in 1971 under the name First Alabama Bancshares, Inc. In 1994, the name of First Alabama Bancshares, Inc. was changed to Regions Financial Corporation. Regions' principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is (205) 944-1300.

         Regions continually evaluates business combination opportunities and frequently conducts due diligence activities in connection with possible business combinations. As a result, business combination discussions and, in some cases, negotiations frequently take place, and future business combinations involving cash, debt, or equity securities can be expected. Any future business combination or series of business combinations that Regions might undertake may be material, in terms of assets acquired or liabilities assumed, to Regions' financial condition. Recent business combinations in the banking industry have typically involved the payment of a premium over book and market values. This practice could result in dilution of book value and net income per share for the acquirer.


         Additional information about Regions and its subsidiaries is included in documents incorporated by reference in this proxy statement-prospectus. See "Where You Can Find More Information" on page 59. A copy of each of the documents listed on page 59 under "Regions SEC Filings" accompanies this proxy statement-prospectus.


RECENT DEVELOPMENTS

         Since December 31, 2000, and as of the date of this proxy statement-prospectus, Regions has completed the acquisitions of Morgan Keegan, Inc. and Rebsamen Insurance, Inc. and has entered into a definitive agreement to acquire one financial institution in addition to First Bancshares. Certain aspects of the completed and other pending acquisition are presented in the following table:


                                                                                CONSIDERATION
                                                            ----------------------------------------------------
                                                                  APPROXIMATE
                                                            -------------------------
                                                                                                      ACCOUNTING
             INSTITUTION                                    ASSET SIZE(1)    VALUE(1)      TYPE        TREATMENT
             -----------                                    -------------    --------      ----       ----------
                                                                                (In millions)
Recently Completed Acquisition


Morgan Keegan, Inc., located in Memphis, Tennessee          $   2,008       $  783        Regions      Purchase
                                                                                          Common
                                                                                          Stock
                                                                                         and Cash

Rebsamen Insurance, Inc., located in Little Rock,                              Not
     Arkansas                                                      32        Reported      Cash        Purchase

Other Pending Acquisition

Park Meridian Financial Corporation, located in                   284           50        Regions      Purchase
     Charlotte, North Carolina                                                            Common
                                                                                           Stock


---------------
(1) Calculated as of the date of consummation in the case of the completed acquisitions and as of the date of announcement of the transaction in the case of pending acquisitions.

     Completion of the other pending acquisition is subject to the approval of certain regulatory agencies and approval of the stockholders of the institution to be acquired. Moreover, the closing of the transaction is subject to various contractual conditions precedent. No assurance can be given that the conditions precedent to consummating the transaction will be satisfied in a manner that will result in their completion.

         If the other pending acquisition and the merger had been consummated on June 30, 2001, as of that date Regions' total consolidated assets would have been increased by approximately $430 million to approximately $45.6 billion; its total consolidated deposits would have increased by approximately $358 million to approximately $31.5 billion; and its total consolidated stockholders' equity would have remained at approximately $3.8 billion.

REGIONS' THIRD QUARTER OPERATING RESULTS


        For the third quarter ended September 30, 2001, Regions reported net income of $135.2 million or $.59 per share (or $.59 per diluted share), representing a 6% increase in net income (and a 2% increase on a per share basis) over the same period of 2000. For the nine months ended September 30, 2001, Regions reported net income of $370.8 million or $1.66 per share (or $1.64 per diluted share), representing an 8% decrease on a per-share basis in net income over the comparable period of 2000. As of September 30, 2001, Regions had total consolidated assets of approximately $45.7 billion, total consolidated deposits of approximately $30.6 billion, and total consolidated stockholders' equity of approximately $3.9 billion. The return on average total assets for the nine months ended September 30, 2001 was 1.11%, and the return on average stockholders' equity was 13.44%. At September 30, 2001, the ratio of stockholders' equity to total assets was 8.64%.

                           SUPERVISION AND REGULATION



         The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to Regions and First Bancshares. Additional information is available in Regions' Annual Report on Form 10-K for the fiscal year ended December 31, 2000, a copy of which accompanies this proxy statement-prospectus. See "Where You Can Find More
Information."


GENERAL

         Regions and First Bancshares are both bank holding companies registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act. As such, Regions and First Bancshares and their non-bank subsidiaries are subject to the supervision, examination, and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve Board as well as other applicable state laws.

         The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve Board before: (1) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5.0% of the voting shares of the bank; (2) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (3) it may merge or consolidate with any other bank holding company.

         The Bank Holding Company Act further provides that the Federal Reserve Board may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve Board is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served.

         The Bank Holding Company Act prohibits bank holding companies that have not become financial holding companies from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

         As a financial holding company, however, Regions has authority to engage in a range of activities that are financial in nature and that were not previously permissible for banks and bank holding companies. Subject to the regulations of the Federal Reserve Board, a financial holding company may engage directly or through a subsidiary in the statutorily authorized activities of securities dealing, underwriting, and market making, insurance underwriting and agency activities, merchant banking, and insurance company portfolio investments, and in any activity that the Federal Reserve Board determines by rule or order to be financial in nature or incidental to such financial activity. Merchant banking activities are subject to certain limitations and may become subject to more stringent capital requirements than other activities.

         Under the Bank Holding Company Act, as amended by the Gramm-Leach-Bliley Act effective in 2000, securities brokerage firms and insurance companies may acquire banks and bank holding companies and become financial holding companies. The Gramm-Leach-Bliley Act provides for coordinated regulation of integrated financial holding companies, providing generally for "umbrella" regulation of financial holding companies by the Federal Reserve Board, and for functional regulation of banking activities by bank regulators, securities activities by securities regulators, and insurance activities by insurance regulators.

         As of the date of this proxy statement-prospectus, Regions Bank is Regions' only subsidiary bank and First Bank of Texas is First Bancshares' only subsidiary bank. Regions Bank and First Bank of Texas are each a member of the Federal Deposit Insurance Corporation (the "FDIC"), and therefore the deposits of each are insured by the FDIC to the extent provided by law. Regions Bank and First Bank of Texas are also subject to numerous state and federal statutes and regulations that affect their businesses, activities, and operations.

         As an Alabama state bank that recently became a member of the federal reserve system, Regions Bank is subject to supervision and examination by the Federal Reserve Board and the State Banking Department of Alabama. First Bank of Texas is subject to supervision and examination by the FDIC and the Texas Department of Banking. The applicable federal and state banking regulators regularly examine the operations of the banks and have authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The federal and state banking regulators also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

PAYMENT OF DIVIDENDS

         Regions and First Bancshares are legal entities separate and distinct from their banking and other subsidiaries. The principal sources of cash flow of both Regions and First Bancshares, including cash flow to pay dividends to their respective stockholders, are dividends from their subsidiary banks. There are statutory and regulatory limitations on the payment of dividends by these subsidiary banks to Regions and First Bancshares, as well as by Regions and First Bancshares to their stockholders.

         As to the payment of dividends, Regions Bank is subject to the laws and regulations of the state of Alabama and to the regulations of the Federal Reserve Board., First Bank of Texas is subject to the laws and regulations of the state of Texas, and to the regulations of the FDIC.

         If, in the opinion of a federal banking regulatory agency, an institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such agency may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete an institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under current federal law, an insured institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "-Prompt Corrective Action." Moreover, the Federal Reserve Board and the FDIC have issued policy statements which provide that bank holding companies and insured banks should generally pay dividends only out of current operating earnings.

         At June 30, 2001, under dividend restrictions imposed under federal and the respective state laws, without obtaining governmental approvals, Regions Bank could declare aggregate dividends to Regions of approximately $340 million, and First Bank of Texas could declare aggregate dividends to First Bancshares of approximately $567,000.

         The payment of dividends by Regions and First Bancshares and their subsidiary banks may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

         Regions, First Bancshares, and their respective subsidiary banks are required to comply with the capital adequacy standards established by their primary federal regulator, the Federal Reserve Board in the case of Regions, Regions Bank, and First Bancshares and the FDIC in the case of First Bank of Texas. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal Reserve Board: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

         The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

         The minimum guideline for the ratio of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of the Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, qualifying noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of certain subordinated debt, other preferred stock, and a limited amount of loan loss reserves. The minimum guideline for Tier 1 Capital is 4.0%. At June 30, 2001, Regions' consolidated Total Capital Ratio was 12.18% and its Tier 1 Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) was 8.78%, and First Bancshares' consolidated Total Capital Ratio was 11.81% and its Tier 1 Capital Ratio was 11.05%.

         In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets (the "Leverage Ratio"), of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points above the stated minimums. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it will consider a "tangible Tier 1 Capital leverage ratio" (deducting all intangibles) and other indicators of capital strength in evaluating proposals for expansion or new activities. At June 30, 2001, Regions' Leverage Ratio was 6.69% and First Bancshares' Leverage Ratio was 6.60%.

         Each of Regions Bank and First Bank of Texas is subject to risk-based and leverage capital requirements applicable to banks as adopted by its respective primary federal regulator, which are substantially similar to those adopted by the Federal Reserve Board applicable to bank holding companies. Each of the subsidiary banks was in compliance with applicable minimum capital requirements as of June 30, 2001. Neither Regions, First Bancshares, nor any of their subsidiary banks has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.

         Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "-Prompt Corrective Action."

         The Federal Reserve Board and the FDIC also have adopted final regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off- balance-sheet position) in the evaluation of a bank's capital adequacy. The bank regulatory agencies' methodology for evaluating interest rate risk requires banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures.

PROMPT CORRECTIVE ACTION

         Current federal law establishes a system of prompt corrective action to resolve the problems of undercapitalized banks and other depository institutions. Under this system the federal banking regulators have established five capital categories ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized") and must take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, current federal law requires the appropriate federal banking regulator to appoint a receiver or conservator for a depository institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

         Under the final agency rule implementing the prompt corrective action provisions, a depository institution that (1) has a Total Capital ratio of 10% or greater, a Tier 1 Capital ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (2) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be "well capitalized." A depository institution with a Total Capital ratio of 8.0% or greater, a Tier 1 Capital ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be "adequately capitalized." A depository institution that has a Total Capital ratio of less than 8.0%, a Tier 1 Capital ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be "undercapitalized." A depository institution that has a Total Capital ratio of less than 6.0%, a Tier 1 Capital ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be "significantly undercapitalized," and a depository institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

         A depository institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Although the prompt corrective action system does not apply to holding companies of banks and other depository institutions, a bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of the law.

         At June 30, 2001, the subsidiary banks of Regions and First Bancshares had the requisite capital levels to qualify as well-capitalized.

FDIC INSURANCE ASSESSMENTS

         The FDIC currently uses a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The risk-based assessment system, which went into effect on January 1, 1994, assigns an institution to one of three capital categories: (1) well capitalized; (2) adequately capitalized; and (3) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied.

         The FDIC recently has proposed changes to its assessment system that are designed to require premium payments by a greater number of banks and other FDIC-insured depository institutions and that also would provide rebates to some institutions. If any of these changes were to take effect, the assessment obligations of the subsidiary banks of Regions and First Bancshares could change.

         The FDIC may terminate an institution's insurance of deposits upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

                       DESCRIPTION OF REGIONS COMMON STOCK

         Regions is authorized to issue 500,000,000 shares of Regions common stock and 5,000,000 shares of preferred stock. At June 30, 2001, 229,133,874 shares of Regions common stock were issued, including 1,500,000 treasury shares, and 227,633,874 shares were issued and outstanding. At that date no preferred stock was issued. No other class of stock is authorized.

         Holders of Regions common stock are entitled to receive such dividends as may be declared by the board of directors out of funds legally available therefor. The ability of Regions to pay dividends is affected by the ability of its subsidiary institutions to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. At June 30, 2001, under such requirements and guidelines, Regions' subsidiary institutions had $340 million of undivided profits legally available for the payment of dividends. See "Supervision and Regulation-Payment of Dividends."

         For a further description of Regions common stock, see "Effect of the Merger on Rights of Stockholders."


                              STOCKHOLDER PROPOSALS

         Regions expects to hold its next annual meeting of stockholders after the merger during May 2002. Under SEC rules, proposals of Regions stockholders intended to be presented at that meeting must be received by Regions at its principal executive offices by December 11, 2001, for consideration by Regions for possible inclusion in such proxy statement.

                           FORWARD LOOKING STATEMENTS

         This proxy statement-prospectus and documents incorporated in it may include forward looking statements which reflect Regions' current views with respect to future events and financial performance. Such forward looking statements are based on general assumptions and are subject to various risks, uncertainties, and other factors that may cause actual results to differ materially from the views, beliefs, and projections expressed in such statements. Some factors are specific to Regions, including:

- The cost and other effects of material contingencies, including litigation contingencies and other contingencies related to acquired operations.

- Regions' ability to expand into new markets and to maintain profit margins in the face of pricing pressures.

- The ability of Regions to achieve the earnings expectations related to the acquired operations of recently-completed and pending acquisitions, which in turn depends on a variety of factors, including

         - the ability of Regions to achieve the anticipated cost savings and revenue enhancements with respect to the acquired operations.

         - the assimilation of the acquired operations to Regions' corporate culture, including the ability to instill Regions' credit practices and efficient approach to the acquired operations.

         - the continued growth of the acquired entities' markets consistent with recent historical experience.

Other factors which may affect Regions apply to the financial services industry more generally, including:

- Possible changes in economic and business conditions that may affect the prevailing interest rates, the prevailing rates of inflation, or the amount of growth, stagnation, or recession in the global, U.S., and southeastern U.S. economies, the value of investments, collectibility of loans, and the profitability of business entities.

- Possible changes in monetary and fiscal policies, laws, and regulations, and other activities of governments, agencies, and similar organizations.

- The effects of easing of restrictions on participants in the financial services industry, such as banks, securities brokers and dealers, investment companies, and finance companies, and attendant changes in patterns and effects of competition in the financial services industry.

         The words "believe", "expect", "anticipate", "project", and similar expressions signify forward looking statements. Readers are cautioned not to place undue reliance on any forward looking statements made by or on behalf of Regions. Any such statement speaks only as of the date the statement was made. Regions undertakes no obligation to update or revise any forward looking statements.

                                     EXPERTS

         The consolidated financial statements of Regions at December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, incorporated by reference in this Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon which is included in the Annual Report on Form 10-K for the year ended December 31, 2000. The financial statements audited by Ernst & Young LLP have been incorporated herein by reference in reliance on their report given on their authority as experts in accounting and auditing.

         The consolidated financial statements of First Bancshares, incorporated by reference in this Registration Statement, have been audited by Hereford, Lynch, Sellars & Kirkham, P.C., independent auditors, for the periods indicated in their report thereon which is included therein. The financial statements audited by Hereford, Lynch, Sellars & Kirkham, P.C. have been incorporated by reference herein in reliance on their report given on their authority as experts in accounting and auditing.


                                    OPINIONS


         The legality of the shares of Regions common stock to be issued in the merger will be passed upon by Lange, Simpson, Robinson & Somerville LLP, Birmingham, Alabama. Henry E. Simpson, partner in the law firm of Lange, Simpson, Robinson & Somerville LLP, is a member of the board of directors of Regions. As of October 26, 2001, attorneys in the law firm of Lange, Simpson, Robinson & Somerville LLP owned an aggregate of 239,732 shares of Regions common stock. Certain legal matters in connection with the merger will be passed upon for First Bancshares by Bracewell & Patterson, L.L.P., Houston, Texas.

         Certain tax consequences of the transaction have been passed upon by Alston & Bird LLP, Atlanta, Georgia.

                       WHERE YOU CAN FIND MORE INFORMATION

         Regions files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Regions files with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549, and at the SEC's public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These filings are also available at the Internet world wide web site maintained by the SEC at "http://www.sec.gov."

         Regions filed a Registration Statement on Form S-4 (the "Registration Statement") to register with the SEC the Regions common stock to be issued to First Bancshares stockholders in the merger. This proxy statement-prospectus is a part of that Registration Statement and constitutes a prospectus of Regions. As allowed by SEC rules, this proxy statement-prospectus does not contain all the information you can find in Regions' registration statement or the exhibits to that registration statement.

         SEC regulations allow Regions to "incorporate by reference" information into this proxy statement-prospectus, which means that Regions can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement-prospectus, except for any information superseded by information contained directly in this proxy statement-prospectus or in later filed documents incorporated by reference in this proxy statement-prospectus.


         This proxy statement-prospectus incorporates by reference the documents set forth below that Regions has previously filed with the SEC. A copy of each of these documents, which contain important information about Regions and its finances, accompanies this proxy statement-prospectus.



REGIONS SEC FILINGS (FILE NO. 0-6159)        PERIOD/AS OF DATE
Annual Report on Form 10-K                   Year ended December 31, 2000
Quarterly Reports on Form 10-Q               Quarters ended March 31 and June 30, 2001
Current Reports filed on Form 8-K            January 18, February 26, March 5,
                                                March 30, and October 25, 2001


         Regions also incorporates by reference additional documents that may be filed with the SEC between the date of this proxy statement-prospectus and the date of the special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

         Regions has supplied all information contained or incorporated by reference in this proxy statement-prospectus relating to Regions, and First Bancshares has supplied all such information relating to First Bancshares.

         If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through Regions, the SEC or the SEC's Internet web site as described above.

         You should rely only on the information contained or incorporated by reference in this proxy statement-prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement-prospectus. This proxy statement-prospectus is dated October 31, 2001. You should not assume that the information contained in this proxy statement-prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement-prospectus to stockholders nor the issuance of Regions common stock in the merger creates any implication to the contrary. There may be changes in the affairs of Regions or First Bancshares since the date of this proxy statement-prospectus which are not reflected in this document.


         We have not authorized anyone to give any information or make any representation about the merger or Regions and First Bancshares that differs from, or adds to, the information in this proxy statement-prospectus or in Regions' documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.

         If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this proxy statement-prospectus or to ask for proxies, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this proxy statement-prospectus does not extend to you.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                        FIRST BANCSHARES OF TEXAS, INC.

                                      AND

                         REGIONS FINANCIAL CORPORATION

                           DATED AS OF AUGUST 3, 2001

                               TABLE OF CONTENTS


                                                                        PAGE
                                                                        ----
Parties...............................................................   A-5
Preamble..............................................................   A-5
ARTICLE 1 -- TRANSACTIONS AND TERMS OF MERGER.........................   A-5
   1.1    Merger......................................................   A-5
   1.2    Time and Place of Closing...................................   A-5
   1.3    Effective Time..............................................   A-5
   1.4    Execution of Support Agreements.............................   A-6
ARTICLE 2 -- TERMS OF MERGER..........................................   A-6
   2.1    Certificate of Incorporation................................   A-6
   2.2    Bylaws......................................................   A-6
   2.3    Directors and Officers......................................   A-6
ARTICLE 3 -- MANNER OF CONVERTING SHARES..............................   A-6
   3.1    Conversion of Shares........................................   A-6
   3.2    Anti-Dilution Provisions....................................   A-6
   3.3    Shares Held by FBOT or Regions..............................   A-7
   3.4    Dissenting Stockholders.....................................   A-7
   3.5    Fractional Shares...........................................   A-7
ARTICLE 4 -- EXCHANGE OF SHARES.......................................   A-7
   4.1    Exchange Procedures.........................................   A-7
   4.2    Rights of Former FBOT Stockholders..........................   A-8
ARTICLE 5 -- REPRESENTATIONS AND WARRANTIES OF FBOT...................   A-8
   5.1    Organization, Standing, and Power...........................   A-8
   5.2    Authority; No Breach of Agreement...........................   A-9
   5.3    Capital Stock...............................................   A-9
   5.4    FBOT Subsidiaries...........................................  A-10
   5.5    Financial Statements........................................  A-10
   5.6    Absence of Undisclosed Liabilities..........................  A-10
   5.7    Absence of Certain Changes or Events........................  A-10
   5.8    Tax Matters.................................................  A-11
   5.9    Assets......................................................  A-11
   5.10   Environmental Matters.......................................  A-12
   5.11   Compliance with Laws........................................  A-12
   5.12   Labor Relations.............................................  A-13
   5.13   Employee Benefit Plans......................................  A-13
   5.14   Material Contracts..........................................  A-15
   5.15   Legal Proceedings...........................................  A-15
   5.16   Reports.....................................................  A-16
   5.17   Statements True and Correct.................................  A-16
   5.18   Tax and Regulatory Matters..................................  A-16
   5.19   Intellectual Property.......................................  A-16
   5.20   State Takeover Laws.........................................  A-16
   5.21   Charter Provisions..........................................  A-17
   5.22   Support Agreements..........................................  A-17
   5.23   Derivatives.................................................  A-17
ARTICLE 6 -- REPRESENTATIONS AND WARRANTIES OF REGIONS................  A-17
   6.1    Organization, Standing, and Power...........................  A-17
   6.2    Authority; No Breach of Agreement...........................  A-17
   6.3    Capital Stock...............................................  A-18
   6.4    Regions Subsidiaries........................................  A-18

                                                                        PAGE
                                                                        ----
   6.5    SEC Filings; Financial Statements...........................  A-18
   6.6    Absence of Undisclosed Liabilities..........................  A-19
   6.7    Absence of Certain Changes or Events........................  A-19
   6.8    Compliance with Laws........................................  A-19
   6.9    Legal Proceedings...........................................  A-19
   6.10   Reports.....................................................  A-20
   6.11   Statements True and Correct.................................  A-20
   6.12   Tax and Regulatory Matters..................................  A-20
   6.13   Derivatives.................................................  A-20
ARTICLE 7 -- CONDUCT OF BUSINESS PENDING CONSUMMATION.................  A-20
   7.1    Affirmative Covenants of Both Parties.......................  A-20
   7.2    Negative Covenants of FBOT..................................  A-21
   7.3    Adverse Changes in Condition................................  A-22
   7.4    Reports.....................................................  A-22
ARTICLE 8 -- ADDITIONAL AGREEMENTS....................................  A-22
          Registration Statement; Proxy Statement; Stockholder
   8.1    Approval....................................................  A-22
   8.2    Applications................................................  A-23
   8.3    Filings with State Offices..................................  A-23
   8.4    Agreement as to Efforts to Consummate.......................  A-23
   8.5    Investigation and Confidentiality...........................  A-23
   8.6    Press Releases..............................................  A-24
   8.7    No Solicitation.............................................  A-24
   8.8    Tax Treatment...............................................  A-24
   8.9    Agreement of Affiliates.....................................  A-24
   8.10   Employee Benefits and Contracts.............................  A-25
   8.11   Indemnification.............................................  A-25
   8.12   Exemption for Liability Under Section 16(b).................  A-26
ARTICLE 9 -- CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE........  A-27
   9.1    Conditions to Obligations of Each Party.....................  A-27
   9.2    Conditions to Obligations of Regions........................  A-28
   9.3    Conditions to Obligations of FBOT...........................  A-28
ARTICLE 10 -- TERMINATION.............................................  A-29
   10.1   Termination.................................................  A-29
   10.2   Effect of Termination.......................................  A-29
   10.3   Non-Survival of Representations and Covenants...............  A-30
ARTICLE 11 -- MISCELLANEOUS...........................................  A-30
   11.1   Definitions.................................................  A-30
   11.2   Expenses....................................................  A-36
   11.3   Brokers and Finders.........................................  A-36
   11.4   Entire Agreement............................................  A-36
   11.5   Amendments..................................................  A-37
   11.6   Waivers.....................................................  A-37
   11.7   Assignment..................................................  A-37
   11.8   Notices.....................................................  A-38
   11.9   Governing Law...............................................  A-38
   11.10  Counterparts................................................  A-38
   11.11  Captions....................................................  A-38
   11.12  Interpretations.............................................  A-38
   11.13  Enforcement of Agreement....................................  A-39
   11.14  Severability................................................  A-39
Signatures............................................................  A-39

                                LIST OF EXHIBITS

EXHIBIT
NUMBER                               DESCRIPTION
-------                              -----------
  1.     --  Form of Support Agreement. (sec. 1.4).
  2.     --  Form of Affiliate Agreement. (sec. 8.11).


                               [Exhibits omitted]

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of August 3, 2001, by and between FIRST BANCSHARES OF TEXAS, INC. ("FBOT"), a corporation organized and existing under the Laws of the State of Texas, with its principal office located in Houston, Texas; and REGIONS FINANCIAL CORPORATION ("Regions"), a corporation organized and existing under the Laws of the State of Delaware, with its principal office located in Birmingham, Alabama.

                                    PREAMBLE

     The Boards of Directors of FBOT and Regions believe that the transactions described herein are in the best interests of the parties to this Agreement and their respective stockholders. This Agreement provides for the acquisition of FBOT by Regions pursuant to the merger of FBOT with and into Regions. At the effective time of the merger, the outstanding shares of the capital stock of FBOT shall be converted into shares of the common stock of Regions (except as provided herein). As a result, stockholders of FBOT shall become stockholders of Regions, and each of the subsidiaries of FBOT shall continue to conduct its business and operations as a subsidiary of Regions. The transactions described in this Agreement are subject to the approvals of the stockholders of FBOT, the Board of Governors of the Federal Reserve System, and certain state regulatory authorities, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and that this Agreement shall constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Internal Revenue Code.

     As a condition and inducement to Regions' willingness to enter into this Agreement, FBOT's directors are executing and delivering to Regions an agreement (a "Support Agreement"), in substantially the form of Exhibit 1.

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

                                   ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

     1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, FBOT shall be merged with and into Regions in accordance with the provisions of Section 5.01 of the TBCA and Sections 252 and 258 of the DGCL and with the effect provided in Section 5.06 of the TBCA and Section 259 of the DGCL, respectively (the "Merger"). Regions shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of FBOT and Regions.

     1.2 Time and Place of Closing. The consummation of the Merger (the "Closing") shall take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at such location as may be mutually agreed upon by the Parties.

     1.3 Effective Time. The Merger and the other transactions contemplated by this Agreement shall become effective on the date and at the time the Texas Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Texas and the Delaware Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Delaware (the "Effective

Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon by the duly authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which the last of the following occurs: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger and (ii) the date on which the stockholders of FBOT approve the matters relating to this Agreement required to be approved by such stockholders by applicable Law, or such later day within 30 days thereof as may be specified.

     1.4 Execution of Support Agreements. Simultaneously with the execution of this Agreement and as a condition hereto, the directors of FBOT are executing and delivering to Regions a Support Agreement.

                                   ARTICLE 2

                                TERMS OF MERGER

     2.1 Certificate of Incorporation. The Certificate of Incorporation of Regions in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

     2.2 Bylaws. The Bylaws of Regions in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

     2.3 Directors and Officers. The directors of Regions in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Regions in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

     3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Regions or FBOT, or the stockholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of FBOT Common Stock, excluding shares held by any FBOT Company or any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, issued and outstanding at the Effective Time shall be converted into .589 of a share of Regions Common Stock (subject to adjustment as set forth in the following proviso, the "Exchange Ratio"); provided that (i) in the event the Average Closing Price is greater than $36.00, the Exchange Ratio shall be equal to the quotient (rounded to the nearest thousandth) obtained by dividing (A) the product of $36.00 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (ii) in the event the Average Closing Price is less than $26.00, the Exchange Ratio shall be equal to the quotient (rounded to the nearest thousandth) obtained by dividing (A) the product of $26.00 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price.

     3.2 Anti-Dilution Provisions. In the event FBOT changes the number of shares of FBOT Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, or similar recapitalization with respect to such stock, the Exchange Ratio shall be proportionately adjusted. In the event Regions changes the number of shares of Regions Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3 Shares Held by FBOT or Regions. Each of the shares of FBOT Common Stock held by any FBOT Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 Dissenting Stockholders. Any holder of shares of FBOT Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Sections 5.11, 5.12, and 5.13 of the TBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the TBCA and surrendered to the Surviving Corporation the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of FBOT fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, Regions shall issue and deliver the consideration to which such holder of shares of FBOT Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of FBOT Common Stock held by such holder. FBOT will establish an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting stockholders. Upon satisfaction of all claims of dissenting stockholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to FBOT or the Surviving Corporation.

     3.5 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of FBOT Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to a fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time. The market value of one share of Regions Common Stock at the Effective Time shall be the last sale price of Regions Common Stock at the close of regular trading on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source agreed to by FBOT and Regions) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

                                   ARTICLE 4

                               EXCHANGE OF SHARES

     4.1 Exchange Procedures.

          (a) As soon as reasonably practicable after the Effective Time, Regions and FBOT shall cause the exchange agent selected by Regions (the "Exchange Agent") to mail to the former stockholders of FBOT appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of FBOT Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of FBOT Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights of appraisal as contemplated by Section 3.4 of this Agreement have been perfected and not withdrawn or forfeited under Section 5.12 of the TBCA) issued and outstanding at the Effective Time promptly upon surrender of the certificate or certificates representing such shares to the Exchange Agent, shall receive in exchange therefor the consideration provided in Section
     3.1 of this Agreement, together with all undelivered dividends and other distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of FBOT Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Regions Common Stock to which such holder may be otherwise entitled (without interest). Until so surrendered, each outstanding certificate of FBOT Common Stock shall be deemed for all purposes, other than as provided below with respect to the payment of dividends or other distributions payable to the holders of shares of Regions Common Stock, to represent the consideration into which the number of shares of FBOT Common Stock represented thereby prior to the Effective Time shall have been converted. Regions shall not be obligated to deliver the consideration to which any former holder of FBOT Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of FBOT Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of FBOT Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation, FBOT, nor the Exchange Agent shall be liable to a holder of FBOT Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     4.2 Rights of Former FBOT Stockholders. At the Effective Time, the stock transfer books of FBOT shall be closed as to holders of FBOT Common Stock immediately prior to the Effective Time and no transfer of FBOT Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of FBOT Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights of appraisal as contemplated by Section 3.4 of this Agreement have been perfected and not withdrawn or forfeited under Section 5.12 of the TBCA) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by FBOT in respect of such shares of FBOT Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former stockholders of record of FBOT Common Stock at the Effective Time (other than holders of shares as to which dissenters' rights of appraisal as contemplated by Section 3.4 of this Agreement have been perfected and not withdrawn or forfeited under Section 5.12 of the TBCA) shall be entitled to vote after the Effective Time at any meeting of Regions stockholders the number of whole shares of Regions Common Stock into which their respective shares of FBOT Common Stock are converted, regardless of whether such holders have exchanged their certificates representing FBOT Common Stock for certificates representing Regions Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Regions on the Regions Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Regions Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Regions Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of FBOT Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such FBOT Common Stock certificate, both the Regions Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF FBOT

     FBOT hereby represents and warrants, except as specifically disclosed in a section of the FBOT Disclosure Memorandum corresponding to the relevant section of this Article 5, to Regions as follows:

     5.1 Organization, Standing, and Power. FBOT is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Texas, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. FBOT is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBOT.

     5.2 Authority; No Breach of Agreement.

          (a) FBOT has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by FBOT's duly constituted Board of Directors) in respect thereof on the part of FBOT, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of FBOT Common Stock entitled to vote thereon, which is the only stockholder vote required for approval of this Agreement and consummation of the Merger by FBOT. Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of FBOT, enforceable against FBOT in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Neither the execution and delivery of this Agreement by FBOT, nor the consummation by FBOT of the transactions contemplated hereby, nor compliance by FBOT with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of FBOT's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any FBOT Company under, any Contract or Permit of any FBOT Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBOT, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any FBOT Company or any of their respective Material Assets, which violation is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBOT.

          (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or both with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBOT, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by FBOT of the Merger and the other transactions contemplated in this Agreement.

     5.3 Capital Stock.

          (a) The authorized capital stock of FBOT consists, as of the date of this Agreement, of 96,068,268 shares of FBOT Common Stock, of which, as of the date of this Agreement, (i) 1,737,864 shares were issued and outstanding, 34,487 shares held in treasury and (ii) no shares of FBOT Common Stock were issuable pursuant to outstanding awards under FBOT's Stock Plans, and not more than 1,737,864 shares of FBOT Common Stock will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of FBOT Common Stock are duly and validly issued and outstanding and are fully paid and, except as expressly provided otherwise under applicable Law, nonassessable under the TBCA. None of the outstanding shares of FBOT Common Stock has been issued in violation of any preemptive rights of the current or past stockholders of FBOT.

          (b) Except as set forth in Section 5.3(a) of this Agreement or Section 5.3(b) of the FBOT Disclosure Memorandum, there are no shares of capital stock or other equity securities of FBOT outstanding and no outstanding Rights relating to the capital stock of FBOT.

     5.4 FBOT Subsidiaries. FBOT has disclosed in Section 5.4 of the FBOT Disclosure Memorandum all of the FBOT Subsidiaries as of the date of this Agreement. FBOT or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each FBOT Subsidiary. No equity securities of any FBOT Subsidiary are or may become required to be issued (other than to another FBOT Company) by reason of any Rights, and there are no Contracts by which any FBOT Subsidiary is bound to issue (other than to another FBOT Company) additional shares of its capital stock or Rights or by which any FBOT Company is or may be bound to transfer any shares of the capital stock of any FBOT Subsidiary (other than to another FBOT Company). There are no Contracts relating to the rights of any FBOT Company to vote or to dispose of any shares of the capital stock of any FBOT Subsidiary. All of the shares of capital stock of each FBOT Subsidiary held by a FBOT Company are fully paid and, except as expressly provided otherwise under applicable Law, nonassessable under the applicable corporate or banking Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the FBOT Company, except as set forth in Section 5.4 of the FBOT Disclosure Memorandum, free and clear of any Lien. Each FBOT Subsidiary is either a bank, a limited liability company, or a corporation, and is duly organized, validly existing, and (if applicable) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each FBOT Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBOT. Each FBOT Subsidiary that is a depository institution is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or Savings Association Insurance Fund to the fullest extent permitted by Law.

     5.5 Financial Statements. FBOT has disclosed in Section 5.5 of the FBOT Disclosure Memorandum, and has delivered to Regions copies of, all FBOT Financial Statements prepared for periods ended prior to the date of this Agreement and will deliver to Regions copies of all FBOT Financial Statements prepared subsequent to the date of this Agreement. The FBOT Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the FBOT companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with past business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the FBOT Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows of the FBOT Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments which were not or are not expected to be Material in amount or effect).

     5.6 Absence of Undisclosed Liabilities. No FBOT Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBOT, except Liabilities which are accrued or reserved against in the consolidated balance sheets of FBOT as of March 31, 2001, included in the FBOT Financial Statements or reflected in the notes thereto, Liabilities incurred in the ordinary course of business subsequent to March 31, 2001, and Liabilities to be incurred in connection with the transactions contemplated by this Agreement. No FBOT Company has incurred or paid any Liability since March 31, 2001, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practices and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBOT.

     5.7 Absence of Certain Changes or Events. Since March 31, 2001, except as disclosed in the FBOT Financial Statements delivered prior to the date of this Agreement or as otherwise disclosed in the FBOT

Disclosure Memorandum, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBOT.

     5.8 Tax Matters.

          (a) Since December 31, 1994, all Tax Returns required to be filed by or on behalf of any of the FBOT Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 2000, and all Tax Returns filed are complete and accurate in all Material respects. All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed or requests for extensions will be timely filed. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on FBOT, except to the extent reserved against in the FBOT Financial Statements dated prior to the date of this Agreement. All Taxes due with respect to completed and settled examinations or concluded Litigation with respect to Taxes have been paid.

          (b) None of the FBOT Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

          (c) Adequate provision for any Material Taxes due or to become due for any of the FBOT Companies for the period or periods through and including the date of the respective FBOT Financial Statements has been made in accordance with GAAP and is reflected on such FBOT Financial Statements.

          (d) Each of the FBOT Companies is in Material compliance with, and its records contain the information and documents (including properly completed IRS Forms W-9) necessary to comply with, in all Material respects, applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

          (e) None of the FBOT Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

          (f) There are no Material Liens with respect to Taxes upon any of the Assets of the FBOT Companies.

          (g) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the FBOT Companies that occurred during or after any Taxable Period in which the FBOT Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 2000.

          (h) After the date of this Agreement, no Material election with respect to Taxes will be made without the prior consent of Regions, which consent will not be unreasonably withheld.

          (i) No FBOT Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

          (j) No FBOT Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

     5.9 Assets. The FBOT Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets other than such defects and liens which are not reasonably likely to have a Material Adverse Effect on FBOT. All tangible properties used in the businesses of the FBOT Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with FBOT's past practices, except as would not be reasonably likely to have a Material Adverse Effect on FBOT.

All Assets which are Material to FBOT's business on a consolidated basis, held under leases or subleases by any of the FBOT Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The FBOT Companies currently maintain insurance in amounts, scope and coverage reasonably necessary for their operations. None of the FBOT Companies has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be Materially reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. The Assets of the FBOT Companies include all Material Assets required to operate the business of the FBOT Companies as presently conducted.

     5.10 Environmental Matters.

          (a) Each FBOT Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except those instances of non-compliance which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBOT.

          (b) There is no Litigation pending or, to the Knowledge of FBOT, threatened before any court, governmental agency, or authority, or other forum in which any FBOT Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any FBOT Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBOT.

          (c) There is no Litigation pending, or to the Knowledge of FBOT, threatened before any court, governmental agency, or board, or other forum in which any of its Loan Properties (or FBOT in respect of such Loan Property) has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBOT.

          (d) To the Knowledge of FBOT, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBOT.

          (e) To the Knowledge of FBOT, during the period of (i) any FBOT Company's ownership or operation of any of their respective current properties, (ii) any FBOT Company's participation in the management of any Participation Facility, or (iii) any FBOT Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material in, on, under, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBOT. Prior to the period of (i) any FBOT Company's ownership or operation of any of their respective current properties, (ii) any FBOT Company's participation in the management of any Participation Facility, or (iii) any FBOT Company's holding of a security interest in a Loan Property, to the Knowledge of FBOT, there were no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBOT.

     5.11 Compliance with Laws. FBOT is duly registered as a bank holding company under the BHC Act. Each FBOT Company has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBOT, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBOT. None of the FBOT Companies:

          (a) is in violation of any Material Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBOT; and

          (b) has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any FBOT Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBOT, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBOT, or
     (iii) requiring any FBOT Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking, which restricts Materially the conduct of its business, or in any Material manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     5.12 Labor Relations. No FBOT Company is the subject of any Litigation asserting that it or any other FBOT Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other FBOT Company to bargain with any labor organization as to wages or conditions of employment, nor is any FBOT Company a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any FBOT Company, pending or, to the Knowledge of FBOT, threatened, or to the Knowledge of FBOT, is there any activity involving any FBOT Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.13 Employee Benefit Plans.

          (a) FBOT has disclosed in Section 5.13 of the FBOT Disclosure Memorandum, and has delivered or made available to Regions prior to the execution of this Agreement correct and complete copies in each case of, all FBOT Benefit Plans. For purposes of this Agreement, "FBOT Benefit Plans" means all Material written pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other Material written employee programs or agreements, all medical, vision, dental, or other written health plans, all life insurance plans, and all other Material written employee benefit plans or fringe benefit plans, including written "employee benefit plans" as that term is defined in Section 3(3) of ERISA, maintained by, sponsored in whole or in part by, or contributed to by, any FBOT Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate. Any of the FBOT Benefit Plans which is an "employee welfare benefit plan," as that term is defined in Section 3(l) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "FBOT ERISA Plan." Any FBOT ERISA Plan which is also subject to
     Section 412 of the Internal Revenue Code or Section 302 of ERISA, is referred to herein as a "FBOT Pension Plan." Neither FBOT nor any FBOT Company has an "obligation to contribute" (as defined in ERISA Section
     4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). Each "employee pension benefit plan," as defined in Section 3(2) of ERISA, ever maintained by any FBOT Company, that was intended to qualify under Section 401(a) of the Internal Revenue Code is disclosed as such in Section 5.13 of the FBOT Disclosure Memorandum.

          (b) FBOT has delivered or made available to Regions prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such FBOT Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such FBOT Benefit Plans or amendments, the most recent determination letters, and all Material rulings, Material opinion letters, Material information letters, or Material advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1994, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any FBOT Benefit Plan with respect to the most recent plan year and (iv) the most recent summary plan descriptions and any Material modifications thereto.

          (c) All FBOT Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, other than instances of noncompliance which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBOT. Each FBOT ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and to the Knowledge of FBOT, there are no circumstances likely to result in revocation of any such favorable determination letter. Each trust created under any FBOT ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and FBOT is not aware of any circumstance which will or could reasonably result in revocation of such exemption. With respect to each FBOT Benefit Plan to the Knowledge of FBOT, no event has occurred which will or could reasonably give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on FBOT. There is no Material pending or, to the Knowledge of FBOT, threatened Litigation relating to any FBOT ERISA Plan.

          (d) No FBOT Company has engaged in a transaction with respect to any FBOT Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date of this Agreement, would subject any FBOT Company to a Material tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBOT. Neither FBOT nor, any administrator or fiduciary of any FBOT Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner with respect to any FBOT Benefit Plan which could subject FBOT to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA, where such Liability, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on FBOT. No oral or written representation or communication with respect to any aspect of the FBOT Benefit Plans has been made to employees of any FBOT Company which is not in conformity with the written or otherwise preexisting terms and provisions of such plans, where any Liability resulting from such non-conformity is reasonably likely to have a Material Adverse Effect on FBOT.

          (e) No FBOT Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the Assets of any such plan is equal to or exceeds the actuarial present value of all accrued benefits under such plans (whether vested or not), based upon the actuarial assumptions used to prepare the most recent actuarial reports for such plans and to the Knowledge of FBOT, since the date of the most recent actuarial valuation, no event has occurred which would be reasonably expected to change any such funded status in a way that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBOT. Neither any FBOT Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently maintained by any FBOT Company, or the single-employer plan of any entity which is considered one employer with FBOT under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (a "FBOT ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. All required contributions with respect to any FBOT Pension Plan or any single-employer plan of an FBOT ERISA Affiliate have been timely made and there is no lien or expected to be a lien under Internal Revenue Code Section 412(n) or ERISA Section 302(f) or Tax under Internal Revenue Code

     Section 4971. No FBOT Company has provided, or is required to provide, security to an FBOT Pension Plan or to any single-employer plan of an FBOT ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code. All premiums required to be paid under ERISA Section 4006 have been timely paid by FBOT, except to the extent any failure to timely pay would not have a Material Adverse Effect on FBOT.

          (f) No Liability under Title IV of ERISA has been or is expected to be incurred by any FBOT Company with respect to any defined benefit plan currently or formerly maintained by any of them or by any FBOT ERISA Affiliate that has not been satisfied in full (other than Liability for Pension Benefit Guaranty Corporation premiums, which have been paid when due, except for Liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on FBOT).

          (g) No FBOT Company has any obligations for retiree health and retiree life benefits under any of the FBOT Benefit Plans other than with respect to benefit coverage mandated by applicable Law.

          (h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, by themselves,
     (i) result in any payment (including, without limitation, severance, golden parachute, or otherwise) becoming due to any director or any employee of any FBOT Company from any FBOT Company under any FBOT Benefit Plan or otherwise, other than by operation of Law, (ii) increase any benefits otherwise payable under any FBOT Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

     5.14 Material Contracts. Except as set forth in Section 5.14 of the FBOT Disclosure Memorandum, none of the FBOT Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any FBOT Company or the guarantee by any FBOT Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by FBOT with the SEC as of the date of this Agreement if FBOT were required to file a Form 10-K with the SEC (together with all Contracts referred to in Sections 5.9 and 5.13(a) of this Agreement, the "FBOT Contracts"). With respect to each FBOT Contract: (i) the Contract is in full force and effect; (ii) no FBOT Company is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBOT; (iii) no FBOT Company has repudiated or waived any Material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of FBOT, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBOT, or has repudiated or waived any Material provision thereunder. Except for Federal Home Loan Bank advances, all of the indebtedness of any FBOT Company for money borrowed is prepayable at any time by such FBOT Company without penalty or premium.

     5.15 Legal Proceedings.

          (a) There is no Litigation instituted or pending, or, to the Knowledge of FBOT, threatened against any FBOT Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBOT, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any FBOT Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBOT.

          (b) Section 5.15(b) of the FBOT Disclosure Memorandum includes a summary report of all Litigation as of the date of this Agreement to which any FBOT Company is a party and which names a FBOT Company as a defendant or cross-defendant.

     5.16 Reports. Since December 31, 1996, or the date of organization if later, each FBOT Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBOT.

     5.17 Statements True and Correct. None of the information supplied or to be supplied by any FBOT Company or any Affiliate thereof regarding FBOT or such Affiliate for inclusion in the Registration Statement to be filed by Regions with the SEC will, when the Registration Statement becomes effective, contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any FBOT Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to FBOT's stockholders in connection with the Stockholders' Meeting will, when first mailed to the stockholders of FBOT, contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any FBOT Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

     5.18 Tax and Regulatory Matters. No FBOT Company or any Affiliate thereof has taken or agreed to take any action, and FBOT has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of FBOT there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner.

     5.19 Intellectual Property. All of the Intellectual Property rights of FBOT and the FBOT Subsidiaries are in full force and effect and, if applicable, constitute legal, valid, and binding obligations of the respective parties thereto, and there have not been, and, to the Knowledge of FBOT, there currently are not, any Defaults thereunder by FBOT or a FBOT Subsidiary. FBOT or a FBOT Subsidiary owns or is the valid licensee of all such Intellectual Property rights free and clear of all Liens or claims of infringement, except for such Liens or claims of infringement which would not reasonably be expected to have a Material Adverse Effect on FBOT. Neither FBOT nor any of the FBOT Subsidiaries nor, to the Knowledge of FBOT, their respective predecessors has infringed the Intellectual Property rights of others and, to the Knowledge of FBOT, none of the Intellectual Property rights as used in the business conducted by FBOT or the FBOT Subsidiaries infringes upon or otherwise violates the rights of any Person, nor has any Person asserted a claim of such infringement, in each case, except as would not reasonably be expected to have a Material Adverse Effect on FBOT. Neither FBOT nor any of the FBOT Subsidiaries is obligated to pay any royalties to any Person with respect to any such Intellectual Property other than in the ordinary course of business. FBOT or a FBOT Subsidiary owns or has the valid right to use all of the Intellectual Property rights which it is presently using, or in connection with performance of any Material Contract to which it is a party. No officer, director, or employee of FBOT or the FBOT Subsidiaries is party to any Contract which requires such officer, director, or employee to assign any interest in any Intellectual Property or keep confidential any trade secrets, proprietary data, customer information, or other business information or which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, in each case, other than with FBOT or any of the FBOT Subsidiaries.

     5.20 State Takeover Laws. Subject to FBOT's right to alter its recommendation in accordance with the proviso set forth in the fourth sentence of Section 8.1 of this Agreement, each FBOT Company has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "morato-rium," "control share," "fair price," "business combination," or other anti-takeover laws and regulations of the State of Texas (collectively, "Takeover Laws").

     5.21 Charter Provisions. Each FBOT Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation or Bylaws or, subject to FBOT's right to alter its recommendation in accordance with the proviso set forth in the fourth sentence of Section 8.1 of this Agreement, restrict or impair the ability of Regions to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any FBOT Company that may be directly or indirectly acquired or controlled by it.

     5.22 Support Agreements. Each of the directors of FBOT has executed and delivered to Regions a Support Agreement in substantially the form attached as
Exhibit 1 to this Agreement.

     5.23 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for FBOT's own account, or for the account of one or more the FBOT Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

                                   ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF REGIONS

     Regions hereby represents and warrants to FBOT as follows:

     6.1 Organization, Standing, and Power. Regions is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. Regions is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.2 Authority; No Breach of Agreement.

          (a) Regions has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Regions. This Agreement represents a legal, valid, and binding obligation of Regions, enforceable against Regions in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Neither the execution and delivery of this Agreement by Regions, nor the consummation by Regions of the transactions contemplated hereby, nor compliance by Regions with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Regions' Certificate of Incorporation or Bylaws, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Regions Company under, any Contract or Permit of any Regions Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or
     (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Regions Company or any of their respective Material Assets.

          (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Regions of the Merger and the other transactions contemplated in this Agreement.

     6.3 Capital Stock. The authorized capital stock of Regions consists, as of the date of this Agreement, of 500,000,000 shares of Regions Common Stock, of which 227,501,610 shares were issued and outstanding as of April 30, 2001. All of the issued and outstanding shares of Regions Common Stock are, and all of the shares of Regions Common Stock to be issued in exchange for shares of FBOT Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and, except as expressly provided otherwise under applicable Law, nonassessable under the DGCL. None of the outstanding shares of Regions Common Stock has been, and none of the shares of Regions Common Stock to be issued in exchange for shares of FBOT Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of Regions.

     6.4 Regions Subsidiaries. Regions or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each Regions Subsidiary. No equity securities of any Regions Subsidiary are or may become required to be issued (other than to another Regions Company) by reason of any Rights, and there are no Contracts by which any Regions Subsidiary is bound to issue (other than to another Regions Company) additional shares of its capital stock or Rights or by which any Regions Company is or may be bound to transfer any shares of the capital stock of any Regions Subsidiary (other than to another Regions Company). There are no Contracts relating to the rights of any Regions Company to vote or to dispose of any shares of the capital stock of any Regions Subsidiary. All of the shares of capital stock of each Regions Subsidiary held by a Regions Company are fully paid and, except as provided in statutes pursuant to which depository institution Subsidiaries are organized, except as expressly provided otherwise under applicable Law, nonassessable under the applicable corporate or banking Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Regions Company free and clear of any Lien. Each Regions Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Regions Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. Each Regions Subsidiary that is a depository institution is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or Savings Association Insurance Fund to the fullest extent permitted by Law.

     6.5 SEC Filings; Financial Statements.

          (a) Regions has filed and made available to FBOT all forms, reports, and documents required to be filed by Regions with the SEC since January 1 of the second complete fiscal year preceding the date of this Agreement (collectively, the "Regions SEC Reports"). The Regions SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Regions SEC Reports or necessary in order to make the statements in such Regions SEC Reports, in light of the circumstances under which they were made, not misleading. Except for Regions Subsidiaries that are registered as a broker, dealer, or investment adviser or filings required due to fiduciary holdings of the Regions Subsidiaries, none of Regions Subsidiaries is required to file any forms, reports, or other documents with the SEC.

          (b) Each of the Regions Financial Statements (including, in each case, any related notes) contained in the Regions SEC Reports, including any Regions SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of Regions and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.

     6.6 Absence of Undisclosed Liabilities. No Regions Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Regions as of March 31, 2001, included in the Regions Financial Statements or reflected in the notes thereto, Liabilities incurred in the ordinary course of business subsequent to March 31, 2001, and Liabilities to be incurred in connection with the transactions contemplated by the Agreement. No Regions Company has incurred or paid any Liability since March 31, 2001, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.7 Absence of Certain Changes or Events. Since March 31, 2001, except as disclosed in the Regions Financial Statements delivered prior to the date of this Agreement, there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.8 Compliance with Laws. Regions is duly registered as a financial holding company under the BHC Act. Each Regions Company has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. None of the Regions Companies:

          (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions; and

          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Regions Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or (iii) requiring any Regions Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking, which restricts Materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     6.9 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of Regions, threatened against any Regions Company, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Regions Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.10 Reports. Since December 31, 1996, or the date of organization if later, each Regions Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws.

     6.11 Statements True and Correct. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof regarding Regions or such Affiliate for inclusion in the Registration Statement to be filed by Regions with the SEC will, when the Registration Statement becomes effective, contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to FBOT's stockholders in connection with the Stockholders' Meeting, will, when first mailed to the stockholders of FBOT, contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Regions Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

     6.12 Tax and Regulatory Matters. No Regions Company or any Affiliate thereof has taken or agreed to take any action, and Regions has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of Regions there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner.

     6.13 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for Regions' own account, or for the account of one or more of the Regions Subsidiaries or their customers, were entered into
(i) in accordance with prudent business practices and all applicable Laws, and
(ii) with counterparties believed to be financially responsible.

                                   ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 Affirmative Covenants of Both Parties. Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course, (ii) use its reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use its reasonable efforts to maintain its current employee relationships, and (iv) take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, or (b) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any Regions Company from discontinuing or disposing of any of its Assets or business, or from acquiring or agreeing to acquire any other Person or any Assets thereof, if such action is, in the reasonable good faith judgment of Regions, desirable in the conduct of the business of Regions and its Subsidiaries.

     7.2 Negative Covenants of FBOT. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, except as specifically contemplated by this Agreement, FBOT covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of Regions, which consent shall not be unreasonably withheld:

          (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of any FBOT Company; or

          (b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness of a FBOT Company to another FBOT Company) in excess of an aggregate of $500,000 (for the FBOT Companies on a consolidated basis), except in the ordinary course of business consistent with past practices (which shall include entry into repurchase agreements or other fully secured securities), or impose, or suffer the imposition, on any Asset of any FBOT Company of any Material Lien, except in the ordinary course of business consistent with past practices; or

          (c) except as contemplated by Section 7.1 of this Agreement, repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any FBOT Company, or declare or pay any dividend or make any other distribution in respect of FBOT's capital stock[; provided that FBOT may (to the extent legally able to do so), but shall not be obligated to declare and pay regular quarterly cash dividends on the FBOT Common Stock in an amount per share and with the usual and regular record and payment dates as disclosed in Section 7.2(c) of the FBOT Disclosure Memorandum, and provided, that, notwithstanding the provisions of Section
     1.3 of this Agreement, the Parties shall cooperate in selecting the Effective Time to ensure that, with respect to the quarterly period in which the Effective Time occurs, the holders of FBOT Common Stock do not become entitled to receive both a dividend in respect of their FBOT Common Stock and a dividend in respect of their Regions Common Stock or fail to be entitled to receive any dividends]; or

          (d) except for this Agreement or pursuant to the exercise of Rights outstanding as of the date of this Agreement and pursuant to the terms thereof in existence on the date of this Agreement, (i) issue, sell, pledge, encumber, authorize the issuance of, (ii) enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or (iii) otherwise permit to become outstanding, any additional shares of FBOT Common Stock or any capital stock of any FBOT Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

          (e) adjust, split, combine, or reclassify any capital stock of any FBOT Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of FBOT Common Stock (other than upon the exercise of existing Rights), or sell, lease, mortgage, or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any FBOT Subsidiary (unless any such shares of stock are sold or otherwise transferred to another FBOT Company), or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration and other than dispositions in the ordinary course of business consistent with past practice; or

          (f) (i) grant any increase in compensation or benefits to the employees, officers, or directors of any FBOT Company, except as required by Law, (ii) pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement, (iii) enter into or amend any severance agreements with officers of any FBOT Company, (iv) grant any increase in fees or other increases in compensation or other benefits to directors of any FBOT Company; or (v) voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

          (g) enter into or amend any employment Contract between any FBOT Company and any Person (unless such amendment is required by Law) that the FBOT Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered and in accordance with the FBOT Benefit Plans), at any time on or after the Effective Time; or

          (h) adopt any new employee benefit plan of any FBOT Company or make any Material change in or to any existing employee benefit plans of any FBOT Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

          (i) make any significant change in any Tax or accounting methods, Material elections, or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

          (j) commence any Litigation other than as deemed necessary or advisable in the good faith judgment of management for the prudent operation of its business or settle any Litigation involving any Liability of any FBOT Company for Material money damages or restrictions upon the operations of any FBOT Company; or

          (k) except in the ordinary course of business, modify, amend, or terminate any Material Contract or waive, release, compromise, or assign any Material rights or claims; or

          (l) except in the ordinary course of business, modify, amend, or terminate any Material Contract or waive, release, compromise, or assign any Material rights or claims.

     7.3 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it, or (ii) would cause or constitute a Material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.4 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed.

                                   ARTICLE 8

                             ADDITIONAL AGREEMENTS

     8.1 Registration Statement; Proxy Statement; Stockholder Approval. As soon as reasonably practicable after execution of this Agreement, Regions shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Regions Common Stock upon consummation of the Merger. FBOT shall furnish all information concerning it and the holders of its capital stock as Regions may reasonably request for inclusion in the Registration Statement. FBOT shall call a Stockholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Stockholders' Meeting, (i) FBOT shall prepare and file with the SEC a Proxy Statement and mail such Proxy Statement to its stockholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of FBOT shall recommend to its stockholders the approval of the matters submitted for approval, and (iv) the Board of Directors and officers of FBOT shall use its reasonable efforts to obtain such stockholders' approval, provided that FBOT may withdraw, modify, or change in an adverse manner to Regions its recommendations if the Board of Directors of FBOT, after having consulted with and based upon the advice of outside counsel, determines in good faith that the failure to so withdraw, modify, or change its recommendation could reasonably constitute a breach of the fiduciary duties of FBOT's Board of Directors under applicable Law. In addition, nothing in this Section 8.1 or elsewhere in this Agreement shall prohibit accurate disclosure by FBOT of information that is required to be disclosed in the Registration Statement or the Proxy Statement or in any other document required to be filed with the SEC (including, without limitation, a Solicitation/Recommendation Statement on Schedule 14D-9) or otherwise required to be publicly disclosed by applicable Law or regulations or rules of the NASD.

     8.2 Applications. As soon as reasonably practicable after the execution of this Agreement, Regions shall prepare and file, and FBOT shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. Regions shall use all reasonable efforts to obtain the requisite Consents of all Regulatory Authorities as soon as reasonably practicable after the filing of the appropriate applications. Regions will promptly furnish to FBOT copies of applications filed with all Regulatory Authorities and copies of written communications received by Regions from any Regulatory Authorities with respect to the transactions contemplated hereby.

     8.3 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, Regions shall execute and file the Delaware Certificate of Merger with the Secretary of State of the State of Delaware and the Texas Articles of Merger with the Secretary of State of the State of Texas in connection with the Closing.

     8.4 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain as promptly as practicable all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.5 Investigation and Confidentiality.

          (a) Prior to the Effective Time, each Party shall keep the other Party advised of all Material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

          (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions to the extent required by, and in accordance with confidentiality agreements between the Parties, and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

          (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party; provided, however, that the giving of such notice shall not be dispositive of the occurrence of such breach or a Material Adverse Effect.

          (d) Neither Party nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty, or agreement entered into prior to the date of this Agreement. The Parties will use their reasonable efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply.

     8.6 Press Releases. Prior to the Effective Time, Regions and FBOT shall consult with each other as to the form and substance of any press release Materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.7 No Solicitation. Except with respect to this Agreement and the transactions contemplated hereby, FBOT agrees that it shall not, and shall use its reasonable efforts to cause its officers, directors, agents, Affiliates, and Representatives not to, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing confidential information) any inquiries or the making of any Acquisition Proposal. Notwithstanding anything herein to the contrary, FBOT and its Board of Directors shall be permitted (i) to the extent applicable, to comply with Rule 14d-9 and Rule 14e-2 promulgated under the 1934 Act with regard to an Acquisition Proposal, (ii) to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that (a) FBOT's Board of Directors concludes in good faith and consistent with its fiduciary duties to FBOT's stockholders under applicable Law that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal, (b) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, FBOT's Board of Directors receives from such Person an executed confidentiality agreement containing terms at least as stringent as those contained in the FBOT Confidentiality Agreement, and (c) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, FBOT's Board of Directors notifies Regions promptly of such inquiries, proposals, or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its Representatives indicating, in connection with such notice, the name of such Person and the Material terms and conditions of any inquiries, proposals or offers. FBOT agrees that it will promptly keep Regions informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations. FBOT agrees that it will, and will cause its officers, directors and Representatives to, immediately cease and cause to be terminated any activities, discussions, or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. FBOT agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents, and Representatives of the obligations undertaken in this
Section 8.7. Nothing in this Section 8.7 shall (i) permit FBOT to terminate this Agreement (except as specifically provided in Article 10 of this Agreement) or
(ii) affect any other obligation of Regions or FBOT under this Agreement.

     8.8 Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     8.9 Agreement of Affiliates. FBOT has disclosed in Section 8.9 of the FBOT Disclosure Memorandum each Person whom it reasonably believes may be deemed an "affiliate" of FBOT for purposes of Rule 145 under the 1933 Act. FBOT shall use its reasonable efforts to cause each such Person to deliver to Regions not later than the Effective Time, a written agreement, in substantially the form of
Exhibit 3, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of FBOT Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Regions Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. Shares of Regions Common Stock issued to such affiliates of FBOT in exchange for shares of FBOT Common Stock shall not be transferable, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.9 (and Regions shall be entitled to place restrictive legends upon certificates for shares of Regions Common Stock issued to affiliates of FBOT pursuant to this Agreement to enforce the provisions of this Section 8.9), except as provided herein. Regions shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Regions Common Stock by such affiliates.

     8.10 Employee Benefits and Contracts. Following the Effective Time, Regions shall provide generally to officers and employees of the FBOT Companies, who at or after the Effective Time become employees of a Regions Company ("Continuing Employees"), employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock except as set forth in this Section 8.10), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Regions Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such employee benefit plans, (i) service under any qualified defined benefit plans of FBOT shall be treated as service under Regions' qualified defined benefit plans, (ii) service under any qualified defined contribution plans of FBOT shall be treated as service under Regions' qualified defined contribution plans, and (iii) service under any other employee benefit plans of FBOT shall be treated as service under any similar employee benefit plans maintained by Regions. Regions shall cause the Regions welfare benefit plans that cover the Continuing Employees after the Effective Time to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability, and (ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the Continuing Employees under FBOT's welfare benefit plans to be credited to such Continuing Employees under the Regions welfare benefit plans, so as to reduce the amount of any deductible, co-insurance, or maximum out-of-pocket payments payable by the Continuing Employees under the Regions welfare benefit plans. The continued coverage of the Continuing Employees under the employee benefits plans maintained by FBOT and/or any FBOT Subsidiary immediately prior to the Effective Time during a transition period shall be deemed to provide the Continuing Employees with benefits that are no less favorable than those offered to other employees of Regions and its Subsidiaries, provided that after the Effective Time there is no Material reduction (determined on an overall basis) in the benefits provided under the FBOT employee benefit plans. Regions also shall cause FBOT and its Subsidiaries to honor all employment, severance, consulting, and other compensation Contracts disclosed in Section 8.10 of the FBOT Disclosure Memorandum to Regions between any FBOT Company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the FBOT Benefit Plans. Regions shall be responsible for the fees related to the termination of the FBOT Benefit Plans.

     8.11 Indemnification.

          (a) From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of FBOT or any FBOT Subsidiary (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer, or employee of FBOT, any of the FBOT Subsidiaries, or any of their respective predecessors, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, Regions shall indemnify and hold harmless, as and to the fullest extent permitted by Law, each such Indemnified Party against any Liability (including reasonable attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding, or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines, and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding, or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding, or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them; provided, however, that (a) Regions shall have the right to assume the defense thereof and upon such assumption Regions shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Regions elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Regions and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Regions shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties,
     (b) Regions shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (c) Regions shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Regions' obligations under this Section 8.11(a) continue in full force and effect for a period of six years after the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

          (b) Regions agrees that all rights to indemnification and all limitations on Liability existing in favor of the directors, officers, and employees of FBOT and its Subsidiaries (the "Covered Parties") as provided in their respective Articles of Incorporation, Bylaws, or similar governing instruments as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto, for a period of six years after the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; provided, further, however, that nothing contained in this Section 8.11(b) shall be deemed to preclude the liquidation, consolidation, or merger of FBOT or any FBOT Subsidiary, in which case all of such rights to indemnification and limitations on Liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation, or merger. Without limiting the foregoing, in any case in which approval by Regions is required to effectuate any indemnification, Regions shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Regions and the Indemnified Party.

          (c) Regions, from and after the Effective Time, will directly or indirectly cause the persons who served as directors or officers of FBOT at or before the Effective Time to be covered by FBOT's existing directors' and officers' liability insurance policy (provided that Regions may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy). Such insurance coverage, shall commence at the Effective Time and will be provided for a period of no less than three years after the Effective Time.

          (d) If Regions or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Regions shall assume the obligations set forth in this Section 8.11.

          (e) The provisions of this Section 8.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     8.12 Exemption from Liability Under Section 16(b). FBOT shall take all such steps as may be required to cause the transactions contemplated by Section
3.1 of this Agreement and any other dispositions of FBOT equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of FBOT to be exempt under Rule 16b-3 promulgated under the 1934 Act.

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                                   ARTICLE 9

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

          (a) Stockholder Approval. The stockholders of FBOT shall have approved this Agreement, and the consummation of the transactions contemplated hereby, as and to the extent required by Law and by the provisions of any governing instruments.

          (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (excluding requirements relating to the raising of additional capital or the disposition of Assets or deposits) which in the reasonable good faith judgment of the Board of Directors of Regions would so Materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

          (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party after the Effective Time and no Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of Regions would so Materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

          (d) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) which is then in effect which prohibits, restrains, or makes illegal consummation of the transactions contemplated by this Agreement.

          (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

          (f) Tax Opinion. Each Party shall have received a written opinion from Alston & Bird LLP in a form reasonably satisfactory to such Party (the "Tax Opinion"), dated the date of the Effective Time, substantially to the effect that, (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) no gain or loss will be recognized by holders of FBOT Common Stock who exchange all of their FBOT Common Stock solely for Regions Common Stock pursuant to the Merger (except with respect to any cash received in lieu of a fractional share interest in Regions Common Stock), (iii) the tax basis of the Regions Common Stock received (including fractional shares deemed received and redeemed) by holders of FBOT Common Stock who exchange all of their FBOT Common Stock solely for Regions Common Stock in the Merger will be the same as the tax basis of the FBOT Common Stock surrendered in exchange for the Regions Common Stock (reduced by an amount allocable to a fractional share interest in Regions Common Stock deemed received and redeemed), and (iv) the holding period of the Regions Common Stock received (including fractional shares deemed received and redeemed) by holders who exchange all of their FBOT Common Stock solely for Regions Common Stock in the Merger will be the same as the holding period of the FBOT

     Common Stock surrendered in exchange therefor, provided that such FBOT Common Stock is held as a capital Asset at the Effective Time. In rendering such Tax Opinions, such counsel shall be entitled to rely upon representations of officers of FBOT and Regions reasonably satisfactory in form and substance to such counsel.

     9.2 Conditions to Obligations of Regions. The obligations of Regions to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Regions pursuant to Section 11.6(a) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section 9.2(a), representations and warranties of FBOT set forth in this Agreement shall be accurate as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which speak as of the date of this Agreement or some other date shall speak only as of such date). The representations and warranties of FBOT set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of FBOT set forth in Sections 5.18, 5.20, and 5.21 of this Agreement shall be true and correct in all Material respects. There shall not exist inaccuracies in the representations and warranties of FBOT set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.18, 5.20, and
     5.21 of this Agreement) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on FBOT; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "Material," "Material Adverse Effect," or variations thereof, or to the "Knowledge" of FBOT or to a matter being "known" by FBOT shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of FBOT to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

          (c) Certificates. FBOT shall have delivered to Regions (i) a certificate, dated as of the Effective Time and signed on FBOT's behalf by its duly authorized officers, to the effect that the conditions set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and
     (ii) certified copies of resolutions duly adopted by (1) FBOT's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, and (2) FBOT's stockholders evidencing the approval of this Agreement, all in such reasonable detail as Regions and its counsel shall request.

     9.3 Conditions to Obligations of FBOT. The obligations of FBOT to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by FBOT pursuant to Section 11.6(b) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section 9.3(a), the representations and warranties of Regions set forth in this Agreement shall be accurate as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which speak as of the date of this Agreement or some other date shall speak only as of such date). The representations and warranties of Regions set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of Regions set forth in Section
     6.12 of this Agreement shall be true and correct in all Material respects. There shall not exist inaccuracies in the representations and warranties of Regions set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.12 of this Agreement) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Regions; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "Material," "Material Adverse Effect," or variations thereof, or to the

     "Knowledge" of Regions or to a matter being "known" by Regions shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Regions to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

          (c) Certificates. Regions shall have delivered to FBOT (i) a certificate, dated as of the Effective Time and signed on Regions' behalf by its duly authorized officers, to the effect that the conditions set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Regions' Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as FBOT and its counsel shall request.

                                   ARTICLE 10

                                  TERMINATION

     10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of FBOT, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the Board of Directors of Regions and the Board of Directors of FBOT; or

          (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of FBOT and Section 9.3(a) of this Agreement in the case of Regions or in Material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of FBOT and
     Section 9.3(a) of this Agreement in the case of Regions; or

          (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of FBOT and Section 9.3(a) in the case of Regions or in Material breach of any covenant or other agreement contained in this Agreement) in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

          (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority, or (ii) the stockholders of FBOT fail to vote their approval of this Agreement at the Stockholders' Meeting where this Agreement was presented to such stockholders for approval and voted upon; or

          (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by March 31, 2002, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e).

     10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, and none of

Regions, FBOT, any of their respective Subsidiaries, or any of the officers or directors of any of them, shall have any Liability of any nature whatsoever hereunder or in conjunction with the transactions contemplated hereby, except that (i) the provisions of Section 8.5(b) of this Agreement, this Section 10.2,
Section 10.3, and Article 11 of this Agreement shall survive any such termination and abandonment, and (ii) a termination of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement of such Party contained in this Agreement. The Stock Option Agreement shall be governed by its terms as to its termination.

     10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time, except for those covenants and agreements which by their terms apply in whole or in part after the Effective Time.

                                   ARTICLE 11

                                 MISCELLANEOUS

     11.1 Definitions.

          (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

             "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of, such Party or any of its Subsidiaries.

             "Affiliate" of a Person shall mean any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person.

             "Agreement" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

             "Assets" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

             "Average Closing Price" shall mean the average of the daily last sales prices of Regions Common Stock as reported on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source agreed to by FBOT and Regions) for the five consecutive full trading days in which such shares are traded on the Nasdaq NMS following the mailing of the Proxy Statement for the Stockholders' Meeting.

             "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

             "Confidentiality Agreement" shall mean that certain Confidentiality Agreement, dated March 23, 2001, by and between FBOT and Regions.

             "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

             "Contract" shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, understanding, or undertaking of any kind or character to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

             "Default" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

             "Delaware Certificate of Merger" shall mean the certificate of merger to be executed by Regions and filed with the Secretary of State of the State of Delaware, relating to the Merger as contemplated by
        Section 1.1 of this Agreement.

             "DGCL" shall mean the Delaware General Corporation Law.

             "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

             "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

             "Exhibits" 1 and 2, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

             "FBOT Common Stock" shall mean the $1.00 par value common stock of FBOT.

             "FBOT Companies" shall mean, collectively, FBOT and all FBOT Subsidiaries.

             "FBOT Disclosure Memorandum" shall mean the written information entitled "FBOT Disclosure Memorandum" delivered prior to the execution of this Agreement to Regions describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section or subsection of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section or subsection shall not be deemed to be disclosed for any other Section or subsection of this Agreement. The inclusion of any matter in this document shall not be deemed an admission or otherwise to imply that any such matter is Material for purposes of this Agreement.

             "FBOT Financial Statements" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of FBOT as of March 31, 2001, and as of December 31, 2000, and 1999, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 2001 and for each of the three years ended December 31, 2000, 1999, and 1998, included in the FBOT Disclosure Memorandum, and (ii) the consolidated statements of condition of FBOT (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to March 31, 2001.

             "FBOT Stock Plans" shall mean the existing stock option and other stock-based compensation plans of FBOT, including, without limitation, the stock option plans and programs of any Persons acquired by FBOT or a FBOT Subsidiary.

             "FBOT Subsidiaries" shall mean the Subsidiaries of FBOT, which shall include the FBOT Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of FBOT in the future and owned by FBOT at the Effective Time.

             "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

             "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental
        Laws), and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products that are or become regulated under any applicable local, state, or federal Law (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

             "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

             "Intellectual Property" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions and other intellectual property rights.

             "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

             "Investment Company" shall have the meaning set forth in the Investment Company Act.

             "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge of the chairman, president, or chief financial officer of such Person.

             "Law" shall mean any code, law, ordinance, regulation, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

             "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, or guaranty of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

             "Lien" shall mean any mortgage, pledge, reservation, restriction (other than a restriction on transfers arising under the Securities
        Laws), security interest, or claim, lien, or encumbrance of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for property Taxes not yet due and payable, and
        (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and other Liens incurred in the ordinary course of the banking business.

             "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

             "Loan Property" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

             "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

             "Material Adverse Effect" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a Material adverse impact on (i) the financial condition, results of operations, or business of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks, investment banks, broker-dealers, and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, (d) general economic or market conditions or the securities industry in general, and (e) this Agreement or the announcement thereof.

             "NASD" shall mean the National Association of Securities Dealers, Inc.

             "Nasdaq NMS" shall mean the National Market System of The Nasdaq Stock Market.

             "1933 Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

             "1934 Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

             "Texas Articles of Merger" shall mean the Articles of Merger executed by Regions and filed with the Secretary of State of the State of Texas relating to the Merger as contemplated by Section 1.1 of this Agreement.

             "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

             "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management, as such term is defined in CERCLA (including, but not limited to, participating in a fiduciary capacity), and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

             "Party" shall mean either FBOT or Regions, and "Parties" shall mean both FBOT and Regions.

             "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, or permit from governmental authorities that is required for the operation of a Party's respective businesses.

             "Person" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

             "Proxy Statement" shall mean the proxy statement used by FBOT to solicit the approval of its stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of Regions relating to the issuance of the Regions Common Stock to holders of FBOT Common Stock.

             "Reasonable Efforts" shall mean the reasonable best efforts of a Party, but shall not require any Party to take any commercially unreasonable action.

             "Regions Common Stock" shall mean the $.625 par value common stock of Regions.

             "Regions Companies" shall mean, collectively, Regions and all Regions Subsidiaries.

             "Regions Financial Statements" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Regions as of March 31, 2001 and as of December 31, 2000 and 1999, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 2001 and for each of the three years ended December 31, 2000, 1999, and 1998, as filed by Regions in SEC Documents, and (ii) the consolidated statements of condition of Regions (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 2001.

             "Regions Subsidiaries" shall mean the Subsidiaries of Regions and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Regions in the future and owned by Regions at the Effective Time.

             "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Regions under the 1933 Act with respect to the shares of Regions Common Stock to be issued to the stockholders of FBOT in connection with the transactions contemplated by this Agreement.

             "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, the Internal Revenue Service, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

             "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

             "Rights" shall mean, with respect to any Person, securities, or obligations convertible into or exercisable for, or giving any Person any right to subscribe for or acquire, or any options, calls, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

             "SEC" shall mean the United States Securities and Exchange Commission.

             "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with the SEC.

             "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act, the Investment Advisers Act, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

             "Stockholders' Meeting" shall mean the meeting of the stockholders of FBOT to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

             "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

             "Superior Proposal" means, with respect to FBOT, any written Acquisition Proposal made by a Person other than Regions which is for
        (i) (a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving FBOT as a result of which either (1) FBOT's stockholders prior to such transaction (by virtue of their ownership of FBOT's shares) in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (2) the individuals comprising the Board of Directors of FBOT prior to such transaction do not constitute a majority of the board of directors of such ultimate parent entity, (b) a sale, lease, exchange, transfer, or other disposition of at least 50% of the Assets of FBOT and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (c) the acquisition, directly or indirectly, by a Person of beneficial ownership of 25% or more of the common stock of FBOT whether by merger, consolidation, share exchange, business combination, tender, or exchange offer or otherwise, and (ii) which is otherwise on terms which the Board of Directors of FBOT in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory, and other aspects of the proposal and the Person making the proposal, (a) would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement, and (b) is reasonably capable of being completed.

             "Support Agreement" shall mean the various support agreements, each in substantially the form of Exhibit 1.

             "Surviving Corporation" shall mean Regions as the surviving corporation resulting from the Merger.

             "Tax" or "Taxes" shall mean all federal, state, local, and foreign taxes, levies, imposts, duties, or other like assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, including any related interest and penalties, or additions thereto.

             "Tax Return" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

             "Taxable Period" shall mean any period prescribed by any governmental authority, including the United States or any state, local, or foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

             "TBCA" shall mean the Texas Business Corporation Act.

          (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Claim.......................................................  Section
                                                              8.11(a)
Closing.....................................................  Section 1.2
Continuing Employees........................................  Section 8.10
Covered Parties.............................................  Section
                                                              8.11(b)
Effective Time..............................................  Section 1.3
Exchange Agent..............................................  Section 4.1
Exchange Ratio..............................................  Section 3.1(b)
FBOT Benefit Plans..........................................  Section
                                                              5.13(a)
FBOT Contracts..............................................  Section
                                                              5.14(a)
FBOT ERISA Affiliate........................................  Section
                                                              5.13(e)
FBOT ERISA Plan.............................................  Section
                                                              5.13(a)
FBOT Options................................................  Section 3.6(a)
FBOT Pension Plan...........................................  Section
                                                              5.13(a)
Indemnified Parties.........................................  Section
                                                              8.11(a)
Merger......................................................  Section 1.1
FBOT SEC Reports............................................  Section 5.5(a)
Regions SEC Reports.........................................  Section 6.5(a)
Takeover Laws...............................................  Section 5.20
Tax Opinion.................................................  Section 9.1(f)

          (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

          11.2 Expenses.

          (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and one half of the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

          (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

     11.3 Brokers and Finders. Each of the Parties represents and warrants that except for SAMCO Capital Markets, a Division of Service Asset Management Company and Hoefer & Arnett, Inc., each as to FBOT, neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his, her, or its representing or being retained by or allegedly representing or being retained by FBOT or Regions, each of FBOT and Regions, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the FBOT Disclosure Memorandum) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than the Confidentiality Agreement, which shall remain in effect. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement other than as provided for in Sections 8.9 and 8.11 of this Agreement.

     11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that the provisions of this Agreement relating to the manner or basis in which shares of FBOT Common Stock will be exchanged for Regions Common Stock or cash shall not be amended after the Stockholders' Meeting without the requisite approval of the holders of the issued and outstanding shares of FBOT Common Stock entitled to vote thereon.

     11.6 Waivers.

          (a) Prior to or at the Effective Time, Regions, acting through its Board of Directors, chief executive officer, chief financial officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by FBOT, to waive or extend the time for the compliance or fulfillment by FBOT of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Regions under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Regions except that any unfulfilled conditions shall be deemed to have been waived at the Effective Time.

          (b) Prior to or at the Effective Time, FBOT, acting through its Board of Directors, chief executive officer, chief financial officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Regions, to waive or extend the time for the compliance or fulfillment by Regions of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of FBOT under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of FBOT except that any unfulfilled conditions shall be deemed to have been waived at the Effective Time.

          (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

     11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

     FBOT:
          First Bancshares of Texas, Inc.
        2001 Kirby Drive
        Suite 808
        Houston, Texas 77019
        Telecopy Number: (713) 521-3296
        Attention: W. Allen Gage
                Chairman of the Board, President
                and Chief Executive Officer

     Copy to Counsel:
          Bracewell & Patterson
        711 Louisiana Street, Suite 2900
        Houston, Texas 77002-2781
        Telecopy Number: (713) 222-3256
        Attention: William T. Luedke IV

     Regions:
          Regions Financial Corporation
        417 North 20th Street
        Birmingham, Alabama 35203
        Telecopy Number: (205) 326-7571
        Attention: Richard D. Horsley
                Vice Chairman and Executive
                Financial Officer

     Copy to Counsel:
          Regions Financial Corporation
        417 North 20th Street
        Birmingham, Alabama 35203
        Telecopy Number: (205) 326-7751
        Attention: Samuel E. Upchurch, Jr.
                General Counsel

     11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable principles of conflicts of Laws, except to the extent that the Laws of the State of Texas relate to the consummation of the Merger.

     11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     11.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.

     11.13 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                                                     FIRST BANCSHARES OF TEXAS, INC
                By: /s/ MARY MELVILLE                                       By: /s/ W. ALLEN GAGE
  -------------------------------------------------           -------------------------------------------------
                    Mary Melville                                               W. Allen Gage
                 Corporate Secretary                                  Chairman of the Board, President
                                                                         and Chief Executive Officer

[CORPORATE SEAL]

ATTEST:                                                     FIRST BANCSHARES OF TEXAS, INC.
           By: /s/ SAMUEL E. UPCHURCH, JR.                               By: /s/ CARL E. JONES, JR.
  -------------------------------------------------           -------------------------------------------------
               Samuel E. Upchurch, Jr.                                       Carl E. Jones, Jr.
                 Corporate Secretary                                President and Chief Executive Officer

[CORPORATE SEAL]

                                                                      APPENDIX B


                                HOEFER & ARNETT



                                  INCORPORATED



                               INVESTMENT BANKERS


                              207 JEFFERSON SQUARE


                              AUSTIN, TEXAS 78731


                                 (512) 495-9690


                              FAX: (512) 495-9894



October 31, 2001


Members of the Board of Directors
First Bancshares of Texas, Inc.
2001 Kirby, Suite 808
Houston, Texas 77019

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of First Bancshares of Texas, Inc., Houston, Texas ("FBOT") of the terms of the proposed merger of FBOT with and into Regions Financial Corporation, Birmingham, Alabama ("Regions") in accordance with the terms and conditions of the Agreement and Plan of Merger, dated August 3, 2001 (the "Agreement"). Pursuant to the Agreement, and subject to the terms and conditions therein, each share of FBOT Common Stock, excluding shares held by any FBOT Company or any Regions Company, in each case other then in a fiduciary capacity or as a result of debts previously contracted, issued and outstanding at the Effective Time shall be converted into .589 of a share of Regions Common Stock (subject to adjustment as set forth in the following proviso, the "Exchange Ratio"); provided that (i) in the event the Average Closing Price is greater than $36.00, the Exchange Ratio shall be equal to the quotient (rounded to the nearest thousandth) obtained by dividing (A) the product of $36.00 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (ii) in the event the Average Closing Price is less than $26.00, the Exchange Ratio shall be equal to the quotient (rounded to the nearest thousandth) obtained by dividing (A) the product of $26.00 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price.

     As part of its investment banking business, Hoefer & Arnett, Incorporated is regularly engaged in the valuation of bank, bank holding company and thrift securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have not previously provided investment banking and financial advisory services to FBOT.

     In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement and Plan of Merger dated August 2, 2001; (ii) Annual Reports to Shareholders of FBOT for the years ended December 31, 1999 and December 31, 2000, Quarterly reports of condition and income for the quarters ended June 30, 2000, September 30, 2000, December 31, 2000, March 31, 2001 and June 30, 2001; (iii) financial statements for Regions included in its Annual Reports on Form 10-K for the years ended December 31, 1999 and December 31, 2000, Quarterly reports on Form 10-Q for June 30, 2000, September 30, 2000, December 31, 2000, March 31, 2001 and June 30, 2001; (iv) certain other publicly available financial and other information concerning FBOT and Regions; and (v) the nature and terms of certain other merger and acquisition transactions we believe relevant to our inquiry. We have held discussions with senior management of FBOT concerning its past and current operations, financial condition and prospects, as well as the results of regulatory examinations. We have conducted such other financial studies, analyses and investigations, as we deemed appropriate for purposes of this opinion.

     In conducting our review, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independent verification of the same. We have relied upon the management of FBOT as to the reasonableness of the financial and operating forecasts, projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of the management of FBOT. We have also assumed, without assuming any responsibility for the independent verification of same, that the aggregate allowance for loan losses for FBOT and Regions is adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the property of FBOT or Regions, nor have we examined any individual loan credit files. For purposes of this opinion, we have assumed that the transaction will have the tax, accounting and legal effects described in the Agreement and assumed the accuracy of the disclosures set forth in the Agreement. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of shares of common stock of FBOT of the terms of the proposed merger of FBOT with and into Regions and does not address FBOT's underlying business decision to proceed with the transaction.

     We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of FBOT and Regions, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for FBOT and Regions; (ii) the assets and liabilities of FBOT and Regions, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger and acquisition transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

     Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the terms of the proposed merger of FBOT with and into Regions are fair, from a financial point of view, to the holders of shares of common stock of FBOT.

     Our opinion is directed to the Board of Directors of FBOT for its information and assistance in connection with its consideration of the financial terms of the transaction contemplated by the Agreement and does not constitute a recommendation to any shareholder of FBOT as to how such shareholder should vote on the proposed transaction. We hereby consent to the reference to our firm in the proxy statement related to the transaction and to the inclusion of our opinion as an exhibit to the proxy statement related to the transaction.

Very truly yours,

/s/ Hoefer & Arnett, Incorporated
Hoefer & Arnett, Incorporated

                                                                      APPENDIX C

                  VERNON'S TEXAS STATUTES AND CODES ANNOTATED
                            BUSINESS CORPORATION ACT
                                   PART FIVE

ARTICLE 5.11. RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE ACTIONS

     A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

          (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

     B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

          (1) the shares held by the shareholder are part of a class or series, shares of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

             (a) listed on a national securities exchange;

             (b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

             (c) held of record by not less than 2,000 holders;

          (2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder's shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

          (3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder's shares any consideration other than:

             (a) shares of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares of which are:

                (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

                (ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

                (iii) held of record by not less than 2,000 holders;

             (b) cash in lieu of fractional shares otherwise entitled to be received; or

             (c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

ARTICLE 5.12.  PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE
               ACTIONS

     A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

          (1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

             (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty
        (20) day period shall be bound by the action.

          (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

          (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

     B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

     C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

     D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

     E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

     F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

     G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

ARTICLE 5.13.  PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

     A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

     B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

     C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article Tenth of the Certificate of Incorporation of the Registrant provides:

                  "(a) The corporation shall indemnify its officers, directors, employees, and agents to the full extent permitted by the General Corporation Law of Delaware. (b) No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages, for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit."

         Section 145 of the Delaware General Corporation law empowers the Registrant to indemnify its officers and directors under certain circumstances. The pertinent provisions of that statute read as follows:

                  "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                  "(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                  "(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections
         (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                  "(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

                  "(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

                  "(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                  "(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

                  "(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                  "(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

                  "(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  "(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

         The Registrant has purchased a directors' and officers' liability insurance contract which provides, within stated limits, reimbursement either to a director or officer whose actions in his capacity result in liability, or to the Registrant, in the event it has indemnified the director or officer. Major exclusions from coverage include libel, slander, personal profit based on inside information, illegal payments, dishonesty, accounting of securities profits in violation of Section 16(b) of the Securities Exchange Act of 1934 and acts within the scope of the Pension Reform Act of 1974.

ITEM 21.  EXHIBITS.



EXHIBIT
NUMBER                             DESCRIPTION
---------                          -----------
  2.1  --   Agreement and Plan of Merger, dated as of August 3, 2001, by and between First Bancshares of Texas, Inc. and Regions
            Financial Corporation  -- included as Appendix A to the Proxy
            Statement/Prospectus.
  4.1  --   Certificate of Incorporation of Regions Financial Corporation --
            incorporated by reference from S-4 Registration Statement of
            Regions Financial Corporation, file no. 333-86975.
  4.2  --   By-laws of Regions Financial Corporation -- incorporated by reference from S-4 Registration Statement of Regions Financial
            Corporation, file no. 333-86975.
  5.   --   Opinion re: legality.
  8.   --   Opinion re: tax matters.
 23.1  --   Consent of Ernst & Young LLP.
 23.2  --   Consent of Lange, Simpson, Robinson & Somerville LLP - included in Exhibit 5.
 23.3  --   Consent of Alston & Bird LLP - included in Exhibit 8.
 23.4  --   Consent of Hereford, Lynch, Sellars & Kirkham, P.C..
 23.5  --   Consent of Hoefer & Arnett Incorporated.
 24.1  --   Power of Attorney.
 99.   --   Form of proxy.



ITEM 22.  UNDERTAKINGS.

         A. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         C.(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         D. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         E. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on this the 25th day of October, 2001.




                                        REGISTRANT:

                                        REGIONS FINANCIAL CORPORATION


                                        BY: /s/ Richard D. Horsley
                                            ------------------------------
                                                  Richard D. Horsley
                                            Vice Chairman of the Board and
                                              Executive Financial Officer




     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the date indicated.



      SIGNATURE                       TITLE                      DATE
      ---------                       -----                      ----

            *
---------------------------   Chairman, President and Chief      October 25, 2001
Carl E. Jones, Jr.            Executive Officer and Director
                             (principal executive officer)

/s/ Richard D. Horsley
---------------------------    Vice Chairman of the Board and    October 25, 2001
Richard D. Horsley            Executive Financial Officer
                                     and Director
                             (principal financial officer)

            *
---------------------------    Executive Vice President and      October 25, 2001
D. Bryan Jordan                        Comptroller
                             (principal accounting officer)

            *
-----------------------------         Director                   October 25, 2001
Sheila S. Blair

            *
-----------------------------         Director                   October 25, 2001
James B. Boone, Jr.

            *
-----------------------------         Director                   October 25, 2001
James S.M. French

            *
-----------------------------         Director                   October 25, 2001
Olin B. King

            *
-----------------------------         Director                   October 25, 2001
Allen C Morgan, Jr.


-----------------------------         Director
Michael W. Murphy

            *
-----------------------------         Director                   October 25, 2001
Henry E. Simpson


-----------------------------         Director
Lee J. Styslinger, Jr.

            *
-----------------------------         Director                   October 25, 2001
W. Woodrow Stewart

            *
-----------------------------         Director                   October 25, 2001
John H. Watson

            *
-----------------------------         Director                   October 25, 2001
C. Kemmons Wilson, Jr.


* By /s/ Richard D. Horsley as attorney-in-fact                  October 25, 2001
     pursuant to a power of attorney.

                                INDEX TO EXHIBITS


EXHIBIT
NUMBER                             DESCRIPTION
---------                          -----------
  2.1  --   Agreement and Plan of Merger, dated as of August 3, 2001, by and between First Bancshares of Texas, Inc. and Regions
            Financial Corporation  -- included as Appendix A to the Proxy
            Statement/Prospectus.
  4.1  --   Certificate of Incorporation of Regions Financial Corporation --
            incorporated by reference from S-4 Registration Statement of
            Regions Financial Corporation, file no. 333-86975.
  4.2  --   By-laws of Regions Financial Corporation -- incorporated by reference from S-4 Registration Statement of Regions Financial
            Corporation, file no. 333-86975.
  5.   --   Opinion re: legality.
  8.   --   Opinion re: tax matters.
 23.1  --   Consent of Ernst & Young LLP.
 23.2  --   Consent of Lange, Simpson, Robinson & Somerville LLP - included in Exhibit 5.
 23.3  --   Consent of Alston & Bird LLP - included in Exhibit 8.
 23.4  --   Consent of Hereford, Lynch, Sellars & Kirkham, P.C..
 23.5  --   Consent of Hoefer & Arnett Incorporated.
 24.1  --   Power of Attorney.
 99.   --   Form of proxy.